                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                     / /  Confidential, for Use of the Commission Only
/ /  Definitive Proxy Statement                      (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         SUMMIT FAMILY RESTAURANTS INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $0.10 per share
                Series A Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock")

    (2)  Aggregate number of securities to which transactions applies:
                5,767,156 shares of Common Stock(a)
                946,714 shares of Preferred Stock

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                $4.88 per share of Common Stock(b)
                $0.00 per share of Preferred Stock(b)

    (4)  Proposed maximum aggregate value of transaction: $28,143,721

    (5)  Total fee paid: $5,628.74(c)

- ---------------
          (a) Includes shares issuable upon exercise of outstanding options and warrants to purchase Common Stock.


          (b) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Common Stock of the Registrant will be converted into the right to receive $2.63 in cash and a number of shares of Common Stock of CKE Restaurants, Inc. ("CKE") to be determined pursuant to a formula set forth in the Merger Agreement. The Preferred Stock is beneficially owned by CKE and will be cancelled as a result of the Merger. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is based on the average of the high and low reported prices of Registrant's Common Stock on the Nasdaq National Market on April 15, 1996 ($4.88).


          (c) A fee of $6,810.92 was previously paid upon the filing of preliminary materials on February 6, 1996.

/X/  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                                                PRELIMINARY COPY

LOGO

                                                                   June   , 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of
Summit Family Restaurants Inc. ("Summit"), to be held on             , July   ,
1996, at 10:00 a.m., local time (the "Special Meeting"), at the Howard Johnson Hotel, located at 122 West South Temple, Salt Lake City, Utah.



     At the Special Meeting, you will be asked to approve the acquisition of Summit by CKE Restaurants, Inc. ("CKE"), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (as amended, the "Merger Agreement"), between Summit and CKE. The Merger Agreement provides for the merger of Summit Merger, Inc., a newly-formed, wholly-owned subsidiary of CKE, with and into Summit (the "Merger"). As a result of the Merger, Summit will become a wholly-owned subsidiary of CKE, and each outstanding share of Summit Common Stock and Preferred Stock (other than dissenting shares, if any, and shares owned by CKE or its subsidiaries, which will be cancelled) will be converted into the right to receive $2.63 in cash and a number of shares of CKE Common Stock equal to a fraction, the numerator of which is $2.64 and the denominator will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending five days prior to the date of the Special Meeting.


     A detailed description of the Merger Agreement and the proposed Merger is set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     After careful consideration, your Board of Directors has determined that the transactions contemplated by the Merger Agreement are in the best interests of Summit and its stockholders. Accordingly, the Board has unanimously approved the Merger Agreement and unanimously recommends that all Summit stockholders vote for its approval.

     Piper Jaffray Inc. ("Piper Jaffray") was retained by Summit to act as its independent financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement/Prospectus, Piper Jaffray has delivered to the Summit Board of Directors its written opinion, dated March 26, 1996, that, based upon and subject to various considerations set forth in such opinion, the consideration to be received by Summit stockholders in the Merger is fair from a financial point of view. A copy of the opinion of Piper Jaffray is attached as Appendix B to the accompanying Proxy Statement/Prospectus, and you are urged to read it in its entirety.

     Your vote is important. Failure to vote or to return your proxy card will have the same effect as a vote against the Merger. Therefore, whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, I urge you to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This will not prevent you from attending the Special Meeting and voting your shares in person, even if you have previously returned your proxy card.

                                          Sincerely,

                                          Clark D. Jones,
                                          Chairman of the Board

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.


                     440 LAWNDALE DRIVE


                     SALT LAKE CITY, UTAH 84115-2917

                                                                PRELIMINARY COPY

LOGO
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


                            TO BE HELD JULY   , 1996



     A Special Meeting of Stockholders (the "Special Meeting") of Summit Family Restaurants Inc., a Delaware corporation ("Summit"), will be held starting at
10:00 a.m., local time, on             , July   , 1996, at the Howard Johnson
Hotel, located at 122 West South Temple, Salt Lake City, Utah, for the following purposes:



     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (as amended, the "Merger Agreement"), by and between Summit and CKE Restaurants, Inc., a Delaware corporation ("CKE"). The Merger Agreement provides for the merger of Summit Merger, Inc., a newly-formed and wholly-owned subsidiary of CKE, with and into Summit (the "Merger"). As a result of the Merger, Summit will become a wholly-owned subsidiary of CKE, and each outstanding share of Summit Common Stock, par value $0.10 per share ("Summit Common Stock"), and each outstanding share of Summit Series A Convertible Preferred Stock, par value $1.00 per share ("Summit Preferred Stock"), other than dissenting shares, if any, and shares owned by CKE or its subsidiaries (which will be cancelled), will be converted into the right to receive $2.63 in cash and a number of shares of CKE Common Stock equal to a fraction, the numerator of which is $2.64 and the denominator will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending five days prior to the date of the Special Meeting.


     2. To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.


     Only stockholders of record of Summit Common Stock and Summit Preferred Stock at the close of business on May 20, 1996, the record date for the Special Meeting, are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournments or postponements thereof. In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Summit. The affirmative vote of the holders of a majority of the outstanding shares of Summit Common Stock and of 75% of the outstanding shares of Summit Preferred Stock, voting as separate classes, is required to approve and adopt the Merger Agreement and the Merger. CKE is the holder of all of the issued and outstanding shares of Summit Preferred Stock, and has agreed to vote its shares in favor of the approval and adoption of the Merger Agreement and the Merger. Under the General Corporation Law of the State of Delaware, holders of Summit Common Stock are entitled to appraisal rights with respect to the Merger.


                                         By Order of the Board of Directors,

                                         Clark D. Jones,
                                         Chairman of the Board

Salt Lake City, Utah

June   , 1996


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING A SIGNED NOTICE OF REVOCATION OR A LATER SIGNED PROXY CARD, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

           DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD


                   440 LAWNDALE DRIVE


                   SALT LAKE CITY, UTAH 84115-2917

PRELIMINARY COPY


                         SUMMIT FAMILY RESTAURANTS INC.

                                PROXY STATEMENT
                            ------------------------

                             CKE RESTAURANTS, INC.

                                   PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to the stockholders of Summit Family Restaurants Inc., a Delaware corporation ("Summit"), in connection with the solicitation of proxies by the Board of Directors of Summit for use at
the special meeting of stockholders of Summit to be held on             , July
  , 1996, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the "Special Meeting").



     The Special Meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995, amended as of January 24, 1996 and further amended as of
April 2, 1996 and May   , 1996 (as amended, the "Merger Agreement"), between
Summit and CKE Restaurants, Inc., a Delaware corporation ("CKE"), which provides for the merger of Summit Merger, Inc., a newly-formed, wholly-owned subsidiary of CKE ("Merger Sub"), with and into Summit (the "Merger"). See "The Special Meeting." As a result of the Merger, Summit will become a wholly-owned subsidiary of CKE and will no longer be obligated to file reports with the Securities and Exchange Commission. See "Special Factors -- Certain Effects of the Merger." The Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.



     This Proxy Statement/Prospectus also serves as a prospectus of CKE with respect to up to 890,357 shares of CKE Common Stock, par value $0.01 per share (the "CKE Common Stock"), that will be issued to holders of outstanding shares of Summit Common Stock, par value $0.10 per share (the "Summit Common Stock") upon consummation of the Merger. Upon consummation of the Merger, each outstanding share of Summit Common Stock will be converted into the right to receive $2.63 in cash and a number of shares of CKE Common Stock equal to a fraction, the numerator of which is $2.64 and the denominator will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange ("NYSE") for the 20 consecutive trading days ending five days prior to the date of the Special Meeting (the "Average CKE Price"). In no event will the number of shares of CKE Common Stock to be issued in the Merger for one share of Summit Common Stock be less than 0.09103, even if the Average CKE Price exceeds $30.00. All of the outstanding shares of Summit Series A Convertible Preferred Stock are held by CKE and, accordingly, will be cancelled upon consummation of the Merger. A range of the number of shares of
CKE Common Stock that would be issued in the Merger for each share of Summit Common Stock is 0.09103 (if the Average CKE Price is equal to or more than $30.00) to .18526 (if the Average CKE Price is $13.25). See "The
Merger -- Conversion of Shares." Within the foregoing range, the aggregate value of the consideration to be issued in the Merger for each share of the Summit Common Stock, based upon the Average CKE Price and including the $2.63 cash portion of the merger consideration, will not be more than $5.44 or less than
$5.09. The Average CKE Price, if determined as of June   , 1996, the latest
practicable date before the printing of this Proxy Statement/Prospectus, would be [$21.74], representing the average of the closing sales prices of CKE Common
Stock on the NYSE for the 20 consecutive trading days ending on June   , 1996.
If the Average CKE Price remains at $21.74 (as to which there can be no assurance), the number of shares of CKE Common Stock which the holder of each share of Summit Common Stock will be entitled to receive in the Merger would be
 .12729. The number of shares of CKE Common Stock to be issued in the Merger will decrease as the Average CKE Price increases up to $30.00 per share. See "Risk Factors -- Exchange Ratio."



     No fractional shares of CKE Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any such fractional shares, cash equal to the product of such fractional share amount and the Average CKE Price will be paid to holders in respect thereof.



     The CKE Common Stock is traded on the NYSE under the symbol "CKR." On May , 1996, the closing sales price of the CKE Common Stock, as reported on the
NYSE Composite Tape, was $          per share.



     This Proxy Statement/Prospectus and the accompanying form of proxy are
first being mailed to the stockholders of Summit on or about June   , 1996. A
stockholder who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting -- Proxies."



     The Board of Directors of Summit has approved the Merger Agreement and unanimously recommends that holders of Summit Common Stock and Summit Preferred Stock vote FOR the approval and adoption of the Merger Agreement and the Merger. See "Special Factors -- Recommendation of Summit's Board of Directors; Fairness of the Merger" and "-- Interests of Certain Persons in the Merger."



     For information concerning the Merger, the calculation of the Average CKE Price or the number of shares of CKE Common Stock to be issued in the Merger, or for assistance in returning proxies, Summit stockholders may call Summit's proxy
solicitation firm, Corporate Investor Communications, at 1-800-           .
Banks and brokers should call (   )                .



     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CAREFULLY CONSIDER THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO ON PAGE 16 UNDER "RISK FACTORS."


     NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


         The date of this Proxy Statement/Prospectus is June   , 1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     2
SUMMARY...............................................................................     3
     The Companies....................................................................     3
     The Special Meeting..............................................................     4
     The Merger and the Merger Agreement..............................................     5
     Recommendation of Summit's Board of Directors....................................     8
     Opinion of Financial Advisor to Summit...........................................     9
     Regulatory Approvals.............................................................     9
     Accounting Treatment.............................................................     9
     Rights of Dissenting Stockholders................................................     9
     Interests of Certain Persons in the Merger.......................................     9
     Certain Federal Income Tax Consequences..........................................     9
     Proposed Dispositions of Certain Assets of Summit................................    10
     Comparative Market Prices and Dividends..........................................    10
     Comparison of Rights of Stockholders.............................................    10
     Listing of CKE Common Stock......................................................    11
     Surrender of Certificates........................................................    11
     Risk Factors.....................................................................    11
     Summary Historical and Unaudited Pro Forma Combined Condensed Financial
      Information.....................................................................    12
     Comparative Per Share Data.......................................................    15
RISK FACTORS..........................................................................    16
SPECIAL FACTORS.......................................................................    21
     Background.......................................................................    21
     Purpose of the Transaction.......................................................    29
     Reasons for the Merger...........................................................    29
     Recommendation of Summit's Board of Directors; Fairness of the Merger............    30
     CKE Analysis of Fairness of the Merger...........................................    33
     Opinion of Financial Advisor to Summit...........................................    33
     Certain Projections of Summit....................................................    37
     Interests of Certain Persons in the Merger.......................................    42
     Certain Transactions in the Summit Common Stock..................................    44
     Certain Effects of the Merger....................................................    44
     Certain Federal Income Tax Consequences..........................................    45
     Source and Amount of Funds.......................................................    46
THE SPECIAL MEETING...................................................................    47
THE MERGER............................................................................    49
     General..........................................................................    49
     Conversion of Shares.............................................................    49
     Adjustment of Merger Consideration...............................................    50
     Fractional Shares................................................................    50
     Proposed Dispositions of Certain Assets of Summit................................    51
     Treatment of Summit Stock Options................................................    51
     Outstanding Warrants.............................................................    52

                                                                                        PAGE
                                                                                        ----
     Accounting Treatment.............................................................    52
     Stock Exchange Listing...........................................................    53
     Rights of Dissenting Stockholders................................................    53
     Regulatory Approvals.............................................................    54
     Affiliates' Restrictions on Sales of CKE Common Stock............................    55
     Procedures for Exchange of Certificates..........................................    55
THE MERGER AGREEMENT..................................................................    57
     The Merger.......................................................................    57
     Conversion of Securities.........................................................    57
     Representations and Warranties...................................................    57
     Conduct of Business Pending the Merger...........................................    58
     Exclusivity......................................................................    58
     Covenants........................................................................    58
     Conditions to the Merger.........................................................    59
     Termination......................................................................    60
     Fees and Expenses................................................................    61
BUSINESS AND MANAGEMENT OF CKE........................................................    62
BUSINESS OF SUMMIT....................................................................    67
SECURITY OWNERSHIP OF SUMMIT..........................................................    72
SUMMIT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    74
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...........................    83
CAPITALIZATION........................................................................    84
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................    85
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CKE AND SUMMIT................................    90
STOCKHOLDER PROPOSALS.................................................................    95
LEGAL MATTERS.........................................................................    95
EXPERTS...............................................................................    95
INDEX TO FINANCIAL STATEMENTS.........................................................   F-1


APPENDIX A   --  Agreement and Plan of Merger and Reorganization, as amended..........   A-1
APPENDIX B   --  Fairness Opinion of Piper Jaffray Inc................................   B-1
APPENDIX C   --  Section 262 of the Delaware General Corporation Law..................   C-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CKE OR SUMMIT SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     CKE and Summit are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Material filed by CKE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Material filed by Summit can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. After consummation of the Merger, Summit may no longer file reports, proxy statements or other information with the Commission. Instead, such information would be provided, to the extent required, in filings made by CKE.

     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of Summit to approve and adopt the Merger Agreement constitutes an offering of the CKE Common Stock to be issued in connection with the Merger. Accordingly, CKE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of CKE that is filed as part of the Registration Statement. Pursuant to the requirements of Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder, Summit, as issuer of the class of equity securities that is the subject of the Merger, CKE and Merger Sub have filed with the Commission a joint Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement, on the assumption that Section 13(e) and Rule 13e-3 are applicable to the solicitation of the approval and adoption of the Merger Agreement and the Merger by the holders of Summit Common Stock. The filing of the Schedule 13E-3 shall not be construed as an admission by Summit or CKE that Summit is "controlled by" CKE or that CKE is an "affiliate" of Summit within the meaning of Rule 13e-3 under Section 13(e) of the Exchange Act. Other parts of the Registration Statement and the Schedule 13E-3, including certain information, exhibits and undertakings contained therein, are omitted from this Proxy Statement/Prospectus as permitted by the rules and regulations of the Commission. Such information may be inspected at and obtained from the Commission in the manner described in the immediately preceding paragraph.

     Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referenced to herein or therein are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to the Schedule 13E-3 or such other document, each such statement being qualified in all respects by such reference.
                            ------------------------

     Carl's Jr.(R), the Happy Star(R) logo and proprietary names for a number of the Carl's Jr. menu items described herein are registered trademarks of CKE. Boston Chicken(R) and the Boston Chicken logo are registered trademarks and Boston Market is a trademark of Boston Chicken, Inc. The Green Burrito(R) is a registered trademark of GB Foods Corporation. JB's(R), JB's Restaurants(R), JB's Bakery(R), JB's is family(R) and Galaxy Diner(R) are registered trademarks of Summit. HomeTown(R) Buffet is a registered trademark of HomeTown Buffet, Inc.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by CKE with the Commission under the Exchange Act are incorporated herein by CKE by reference:

     (a) CKE's Annual Report on Form 10-K for the fiscal year ended January 29, 1996 (the "CKE Form 10-K");

     (b) CKE's Current Report on Form 8-K dated April 3, 1996 (the "CKE Form 8-K"); and

     (c) the description of the shares of CKE Common Stock set forth in CKE's Registration Statement on Form 8-B dated June 22, 1994, and any amendment or reports filed for the purpose of updating such description (collectively with the CKE Form 10-K and the CKE Form 8-K, the "CKE Reports").

     The following documents previously filed by Summit with the Commission under the Exchange Act are incorporated herein by Summit by reference:

     (a) Summit's Annual Report on Form 10-K for the fiscal year ended September 25, 1995 (the "Summit Form 10-K");

     (b) Summit's Quarterly Reports on Form 10-Q for the quarterly periods ended December 18, 1995 and March 11, 1996 (the "Summit Forms 10-Q"); and

     (c) Summit's Current Reports on Form 8-K dated December 4, 1995 and April 2, 1996 (the "Summit Forms 8-K" and, collectively with the Summit Form 10-K and the Summit Forms 10-Q, the "Summit Reports").

     All reports and other documents filed by CKE and Summit pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement included or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to CKE has been supplied by CKE and all such information relating to Summit has been supplied by Summit.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. IN THE CASE OF DOCUMENTS RELATING TO CKE, REQUESTS SHOULD BE DIRECTED TO CKE RESTAURANTS, INC., OFFICE OF THE CHIEF FINANCIAL OFFICER, 1200 NORTH HARBOR BOULEVARD, ANAHEIM, CALIFORNIA 92801 (TELEPHONE NUMBER (714) 774-5796). IN THE CASE OF DOCUMENTS RELATING TO SUMMIT, REQUESTS SHOULD BE DIRECTED TO SUMMIT FAMILY RESTAURANTS INC., OFFICE OF THE CHIEF FINANCIAL OFFICER, 440 LAWNDALE DRIVE, SALT LAKE CITY, UTAH 84115-2917 (TELEPHONE NUMBER (801) 463-5500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE
MADE BY JUNE   , 1996 [INSERT DATE FIVE BUSINESS DAYS PRIOR TO DATE OF SPECIAL
MEETING].

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference herein. Stockholders of Summit are urged to carefully review this Proxy Statement/Prospectus and the Appendices in their entirety, and in particular the section entitled "Risk Factors."

     This Proxy Statement/Prospectus contains forward looking statements within the meaning of the Securities Act and the Exchange Act concerning, among other things, Summit's prospects, CKE's intentions and strategies relating to its proposed acquisition of Summit (including the proposed disposition of certain assets of Summit and the integration into CKE and restructuring of Summit's remaining restaurant operations), and CKE's development and business strategies for its existing restaurant operations, all of which are subject to risks and uncertainties. CKE's and Summit's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and those described in CKE's and Summit's filings with the Commission. See "Incorporation of Certain Documents by Reference."

THE COMPANIES


     CKE. CKE Restaurants, Inc. ("CKE" and collectively with its subsidiaries, the "Company"), is a Delaware corporation formed in 1994 that is engaged primarily in the food service industry. The Company's restaurant operations are conducted through its two wholly-owned subsidiaries, Carl Karcher Enterprises, Inc. ("Enterprises") and Boston Pacific, Inc. ("Boston Pacific"). CKE is the holder of 946,714 shares of Summit's Series A Convertible Preferred Stock, par value $1.00 per share (the "Summit Preferred Stock"), representing all of the issued and outstanding shares of Summit Preferred Stock. CKE acquired all of the shares of Summit Preferred Stock on April 4, 1996 from a former stockholder of Summit. See "Special Factors -- Background." The shares of Summit Preferred Stock are convertible into shares of Summit Common Stock representing beneficial ownership of 16.5% of the outstanding shares of Summit Common Stock.


     Enterprises, the predecessor entity of CKE, was a publicly-held company incorporated in California that commenced operations in the mid-1950s and continues to operate, franchise and license the Carl's Jr.(R) quick-service restaurant concept, primarily in the Western United States, Mexico and the Pacific Rim. As of March 25, 1996, there were a total of 664 Carl's Jr. restaurants in operation, of which 394 were operated by Enterprises, 236 were operated by its franchisees and 34 were operated by its international licensees.

     Boston Pacific holds a minority interest in Boston West, L.L.C. ("Boston West"), which operates Boston Market franchises under an area development agreement with Boston Chicken, Inc. ("BCI"). The area development agreement allows Boston West the rights to develop, own and operate up to 300 Boston Market stores, primarily in Southern California. A total of 61 Boston Market stores have been opened under the area development agreement with BCI as of April 8, 1996, the first of which commenced operations in July 1994.

     CKE's principal executive offices are located at 1200 North Harbor Boulevard, Anaheim, California 92801. Its telephone number is (714) 774-5796. See "Business and Management of CKE."

     Merger Sub. Summit Merger, Inc., a Delaware corporation ("Merger Sub"), is a wholly-owned subsidiary of CKE incorporated in March 1996 solely for the purposes of the Merger. Merger Sub's principal executive offices are located at 1200 North Harbor Boulevard, Anaheim, California 92801. Its telephone number is
(714) 774-5796.

     Summit. Summit Family Restaurants Inc. (collectively with its subsidiaries, "Summit") is a Delaware corporation organized in 1985 as the successor to a California corporation which was organized in 1963. Effective April 4, 1995, Summit changed its corporate name to Summit Family Restaurants Inc. from JB's Restaurants, Inc.

     As of April 8, 1996, Summit operated 77 JB's Restaurants: 40 in Arizona, seven in Idaho, four in Montana, eight in New Mexico, 15 in Utah and three in Wyoming and franchised 24 JB's Restaurants: five in Arizona, three in Idaho, two in Montana, one in New Mexico, two in South Dakota, five in Utah, two in Washington and four in Wyoming. Summit also operated six Galaxy Diner restaurants: four in Utah, one in Arizona and one in Idaho, and 16 franchised HomeTown Buffet restaurants: eight in Arizona, two in Colorado, two in New Mexico, three in Utah and one in Wyoming.

     JB's Restaurants are family style restaurants offering a variety of breakfast, lunch and dinner selections at moderate prices. The JB's soup and salad bar features homestyle soups, salads, fresh fruits and vegetables. The restaurants also feature the JB's Bakery with a full line of freshly baked products.

     In fiscal year 1994, Summit developed the Galaxy Diner concept, which was intended to be used initially as a conversion vehicle for underperforming JB's Restaurants. Summit converted its first underperforming JB's Restaurant to a Galaxy Diner in June 1994 and five additional conversions were completed in fiscal year 1995. The Galaxy Diner is designed as a 1950's theme restaurant with a high energy environment, fun atmosphere and outstanding food.

     Summit also has a franchise and exclusive area development agreement with HomeTown Buffet, Inc. ("HomeTown"), under which, as amended, Summit has the exclusive rights to develop and operate HomeTown Buffet restaurants, as a franchisee, in Arizona, Colorado, Idaho, Nevada, New Mexico, Montana, Utah and Wyoming. HomeTown Buffet restaurants feature a "scatter bar" buffet system with eight separate food islands in an "all-you-can-eat" format, offering a wide variety of fresh "made in the kitchen" menu items including soups, salads, hot entrees, vegetables, non-alcoholic beverages and a dessert bar. It also features a display bakery where customers can see the desserts and baked goods prepared fresh throughout the day.

     Summit's principal executive offices are located at 440 Lawndale Drive, Salt Lake City, Utah 84115-2917. Its telephone number is (801) 463-5500. See "Business of Summit."

THE SPECIAL MEETING


     Date, Time and Place; Purpose.  The Special Meeting will be held on
               , July   , 1996, starting at 10:00 a.m., local time, at the
Howard Johnson Hotel, located at 122 West South Temple, Salt Lake City, Utah. At the Special Meeting, stockholders of Summit as of the close of business on the Record Date (as defined below) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.



     Record Date; Shares Outstanding and Entitled to Vote. Holders of record of Summit Common Stock and Summit Preferred Stock at the close of business on May 20, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 4,805,902 shares of Summit Common Stock and 946,714 shares of Summit Preferred Stock outstanding and entitled to vote, each of which is entitled to one vote on each matter that is properly submitted to a vote at the Special Meeting.


     Quorum. The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Summit Common Stock and a majority of the shares of Summit Preferred Stock which are issued and outstanding on the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares presented for purposes of determining the presence of a quorum.

     Votes Required. Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Summit Common Stock entitled to vote and the affirmative vote of the holder of 75% of the outstanding shares of Summit Preferred Stock entitled to vote (voting as a separate class). CKE is the record and beneficial owner of all of the issued and outstanding shares of Summit Preferred Stock, and has agreed to vote all of its shares in favor of the approval and adoption of the Merger Agreement and the Merger. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger. See "The Special Meeting."

     As of May 24, 1996, the directors and executive officers of Summit and their affiliates were entitled to vote an aggregate of 81,319 shares of Summit Common Stock, representing approximately 1.7% of the outstanding shares of Summit Common Stock as of such date. To the knowledge of Summit, all of its directors and executive officers intend to vote their shares of Summit Common Stock for the approval and adoption of the Merger Agreement and the Merger. See "Special Factors -- Interests of Certain Persons in the Merger" and "Security Ownership of Summit."


THE MERGER AND THE MERGER AGREEMENT

     General. The Merger Agreement provides for the Merger of Merger Sub with and into Summit. Summit will be the surviving corporation in the Merger and become a wholly-owned subsidiary of CKE. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as may be specified therein. The Certificate of Merger is expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of stockholder approval at the Special Meeting.

     Conversion of Summit Shares. On the effective date of the Merger, each outstanding share of Summit Common Stock and each outstanding share of Summit Preferred Stock (other than dissenting shares, if any, and shares owned by CKE or its subsidiaries) will, subject to certain provisions with respect to fractional shares described below, be converted into the right to receive $2.63 in cash and a number of shares of CKE Common Stock which shall be determined by dividing $2.64 by the Adjusted CKE Price, as such term is defined below (the "Merger Consideration").

     The "Adjusted CKE Price" shall be determined as follows:

          (a) if the Average CKE Price (as such term is defined below) is equal to or greater than $17.00, the Adjusted CKE Price shall be $16.00 plus the amount by which the Average CKE Price exceeds $17.00;

          (b) if the Average CKE Price is less than $17.00 and equal to or greater than $15.00, the Adjusted CKE Price shall be $16.00;

          (c) if the Average CKE Price is less than $15.00 and equal to or greater than $13.25, the Adjusted CKE Price shall be $16.00 less the amount by which $15.00 exceeds the Average CKE Price;

          (d) if the Average CKE Price is less than $13.25 and CKE does not exercise the Fill-Up Election (as such term is defined below), but neither Summit nor CKE elects to terminate the Merger Agreement, the Adjusted CKE Price shall be $14.25; and

          (e) if the Average CKE Price is less than $13.25 and CKE exercises the Fill-Up Election, the Adjusted CKE Price shall be $16.00 less the amount by which $15.00 exceeds the Average CKE Price.


     Notwithstanding the foregoing, in no event will the Adjusted CKE Price exceed $29.00, even if the Average CKE Price exceeds $30.00.



     For purposes of the Merger Agreement, the "Average CKE Price" will be the average of the per share closing sales prices of CKE Common Stock on the NYSE for the 20 consecutive trading days ending five days prior to the date of the Special Meeting. See "The Merger--Conversion of Shares."

     The following table sets forth the number of shares of CKE Common Stock which would be issuable per share of Summit Common Stock based upon certain assumed Average CKE Price determinations:



                         NUMBER OF
                         SHARES OF           AGGREGATE VALUE OF
AVERAGE CKE PRICE     CKE COMMON STOCK     MERGER CONSIDERATION(1)
- -----------------     ----------------     -----------------------
     $ 30.00               .09103                  $ 5.361
     $ 28.00               .09778                  $ 5.368
     $ 26.00               .10560                  $ 5.376
     $ 24.00               .11478                  $ 5.385
     $ 22.00               .12571                  $ 5.396
     $ 20.00               .13895                  $ 5.409
     $ 18.00               .15529                  $ 5.425
     $ 16.00               .16500                  $ 5.270
     $ 14.00               .17600                  $ 5.094
     $ 13.25(2)            .18526                  $ 5.085


- ---------------

(1) The Aggregate Value of Merger Consideration data presented above is based upon the assumed Average CKE Price and includes the $2.63 cash portion of the Merger Consideration.



(2) If CKE does not exercise the Fill-Up Election at any Average CKE Price less than $13.25 per share, and neither Summit nor CKE elects to terminate the Merger Agreement, the number of shares of CKE Common Stock issuable per share of Summit Common Stock would be .18526.



     The number of shares of CKE Common Stock to be issued in the Merger will decrease as the Average CKE Price increases up to $30.00 per share. See "Risk Factors -- Exchange Rate." If the Average CKE Price is less than $13.25, each of Summit and CKE (as the holder of Summit Preferred Stock) will have the right to terminate the Merger Agreement unless CKE exercises its right to elect to proceed with the Merger by issuing to the holders of Summit Common Stock a number of shares of CKE Common Stock (to be determined under paragraph (e) of the above formula) which is intended to compensate Summit stockholders for the reduction in the Average CKE Price below $13.25 (the "Fill-Up Election"). Summit or CKE may decline to exercise their rights to terminate the Merger Agreement if the Average CKE Price is determined to be less than $13.25 and CKE fails to exercise the Fill-Up Election. If the Average CKE Price is less than $13.25, Summit will give the holders of Summit Common Stock an opportunity to reconsider their investment decision in connection with the Merger. See "The Merger Agreement -- Termination." CKE does not presently intend to exercise its right to terminate the Merger Agreement in the event that the Average CKE Price is determined to be less than $13.25.



     No fractional shares of CKE Common Stock will be issued in the Merger. In lieu of the issuance of any fractional shares of CKE Common Stock, cash equal to the product of such fractional share amount and the Average CKE Price will be paid to holders in respect of such fractional share that would otherwise be issuable.



     CKE and Summit have agreed that the Merger Consideration shall be increased by one-half of the amount, if any, by which the consideration to be received from any purchasers of Summit assets exceeds, in an immediately quantifiable dollar amount, $40,000,000 pursuant to fully executed definitive Asset Purchase Agreements in effect, if any, as of the date of the Merger. The amount of the increase, if any, shall be determined at the date of the Merger and shall not be further affected by any other transactions involving Summit assets or properties subsequent to the date of the Merger. The increase, if any, shall be allocated one-half to the cash portion of the Merger Consideration and one-half to the CKE Common Stock portion of the Merger Consideration. CKE has advised Summit of its intention to immediately sell Summit's HomeTown Buffet restaurants, and that it is negotiating the terms and conditions for the sale of such assets. CKE's management is performing an ongoing evaluation regarding the nature and scope of Summit's other restaurant operations and various short- and long-term strategic considerations in the process of assessing whether, and to what extent, integration, consolidation or other modification of such other restaurant operations is appropriate following the Merger. Such evaluations include strategic considerations concerning the sale or other disposition of additional assets of Summit, including the JB's Restaurants and franchise system. However, CKE is not presently a party to any agreements or discussions relating to any other dispositions of Summit's assets. Accordingly, it is not expected that fully executed definitive Asset Purchase Agreements will be in effect as of the date of the Merger for any dispositions of assets other than the HomeTown Buffet restaurants. As a result, it is not expected that any adjustments will be made to the Merger Consideration pursuant to the foregoing adjustment provisions of the Merger Agreement. After the Merger, no additional merger consideration will be paid to former Summit stockholders based upon any further sales of assets acquired from Summit. See "The Merger -- Adjustment of Merger Consideration" and "-- Proposed Disposition of Certain Assets of Summit" and "The Merger Agreement."



     The Average CKE Price, if determined as of the date of this Proxy Statement/Prospectus, would have been approximately $[21.74], representing the average of the per share closing sales prices of the CKE Common Stock on the NYSE for the 20 consecutive trading days ended May [23], 1996. Accordingly, if the Merger were consummated as of the date of this Proxy Statement/Prospectus, and no increase to the Merger Consideration resulted from the proposed disposition of assets described elsewhere in this Proxy Statement/Prospectus, each outstanding share of Summit Common Stock would be converted into 0.12729 shares of CKE Common Stock and $2.63 in cash. Because the cash portion of the Merger Consideration is fixed, the amount of cash to be received by stockholders of Summit upon consummation of the Merger will remain the same, regardless of whether the market price of the Summit Common Stock or the CKE Common Stock increases or decreases at any time, including after the date of this Proxy Statement/Prospectus and after the date of the Special Meeting. The stock portion of the Merger Consideration will not be affected by any increases or decreases in the market price of the Summit Common Stock. See "Risk
Factors -- Exchange Ratio."


     Treatment of Outstanding Stock Options and Warrants. As of April 8, 1996, options to purchase an aggregate of 742,000 shares of Summit Common Stock at exercise prices ranging from $3.63 to $7.88 (each of which will become fully exercisable in connection with the Merger) were outstanding under Summit's 1984 Incentive Stock Option Plan, 1987 Nonqualified Stock Option Plan, 1987 Employee Incentive Stock Option Plan, and 1992 Stock Option Plan (collectively, the "Summit Stock Option Plans"). Warrants to purchase 219,254 shares of Summit Common Stock at an exercise price of $7.416 per share were also outstanding. Under the Merger Agreement, holders of options may elect to receive cash from Summit in an amount equal to the difference between the exercise price of the options and the Merger Consideration, provided that the aggregate cash liability thereby created does not exceed $375,000, adjusted for any per share increase in the Merger Consideration. Otherwise, the options will be converted into options to purchase shares of CKE Common Stock. See "Special Factors -- Interests of Certain Persons in the Merger" and "The Merger -- Treatment of Summit Stock Options." The warrants will be assumed by CKE and, from and after the Effective Time of the Merger, will represent the right to purchase the number of shares of CKE Common Stock which the holders thereof would have been entitled to receive if such holders had exercised the warrants immediately prior to the Merger, with a reduction in the aggregate exercise price thereof to reflect the cash portion of the Merger Consideration. See "The Merger -- Outstanding Warrants."

     Representations and Warranties. Under the Merger Agreement, CKE and Summit made a number of representations concerning their respective capital structures, operations, financial conditions, assets and properties, labor matters, ERISA matters, environmental matters, compliance with laws, and other matters. See "The Merger Agreement -- Representations and Warranties."

     Covenants. Under the Merger Agreement, Summit has agreed to diligently carry on its business in the ordinary course consistent with past practice, and not to take certain actions (including incurring indebtedness, issuing securities, paying dividends, amending its charter documents, selling or disposing of certain assets, entering into material contracts and similar actions) without CKE's prior written approval. CKE and Summit have each agreed to take all action required to obtain all consents, approvals and agreements of, and to give all notices to and make all filings with, any third parties, including governmental authorities, which are required, and otherwise to use their reasonable best efforts, to consummate the Merger. See "The Merger Agreement -- Conduct of Business Pending the Merger" and "-- Covenants."

     Exclusivity. Summit has agreed that, until the termination of the Merger Agreement in accordance with its terms, it will not, and will not permit its officers, directors, affiliates, representatives or agents, directly or indirectly to, do any of the following: (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction (other than the Merger) involving any disposition or other change of ownership of Summit's stock or assets, other than acquisitions and dispositions of assets in the ordinary course of Summit's business (an "Acquisition Transaction"); (ii) facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished to any person any information concerning the business, properties or assets of Summit in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Summit has also agreed to inform CKE by telephone within 24 hours of its receipt of, and to provide certain information concerning, any proposal or bid in respect of any Acquisition Transaction.

     Conditions to the Merger. The obligations of CKE and Summit to consummate the Merger are subject to the satisfaction of various conditions which, if not satisfied or waived, could cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned upon, among other things, the accuracy of the other party's representations, obtaining the requisite approval of Summit's stockholders, certain regulatory approvals and required third party consents, the absence of any governmental proceedings or litigation which question the validity or legality of the Merger, and the receipt of confirmation letters concerning certain fairness opinions. See "The Merger Agreement -- Conditions to the Merger."


     Termination of the Merger Agreement; Breakup Fees. The Merger Agreement may be terminated at any time prior to the Effective Time by: (i) mutual consent of CKE and Summit; (ii) either CKE or Summit if the Merger shall not have been consummated before July 15, 1996, unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking termination; (iii) CKE if there has been a material breach by Summit of its covenants under the Merger Agreement, or any failure by Summit to comply with its material obligations under the Merger Agreement, or any other events or circumstances shall have occurred such that Summit could not satisfy on or prior to July 15, 1996 any of the conditions to closing set forth in the Merger Agreement, or Summit's stockholders do not approve the Merger at the Special Meeting; (iv) Summit if there has been a material breach by CKE of its covenants under the Merger Agreement, or any failure by CKE to comply with its material obligations under the Merger Agreement, or any other events or circumstances shall have occurred such that CKE could not satisfy on or prior to July 15, 1996 any of the conditions to closing set forth in the Merger Agreement, or Summit's stockholders do not approve the Merger at the Special Meeting; (v) Summit if, prior to the approval of the Merger by Summit's stockholders, Summit receives a firm offer with respect to an Acquisition Transaction that is reasonably capable of being financed and, in the good faith determination of its Board of Directors after consultation with its financial advisors, is financially superior to the Merger and the Board of Directors of Summit, after consulting with its outside counsel, determines that to proceed with the Merger would violate its fiduciary duties under applicable law (a "Superior Proposal Termination"); and (vi) Summit or CKE if the Average CKE Price is less than $13.25, unless CKE makes the Fill-Up Election. CKE does not presently intend to exercise its right to terminate the Merger Agreement in the event that the Average CKE Price is determined to be less than $13.25. See "The Merger Agreement -- Termination."


     In the event of a Superior Proposal Termination, Summit has agreed to promptly pay CKE a cash fee of $800,000. In the event that all conditions to CKE's obligations under the Merger Agreement have been satisfied and CKE nevertheless fails to proceed with the Merger, CKE has agreed to pay Summit a fee of $800,000, in addition to other damages that Summit may suffer as a result of such breach. See "The Merger Agreement -- Termination" and "-- Fees and Expenses."

RECOMMENDATION OF SUMMIT'S BOARD OF DIRECTORS

     The Board of Directors of Summit has unanimously approved the Merger Agreement, as amended, and determined that the Merger Agreement and the Merger are fair to and in the best interests of Summit and its stockholders, and unanimously recommends that Summit stockholders vote in favor of the approval and adoption of the Merger Agreement and the Merger. The primary factors considered and relied upon by Summit's Board of Directors in reaching its recommendation are referred to in "Special Factors -- Reasons for the Merger" and "-- Recommendation of Summit's Board of Directors; Fairness of the Merger."

OPINION OF FINANCIAL ADVISOR TO SUMMIT

     Piper Jaffray Inc. ("Piper Jaffray") has delivered its written opinion dated March 26, 1996 to the Board of Directors of Summit, stating that the consideration proposed to be received by the holders of Summit Common Stock in the Merger is fair from a financial point of view. Piper Jaffray's opinion is directed only to the consideration to be received and does not constitute a recommendation to the holders of Summit Common Stock as to how they should vote at the Special Meeting. The full text of the opinion of Piper Jaffray, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray, is attached as Appendix B to this Proxy Statement/Prospectus. The holders of Summit Common Stock are urged to read this opinion in its entirety. See "Special Factors -- Opinion of Financial Advisor to Summit."

REGULATORY APPROVALS

     Certain aspects of the Merger will require notification to, and/or approvals from, certain federal and state authorities, including notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. CKE and Summit each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") for review under the HSR Act on February 1, 1996, and the applicable waiting period under the HSR Act was terminated on February 12, 1996. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. See "The
Merger -- Accounting Treatment."

RIGHTS OF DISSENTING STOCKHOLDERS

     Under the Delaware General Corporation Law (the "DGCL"), any stockholder of Summit may dissent from the Merger and elect to have the fair value of his or her shares judicially determined and paid to such stockholder, provided that he or she complies with certain procedural requirements. The fair value of such shares, if so judicially determined, may be more than, equal to or less than the value of the Merger Consideration such stockholder would otherwise receive in the Merger. To dissent from the Merger, the stockholder must (i) deliver to Summit, before the taking of the stockholder vote with respect to the Merger, a written demand for appraisal of his or her shares if the Merger is effectuated; and (ii) not vote in favor of the Merger. If any stockholder fails to comply with these procedures and the Merger become effective, such stockholder will have no appraisal rights with respect to the Merger. See "The Merger -- Rights of Dissenting Stockholders" and Appendix C, which sets forth the relevant provisions of the DGCL. A condition to CKE's obligations under the Merger Agreement is that the holders of not more than 10% of the shares of Summit Common Stock or Summit Preferred Stock shall have asserted dissenters' rights under Delaware law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management of Summit have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Summit generally. See "Special Factors -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A holder of Summit stock will recognize gain or loss for federal income tax purposes upon the exchange of such Summit stock for CKE Common Stock and cash pursuant to the Merger equal to the difference between the holder's adjusted tax basis in the Summit stock and the sum of the fair market value of the CKE Common Stock and the amount of cash received. See "Special Factors -- Certain Federal Income Tax Consequences."

PROPOSED DISPOSITION OF CERTAIN ASSETS OF SUMMIT


     CKE intends to sell all of Summit's HomeTown Buffet restaurants concurrently with or promptly following the closing of the Merger. Any such sale of assets would be conditioned upon the consummation of the Merger, among other conditions. CKE is negotiating the terms and conditions of such disposition, which contemplates an aggregate purchase price of approximately $17,250,000, subject to certain adjustments, and the assumption of selected liabilities of Summit by the purchaser. The purchase price of the assets to be sold is expected to be subject to increase based on the value of certain assets to be sold, including cash on hand in the restaurants, inventories, deposits and certain receivables, and to decrease based on the amounts of certain liabilities to be assumed. There can be no assurance that a definitive agreement will be signed or that the related disposition will be completed. See "Risk Factors -- Proposed Disposition of Certain Assets of Summit" and "The Merger -- Proposed Disposition of Certain Assets of Summit."



COMPARATIVE MARKET PRICES AND DIVIDENDS



     The CKE Common Stock is listed on the NYSE under the symbol "CKR." The Summit Common Stock is traded on the Nasdaq National Market under the symbol "SMFR." There is no trading market for the Summit Preferred Stock. The following table sets forth the closing prices per share of the CKE Common Stock on the NYSE and the Summit Common Stock on the Nasdaq National Market, certain assumed Average CKE Prices and the equivalent per share prices of the Summit Common Stock on November 30, 1995, the last trading day preceding the public announcement of the proposed Merger, on January 24, 1996, the last trading day preceding the public announcement of the first amendment to the Merger Agreement, on April 2, 1996, the last trading day preceding the public
announcement of the second amendment to the Merger Agreement, and on June   ,
1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus.



                                         CKE          ASSUMED AVERAGE        SUMMIT           SUMMIT
                                     COMMON STOCK      CKE PRICE(1)       COMMON STOCK     EQUIVALENT(2)
                                     ------------     ---------------     ------------     -------------
November 30, 1995..................     $17.38            $ 15.08            $ 5.00            $5.50
January 24, 1996...................     $16.00            $ 15.70            $ 4.44            $5.27
April 2, 1996......................     $16.50            $ 16.82            $ 4.91            $5.35
[May 23], 1996.....................     $25.00            $ 21.74            $ 5.06            $5.81


- ---------------

(1) For purposes of this table, the assumed Average CKE Price represents the average of the per share closing prices of the CKE Common Stock on the NYSE for the 20 consecutive trading days ending on the relevant date.



(2) Represents the equivalent of one share of Summit Common Stock calculated by multiplying the closing sales price per share of CKE Common Stock by the exchange ratio represented by the stock component of the Merger Consideration, and includes the $2.63 per share cash portion of the Merger Consideration. For all relevant dates other than May [23], 1996, the Adjusted CKE Price (if determined on the basis of the assumed Average CKE Prices) would have been $16.00. At May [23], 1996, the Adjusted CKE Price (if determined on the basis of the assumed Average CKE Price of $21.74) would have been $[20.74].


     Stockholders are advised to obtain current market quotations for the CKE Common Stock and the Summit Common Stock prior to making any decision with respect to the Merger. No assurance can be given as to the market price of the CKE Common Stock or the Summit Common Stock at, or in the case of the CKE Common Stock after, the Effective Time of the Merger.

     The payment of future dividends on CKE Common Stock will be a business decision to be made by the Board of Directors of CKE from time to time based upon the results of operations and financial condition of CKE and such other factors as the CKE Board of Directors considers relevant. See "Comparative Per Share Market Price and Dividend Information."


COMPARISON OF RIGHTS OF STOCKHOLDERS



     Upon consummation of the Merger, holders of Summit Common Stock will become holders of CKE Common Stock. As a result, their rights as stockholders, which are now governed by Delaware corporate law and Summit's Certificate of Incorporation and Bylaws, as amended, will be governed by Delaware corporate law and CKE's Certificate of Incorporation and Bylaws. Because of certain differences between provisions of Summit's Certificate of Incorporation and Bylaws and those of CKE, the rights of Summit stockholders before the Merger will be different than their rights as CKE stockholders after the Merger. For a discussion of various differences between the rights of stockholders of Summit and the rights of stockholders of CKE, see "Comparison of Rights of Stockholders of CKE and Summit."


LISTING OF CKE COMMON STOCK

     It is a condition to consummation of the Merger that the shares of CKE Common Stock to be issued to Summit stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance. See "The Merger -- Stock Exchange Listing."

SURRENDER OF CERTIFICATES

     If the Merger is approved and becomes effective, First Interstate Bank, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will mail a letter of transmittal with instructions to all holders of record of Summit Common Stock and Summit Preferred Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Summit Common Stock and Summit Preferred Stock to be exchanged for the Merger Consideration. See "The Merger -- Conversion of Shares" and "-- Procedures for Exchange of Certificates."

     SUMMIT STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. SUMMIT STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR SUMMIT COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED LETTERS OF TRANSMITTAL.

RISK FACTORS

     In considering whether to vote for the approval and adoption of the Merger Agreement and the Merger, stockholders of Summit should carefully consider all of the information contained in this Proxy Statement/
Prospectus and, in particular, the information set forth in "Risk Factors."

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     CKE Historical Consolidated Financial Information

     The selected consolidated financial information of CKE presented below, except restaurant data, has been derived from and should be read in conjunction with CKE's audited consolidated financial statements, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                                        FISCAL YEAR ENDED OR AS OF JANUARY 31,(1)
                                                                 --------------------------------------------------------
                                                                   1992        1993      1994(2)       1995        1996
                                                                 --------    --------    --------    --------    --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                                   AND RESTAURANT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
System-wide sales:
  Company-operated(3)..........................................  $469,736    $417,268    $384,859    $370,045    $393,486
  Franchised...................................................   138,664     184,658     190,434     178,428     175,716
  Licensed.....................................................     9,535      17,451      18,780      22,742      18,268
                                                                 --------    --------    --------    --------    --------
    Total system-wide sales....................................  $617,935    $619,377    $594,073    $571,215    $587,470
                                                                 ========    ========    ========    ========    ========
Revenues(3)....................................................  $543,908    $505,390    $463,494    $443,747    $465,437
Income (loss) before cumulative effect of changes in accounting
  principles...................................................    13,038      (3,057)      4,433       1,264      10,952
Net income (loss)..............................................    13,038      (5,507)      3,665       1,264      10,952
Income (loss) per share before cumulative effect of changes in
  accounting principles........................................       .72        (.17)        .24         .07         .59
Net income (loss) per share....................................       .72        (.31)        .20         .07         .59
Cash dividends paid per common share(4)........................       .08         .08         .08         .08         .08
Weighted average number of shares
  outstanding..................................................    18,208      18,034      18,567      18,717      18,679
CONSOLIDATED BALANCE SHEET DATA:
Total assets(3)................................................  $294,375    $268,924    $242,135    $244,361    $246,759
Long-term debt, including capital lease obligations............   102,074      80,254      63,300      69,869      70,554
Stockholders' equity...........................................  $ 89,679    $ 84,732    $ 92,076    $ 88,474    $101,189
NUMBER OF RESTAURANTS AT YEAR END:
  Company-operated(5)..........................................       414         379         376         383         394
  Franchised...................................................       196         244         255         246         239
  Licensed.....................................................        12          19          17          31          34
                                                                 --------    --------    --------    --------    --------
    Total system-wide restaurants..............................       622         642         648         660         667
                                                                 ========    ========    ========    ========    ========

- ---------------
(1) CKE's fiscal year is 52 or 53 weeks, ending the last Monday in January. For clarity of presentation, all years are presented as if the fiscal year ended January 31.

(2) Fiscal 1994 includes 53 weeks.

(3) Prior year amounts have been reclassified to conform with the fiscal 1996 presentation.

(4) Prior to fiscal 1995, CKE paid four consecutive quarterly dividends of $.02 per share of CKE Common Stock, for a total of $.08 per share per year. During fiscal 1996 and 1995, CKE paid two consecutive semi-annual dividends of $.04 per share, for a total of $.08 per share.

(5) The number of restaurants at year end for fiscal 1995 excludes 22 Boston Market stores which were owned and operated by Boston Pacific under an area development agreement with BCI. See Note 2 of Notes to Consolidated Financial Statements.

     Summit Historical Consolidated Financial Information

    The selected consolidated financial information of Summit presented below, except store data, has been derived from and should be read in conjunction with Summit's audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, and Summit's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Proxy Statement/Prospectus. In the opinion of management, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of Summit and the results of operations for the indicated periods.

                                                                                                       TWENTY-FOUR WEEKS
                                                                                                        ENDED OR AS OF
                                           FISCAL YEAR ENDED OR AS OF SEPTEMBER 30,(1)               ---------------------
                                  --------------------------------------------------------------     MARCH 13,   MARCH 11,
                                    1991         1992          1993         1994          1995         1995        1996
                                  --------     --------      --------     --------      --------     ---------   ---------
                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND STORE DATA)
OPERATING STATEMENT DATA:
  Revenues....................... $127,294     $124,045      $114,768     $115,367      $121,099      $54,324     $54,122
  Income (loss) from
    operations(2)................     (245)         911        (4,651)      (5,641)       (5,052)      (2,177)     (3,331)
  Income (loss) before income
    taxes, extraordinary item and
    cumulative effect of change
    in accounting principle(3)...   (1,686)      (1,307)       (3,797)       6,826        (6,097)      (2,607)        268
  Income (loss) before
    extraordinary item and
    cumulative effect of change
    in accounting principle......     (991)        (557)       (2,314)       4,106        (5,044)      (1,554)       (632)
  Net income (loss)(4)...........     (991)        (771)       (2,314)       3,756        (5,044)      (1,554)       (632)
                                  --------     --------      --------     --------      --------     --------    --------
  PER SHARE
  Income (loss) before
    extraordinary item...........    (0.22)       (0.12)        (0.49)        0.72         (1.05)       (0.32)      (0.13)
  Extraordinary item.............       --           --            --        (0.06)           --           --          --
  Cumulative effect of change in
    accounting principle.........       --        (0.05)           --           --            --           --          --
  Net income (loss).............. $  (0.22)    $  (0.17)     $  (0.49)    $   0.66      $  (1.05)     $  (.32)    $ (0.13)
  Weighted average shares
    outstanding..................    4,534        4,585         4,693        5,723(5)      4,794(6)     4,790(6)    4,802(6)
                                  --------     --------      --------     --------      --------     --------    --------
BALANCE SHEET DATA:
  Working capital................ $ (8,439)    $ (8,968)     $ (5,938)    $ (3,402)     $(11,465)     $(5,983)    $(9,061)
  Total assets...................   74,768       73,745        67,716       76,608        70,884       71,728      62,395
  Tangible assets................   72,150       71,780        66,276       75,209        69,735       70,471      61,343
  Long-term debt.................   22,824       22,259        19,243       13,093        10,150       10,732      10,326
  Stockholders' equity...........   34,830       34,156        32,598       44,336        40,127       42,683      36,672
                                  --------     --------      --------     --------      --------     --------    --------
RATIO:
  Ratio of earnings to fixed
    charges......................      N/A          N/A           N/A         1.88         (0.01)(7)     0.07(8)     1.10
                                  --------     --------      --------     --------      --------     --------    --------
OPERATING UNITS:
    JB's
      Restaurants -- Company.....      136          109            97           89            80           83          78
    JB's
     Restaurants -- franchised...        3            5            14           19            24           22          24
    HomeTown Buffet
      restaurants................       --            4             6           14            16           14          16
    Galaxy Diner restaurants.....       --           --            --            1             6            4           6
    Sbarro restaurants...........        4           12            10           --            --           --          --
                                  --------     --------      --------     --------      --------     --------    --------
        Total....................      143          130           127          123           126          123         124
                                  ========     ========      ========     ========      ========     ========    ========

- ---------------
(1) Summit's fiscal year is 52 or 53 weeks, ending the last Monday in September. For clarity of presentation, all periods are presented as if the fiscal year ended September 30. Fiscal 1991 includes 53 weeks.

(2) Income (loss) from operations is net of charges for property dispositions of $3.1 million in fiscal 1991, $3.2 million in fiscal 1992, $4.3 million in fiscal 1993 and $2.0 million in fiscal 1994. The twenty-four week period ended March 11, 1996 is net of a charge for change of control and other severance costs of $1.6 million.

(3) Income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle is net of gains on sales of HomeTown common stock of $1.7 million in fiscal 1993, $14.7 million in fiscal 1994 and $4.0 million for the twenty-four week period ended March 11, 1996. Fiscal 1994 is also net of a $1.6 million loss on the disposition of a note receivable.

(4) Net income (loss) is net of a cumulative effect of change in accounting principle of $214,000 in fiscal 1992 and an extraordinary loss of $350,000 (net of tax benefit) resulting from extinguishment of debt in fiscal 1994.

(5) Includes 946,714 shares of Series A Convertible Preferred Stock.

(6) Excludes 946,714 shares of Series A Convertible Preferred Stock as they are anti-dilutive.

(7) Earnings are inadequate to cover fixed charges. The coverage deficiency is $6.1 million.

(8) Earnings are inadequate to cover fixed charges. The coverage deficiency is $2.6 million.

     Unaudited Pro Forma Combined Condensed Financial Information


     The following summary unaudited pro forma combined financial information of CKE has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/Prospectus. This pro forma financial information is presented for illustrative purposes only and should not be regarded as indicative of the combined results of operations or financial position that would have occurred if the Merger and the proposed dispositions of certain Summit assets described elsewhere herein had occurred at the beginning of the period presented or on the date indicated, nor is it necessarily indicative of the future operating results or financial position of CKE.



                                                                               FISCAL YEAR ENDED
                                                                               JANUARY 29, 1996
                                                                             ---------------------
                                                                             (IN THOUSANDS, EXCEPT
                                                                                PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  System-wide sales:
     Company-operated......................................................        $ 513,459
     Franchised............................................................          196,962
     Licensed..............................................................           18,268
                                                                                    --------
       Total system-wide sales.............................................        $ 728,689
                                                                                    ========
  Revenues.................................................................        $ 548,256
  Net income...............................................................            7,173
  Net income per share.....................................................             0.37
  Cash dividends paid per common share.....................................             0.08
CONSOLIDATED BALANCE SHEET DATA:
  Total assets.............................................................        $ 282,767
  Long-term debt, including capital lease obligations......................           78,632
  Stockholders' equity.....................................................          114,488

                           COMPARATIVE PER SHARE DATA

     The following table sets forth for the CKE Common Stock certain historical and pro forma combined per share financial information for the fiscal year ended January 29, 1996, and for the Summit Common Stock certain historical and pro forma equivalent per share financial information for the 52-week period ended March 11, 1996. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of CKE included in the CKE Reports described under "Incorporation of Certain Documents by Reference," the consolidated financial statements and accompanying notes of Summit included elsewhere in this Proxy Statement/Prospectus and the Unaudited Pro Forma Combined Condensed Financial Statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Condensed Financial Statements."


                                                                          FISCAL YEAR
                                                                             ENDED
                                                                        JANUARY 29, 1996
                                                                        ----------------
        CKE COMMON STOCK
        Income per common share:
          Historical..................................................       $ 0.59
          Pro forma combined..........................................       $ 0.37
        Dividends per common share:
          Historical..................................................       $ 0.08
          Pro forma combined(1).......................................       $ 0.08
        Book value per common share at end of period:
          Historical..................................................       $ 5.46
          Pro forma combined..........................................       $ 5.98



                                                                         52 WEEKS ENDED
                                                                         MARCH 11, 1996
                                                                         --------------
        SUMMIT COMMON STOCK
        Income (loss) per common share:
          Historical(2)................................................      $(0.86)
          Pro forma equivalent(3)......................................      $ 0.05
        Dividends per common share:
          Historical...................................................      $ 0.00
          Pro forma equivalent(3)......................................      $ 0.01
        Book value per share at end of period:
          Historical(2)................................................      $ 6.37
          Pro forma equivalent(3)......................................      $ 0.76


- ---------------
        (1) Amounts represent historical dividends per common share.

        (2) The historical income (loss) per common share amount for Summit excludes 946,714 shares of Summit Preferred Stock, and the historical book value per share amount for Summit includes 946,714 shares of Summit Preferred Stock.


        (3) Pro forma equivalent amounts are calculated by multiplying the CKE pro forma combined amounts by the exchange ratio represented by the stock portion of the Merger Consideration (based upon an assumed Adjusted CKE Price of $20.74), and are not adjusted to reflect the cash portion of the Merger Consideration.

                                  RISK FACTORS

     Summit stockholders should carefully consider the following risk factors in determining whether to vote for the approval and adoption of the Merger Agreement.

RECENT OPERATING RESULTS OF SUMMIT

     For the fiscal year ended September 25, 1995 and the twenty-four week period ended March 11, 1996, Summit has continued to incur operating losses. These losses are primarily the result of continued declining sales in the JB's Restaurants, despite the implementation of numerous programs intended to reverse this trend. For fiscal year 1995, same store sales (sales from stores open in both the current and previous periods) were down 3.6% versus fiscal year 1994. During the first half of fiscal year 1996, same store sales were down 5.6% versus the comparable period of the previous year. There can be no assurance that the programs implemented by Summit will ultimately result in a reversal of the declining JB's Restaurants sales trends. The timing of any such reversal cannot be accurately determined and is dependent on certain factors outside of management's control, including the overall economic and competitive environment. Without a reversal of the JB's Restaurants sales trend, Summit is likely to continue to incur operating losses, limiting Summit's access to the capital necessary to continue the programs management believes are necessary to reverse the operating losses. These continued operating losses could result in a further deterioration of the financial condition and results of operations of Summit, and affect the market value of the shares of Summit Common Stock. See "Summit Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS


     CKE and Summit entered into the Merger Agreement with the expectation that CKE would arrange for the possible disposition of Summit's JB's Restaurants and the immediate disposition of Summit's HomeTown Buffet restaurant operations, and that CKE would use the net proceeds of such dispositions to further develop, support and expand the Galaxy Diner concept. Following the execution of the Merger Agreement on November 30, 1995, CKE engaged in preliminary negotiations with a national restaurant company with respect to a purchase and sale of the JB's Restaurant assets and franchise system, subject to the proposed purchaser's and CKE's due diligence investigations relating to those assets. The purchaser expressed its willingness to purchase the Summit-owned JB's Restaurant units, but was not willing to assume responsibility for the related franchise system. This proposal was not acceptable to CKE and, as a result, negotiations were terminated in late January 1996. Neither such negotiations nor the termination thereof had any effect upon the negotiations of CKE and Summit with respect to the Merger Agreement or the amendments thereto, upon Piper Jaffray's fairness opinion or upon the terms of the Merger. At the present time, CKE intends to continue operating the JB's Restaurants and franchise system. However, CKE is performing an ongoing evaluation regarding the nature and scope of the JB's Restaurant operations of Summit and various short- and long-term strategic considerations in the process of assessing whether, and to what extent, integration, consolidation or other modification of Summit's restaurant operations is appropriate following the Merger. These strategic considerations include, among other things, the possibilities that CKE may cause Summit after the Merger to sell or otherwise dispose of some or all of the JB's Restaurants owned and operated by Summit, to convert individual restaurants or groups of restaurants into other or new restaurant concepts, and to close other restaurants. Many operational and strategic decisions with respect to the combined companies have not been made. As a result, significant uncertainties and issues relating to the integration of Summit's business with CKE's operations, and the timing, manner and results of the implementation of decisions to be made with respect to Summit's ongoing operations following the Merger may adversely affect the results of operations of CKE.


     Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. In addition, restructuring and integrating the restaurant operations of Summit will require the dedication of significant management resources and could distract attention from the day-to-day operations of the existing businesses of CKE and Summit. This restructuring and integration process may cause an interruption of, or a loss of momentum in, the activities of either or both of the restaurant operations of CKE and Summit, which could have a material adverse effect on operating results, particularly in the short term. See "Special Factors -- Background."

PROPOSED DISPOSITION OF CERTAIN ASSETS OF SUMMIT


     CKE intends to sell Summit's franchised HomeTown Buffet restaurant operations and related area development rights concurrently with or shortly after the Effective Time of the Merger. Included among the assets to be disposed of are various agreements to which Summit is a party which relate to the operations of the restaurants, including real and personal property leases and franchise agreements. Although it is expected that the purchaser will assume Summit's obligations under these agreements and agree to indemnify Summit and CKE against any claims which may arise out of a failure by the purchaser to perform such obligations, there can be no assurances that the purchaser will be able to perform such assumed obligations or satisfy its related indemnification duties to Summit and CKE. To the extent Summit is not released from its obligations under such agreements, Summit could be subject to third party claims arising out of the purchaser's defaults, which claims could have an adverse affect on CKE's financial condition and results of operations. Consummation of the proposed disposition of assets will be subject to the condition that the Merger become effective on or prior to [May 30, 1996] and to various other conditions, including the receipt of consents from third parties (such as those required, if any, under the real and personal property leases to be assigned to the purchaser). There can be no assurance that the proposed sale of the HomeTown Buffet restaurants will be completed at all or on terms and conditions acceptable to CKE and Summit. Furthermore, there can be no assurances that the proceeds to be received by CKE from such sale will not be offset by operating losses, other charges to earnings or losses of revenue, including losses of revenue of Summit which may result from problems and uncertainties of integrating the two companies. See "The Merger -- Proposed Disposition of Certain Assets of Summit" and "Unaudited Pro Forma Combined Condensed Financial Statements."


EXPANSION RISKS; CAPITAL REQUIREMENTS

     As of March 25, 1996, there were 664 Carl's Jr. restaurants open system-wide. CKE opened seven restaurants in its fiscal year ended January 29, 1996, and CKE's current plans call for the opening of 15 additional restaurants in fiscal 1997. In addition, CKE intends to continue its image enhancement program, which was commenced in fiscal 1996 and is aimed at revitalizing its Carl's Jr. restaurants by remodeling them with a fresher, more contemporary look. CKE intends to remodel as many as 160 restaurants under this image enhancement program in fiscal 1997. CKE's ability to achieve its expansion plans will depend on a variety of factors, many of which may be beyond CKE's control, including its ability to locate suitable restaurant sites, negotiate acceptable lease or purchase terms, obtain required governmental approvals and construct new restaurants in a timely manner, attract, train and retain qualified and experienced personnel and management, and operate its restaurants profitably, as well as general economic conditions and the degree of competition in the particular region of expansion. CKE also uses franchisees to develop selected market areas, and the failure of franchisees to open restaurants as anticipated could adversely affect CKE's earnings and hinder its ability to penetrate geographic areas. CKE incurs substantial costs in opening a new restaurant and, in its experience, new restaurants experience fluctuating operational levels for some time after opening. CKE also incurs substantial costs (expected to range from $100,000 to $130,000 for each location) in remodeling existing restaurants. Should CKE's results of operations or its rate of growth fail to be adequate to finance its expansion, image enhancement and dual-brand conversion strategies, or should costs or capital expenditures rise, CKE may not have the ability to open new restaurants or remodel existing restaurants at its desired pace and could be required to seek additional financing in the future. There can be no assurance that CKE will be able to raise such capital when needed on satisfactory terms or at all. In addition, there can be no assurance that CKE will successfully expand or that its existing or new restaurants will be profitable.


FEE TO SCOBRETT ASSOCIATES, INC.



     For its assistance in analysis, structuring and negotiating the various transactions considered by Summit, including the structuring and negotiation of the Merger, Piper Jaffray has agreed to pay to Scobrett Associates, Inc. ("Scobrett"), which is wholly-owned by Norman N. Habermann, Chairman of the Special

Committee of the Summit Board of Directors, 15% of any fee to which Piper Jaffray becomes entitled upon completion of the Merger or any other transaction pursuant to Summit's engagement of Piper Jaffray. See "Special
Factors -- Interests of Certain Persons in the Merger." Mr. Habermann's financial interest in consummation of the Merger or any other transaction may be deemed a conflict of interest which should be taken into account by stockholders in considering the recommendation of the Special Committee to the Summit Board of Directors that the Merger be approved.


COMPETITION

     The food service industry is intensely competitive with respect to the quality and value of food products offered, concept, quality of service, price, dining experience and location. CKE primarily competes with major restaurant chains which dominates the quick-service restaurant industry, and also competes with a variety of other take-out food service companies and fast-food restaurants. CKE's competitors also include a variety of mid-price, full-service casual dining restaurants, traditional self-service buffet and other soup and salad restaurants, healthful and nutrition-oriented restaurants, delicatessens, and prepared food stores, as well as supermarkets and convenience stores. Many of CKE's competitors have a more established market presence and have substantially greater financial, marketing and other resources than CKE, which may give them certain competitive advantages. Certain of the major quick-service restaurant chains have increasingly offered selected food items and combination meals, temporarily or permanently at discounted prices. Changes in the pricing or other marketing strategies of one or more of CKE's competitors could have an adverse impact on CKE's sales and earnings in affected markets. As CKE's competitors expand operations in various geographic areas, competition can be expected to intensify. Such increased competition could increase CKE's operating costs or adversely affect its revenues.

FOOD SERVICE INDUSTRY

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Multi-unit food service chains such as CKE can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns or operating issues stemming from one store or a limited number of stores. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses such as CKE to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and CKE's results of operations and financial condition in particular. Changes in economic conditions affecting CKE's guests could reduce traffic in some or all of the Company's restaurants or impose practical limits on pricing, either of which could have a material adverse effect on the results of operations of CKE.

GOVERNMENT REGULATION

     The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. CKE and its franchisees are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. CKE is also subject to regulation by the FTC and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on the franchise agreement, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain food licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs (including costs associated with mandated health insurance coverage) or other costs associated with employees could adversely affect CKE and its franchisees.

GEOGRAPHIC CONCENTRATION

     Most of CKE's existing restaurants are located in California, primarily in the Southern California areas of Los Angeles and Orange Counties. Accordingly, CKE is susceptible to local and regional risks, such as economic conditions, weather conditions, natural disasters and regulations, any of which could have a material adverse effect on CKE's business. A continuation or worsening of current economic conditions in California, or the occurrence of other adverse regional or local events, could have a material adverse effect on CKE's business and its ability to implement its acquisition strategies relating to Summit or its existing marketing and expansion program at the planned rate. There can be no assurance that continued expansion within existing or future geographic markets will not adversely affect the individual financial performance of CKE's restaurants in such markets or CKE's overall results of operations. In addition, given CKE's present geographic concentration in Southern California, adverse publicity relating to an individual restaurant in the region could have a more pronounced adverse effect on net sales than if CKE's restaurants were more broadly dispersed.

LITIGATION

     CKE is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injury or other food quality, health or operational concerns. CKE also is the subject of complaints or allegations from former or prospective employees from time to time. CKE believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to CKE's financial position or results of operations, but an existing or future lawsuit or claim could result in an adverse decision against CKE that could materially and adversely affect CKE or its business.


     On December 19, 1995, Giant Group, Ltd ("Giant"), filed an action in the U.S. District Court for the Central District of California against CKE, Fidelity National Financial, Inc., William P. Foley II, and certain other individuals. Mr. Foley is CKE's Chairman of the Board and Chief Executive Officer and is also the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. In its complaint, Giant alleged violations of Section 13(d) of the Exchange Act, fraud, breach of fiduciary duty, conspiracy and breach of contract in connection with purchases of securities of Giant by Fidelity National Financial, Inc. and Mr. Foley. On January 16, 1996, Mr. Foley and Fidelity National Financial, Inc. denied Giant's material allegations and asserted counterclaims against Giant, its directors and certain other individuals for defamation and breaches of fiduciary duty with respect to certain actions taken by Giant, including Giant's adoption of a shareholder rights plan and certain other transactions taken or proposed by Giant. On April 26, 1996, the parties entered into a Settlement Agreement and Release, in which they agreed to settle this litigation and to irrevocably release their respective claims.


EXCHANGE RATIO


     The cash portion of the Merger Consideration is fixed and will not be adjusted based on changes in the relative stock prices of the CKE Common Stock or the Summit Common Stock. The number of shares of CKE Common Stock which will be issued as the stock portion of the Merger Consideration will be based upon the Adjusted CKE Price, which will not be determined until five days before the date of the Special Meeting. See "The Merger -- Conversion of Shares." The relative stock prices of the CKE Common Stock and the Summit Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of the Merger Agreement, the date of this Proxy Statement/Prospectus or the date on which the Special Meeting is held. These variances may be due to changes in the business, operations and prospects of CKE or Summit, general market and economic conditions, and other factors. Accordingly, the actual dollar value of the shares of CKE Common Stock to be received by the stockholders of Summit in the Merger will not be determined until the Effective Time of the Merger, and may be significantly more or less than the value of the shares of CKE Common Stock as of the date of the Merger Agreement, the date of this Proxy Statement/Prospectus, or the date on which the Special Meeting is held. In addition, the number of shares of CKE Common Stock to be issued in the Merger will decrease as the Average CKE Price increases up to $30.00 per share.

ANTI-TAKEOVER MEASURES

     Certain provisions of CKE's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of CKE. Such provisions could limit the price that investors might be willing to pay in the future for shares of CKE's Common Stock. See "Comparison of Rights of Stockholders of CKE and Summit."

                                SPECIAL FACTORS

BACKGROUND

     In January 1994, after three successive years of losses and three successive years of declining same store sales in Summit's core JB's Restaurants, Summit embarked on a strategic plan designed to return Summit to profitability. The turnaround plan focused on the following strategies: (a) turning around the JB's Restaurant sales through improved management quality and operational execution, higher quality food offerings and new distinctive menu design and the remodeling of selected JB's restaurants, all in conjunction with marketing programs primarily focused on price/value; (b) expansion of the JB's Restaurants concept via franchising primarily in current or contiguous markets;
(c) the opening of additional HomeTown Buffet restaurants; and (d) conversion of certain under-performing JB's Restaurants to an alternative concept, primarily the Galaxy Diner.

     Summit's investment in these programs during fiscal year 1994 did not result in the expected improvement in the JB's Restaurant same store sales and profits and, with the JB's Restaurant sales continuing to decline, Summit reported its fourth consecutive annual loss excluding a gain on the sale of shares of HomeTown common stock. Cash flow from operations was inadequate to continue funding these programs and Summit raised the needed cash from the sale of assets, principally a portion of its investment in HomeTown common stock. During the first half of fiscal 1995, the JB's Restaurants same store sales continued to decline and Summit's losses continued. With the increasing losses Summit exhausted the cash it had raised through the sale of assets, and again sold assets to fund the cash shortfall. These assets were pledged against outstanding bank loans and in exchange for the release of certain liens Summit agreed to terminate its line of credit. In addition, Summit's internal projections indicated it would not be in compliance with certain covenants within its bank lending agreement at the end of the third quarter.

     At a meeting on April 6, 1995 the Board of Directors reviewed and discussed the continuing disappointing results and determined that: (a) Summit had insufficient access to liquid capital to open additional Galaxy Diner restaurants or HomeTown Buffet restaurants; (b) the JB's concept continued to deteriorate and the long term viability of the JB's concept was uncertain given the performance trends; and (c) Summit's situation had resulted in a continued decline of stockholders value. The Board of Directors formed a committee of Board members and management to select and retain an outside consultant and to work with the consultant in reviewing and analyzing strategies for Summit. After interviewing several firms, Summit engaged Piper Jaffray, a national investment banking firm, on May 4, 1995. Piper Jaffray was selected by Summit on the basis of its expertise in the restaurant industry. Piper Jaffray's initial assignment was to review and analyze a broad range of financial alternatives available to Summit including, but not limited to, such options as private equity or debt placements, public equity or debt offerings, a merger or sale of all or part of Summit, a corporate restructuring including a conversion from a primarily operating company to a franchise company, a share repurchase, going private options and other financial alternatives. For approximately one month, Piper Jaffray met with management and Board members, reviewed financial and historical data of Summit and performed the analysis requested by Summit, including a combined valuation of Summit's JB's Restaurants and Galaxy Diner restaurants and a separate valuation of Summit's HomeTown Buffet restaurants.

     On June 21, 1995, Piper Jaffray presented its conclusions and recommendations to the Board of Directors. Piper Jaffray concluded that its review of multiple alternative strategies suggested that Summit could not continue as an attractive independent public company and recommended that the Board of Directors resolve to sell the business of Summit and to appoint a special committee of disinterested outside directors to manage the sale process.


     On June 21, 1995, the Board of Directors of Summit appointed a special committee (the "Special Committee") of disinterested members of the Board to evaluate proposals to enhance stockholder value, including proposals for business combinations involving the transfer of all or substantially all of the assets of Summit. Norman N. Habermann was appointed Chairman of the Special Committee and Frederick L. Bryant and Ronald N. Paul were appointed members of the Special Committee. The Board determined that none of the members of the Special Committee had an interest in participating in any purchase of Summit, including a management-led purchase.

     The Board determined to pay the Special Committee members a monthly fee for their services on the Special Committee, which fee is $250 per month for each member and $1,000 per month for the chairman of the Special Committee, plus an additional fee of $1,000 per day for in-person meetings on days separate from Summit Board meetings; however, the Special Committee has never met in-person on a day other than a Board meeting, so this fee has not been applicable. As of the date of the appointment of the Special Committee, none of the members of the Special Committee had any affiliation or relationship with Summit other than as outside directors and holders of either Summit Common Stock or Summit Preferred Stock.



     Upon the recommendation of the Special Committee, Summit engaged Piper Jaffray on July 21, 1995 to serve as financial advisor to the Special Committee. The Special Committee also engaged Latham & Watkins to serve as its legal advisor. On July 24, 1995, Summit issued a press release indicating that the Special Committee had been appointed and that Piper Jaffray was engaged as the Special Committee's financial advisor.


     On July 21, 1995, the Special Committee met telephonically with Piper Jaffray to discuss alternatives available to Summit. Among other things, the Special Committee discussed companies that may have had an interest in pursuing a business combination with Summit. The Special Committee requested that Piper Jaffray work with management to prepare confidential memoranda containing information about Summit's business and distribute the memoranda to such parties and to other parties in the restaurant industry willing to sign a confidentiality agreement. From August through September 1995, Piper Jaffray contacted approximately 70 potential acquirors of Summit or certain assets of Summit. The potential acquirors contacted included companies which Piper Jaffray believed might have had a strategic interest in pursuing a business combination with Summit as well as to others that might have had financial or real estate interests or interests in Summit's different restaurant concepts. Of the 70 contacted, approximately 25 requested confidential memoranda. Summit believes that those who did not respond lacked interest in pursuing a transaction with Summit for a variety of reasons, including but not limited to geographic scope, timing, ability to finance, size of Summit, Summit's restaurant economics or lack of interest in the JB's Restaurant, HomeTown Buffet or Galaxy Diner restaurant concepts.

     On August 10, 1995, the Special Committee received a letter from Don M. McComas, President and Chief Executive Officer of Summit, proposing a management-led buyout of either the non-HomeTown Buffet restaurants (if the HomeTown Buffet restaurants had been sold to another party) or all of the stock of Summit. The letter proposed a cash purchase price of either $15 million for the non-HomeTown Buffet restaurants or $6.00 per share for all of the Summit common and preferred stock. The letter stated that the proposals were subject, among other things, to financing commitments.

     On August 17, 1995, the Board of Directors of Summit and representatives of Piper Jaffray met in Chicago. Among other things, Mr. Habermann discussed the actions taken by the Special Committee and Piper Jaffray to identify the best strategic alternatives for Summit. The Board of Directors (outside the presence of Mr. McComas and Clark D. Jones, Chairman of the Board of Summit) discussed the management buyout proposal. The Board of Directors indicated that its proposal would be considered and requested that management apprise the Special Committee of management's success in its efforts to obtain financing for the buyout.

     In July, August and September 1995, Piper Jaffray had a number of discussions with Montgomery Securities, the financial advisor to HomeTown, about different possible business combinations with HomeTown, including an acquisition by HomeTown of Summit's HomeTown Buffet restaurants. On September 12, 1995, Mr. Habermann, Mr. McComas, and David E. Pertl, Senior Vice President and Chief Financial Officer of Summit, met with C. Dennis Scott, President of HomeTown, and HomeTown's financial and legal advisors, regarding a possible acquisition by HomeTown of the HomeTown Buffet assets of Summit. Following the meeting, Mr. Scott and HomeTown's legal advisor prepared a term sheet setting forth the terms of a possible transaction involving Summit's HomeTown Buffet restaurants and sent the term sheet to Mr. Habermann.

     The Special Committee met telephonically on September 14, 1995 to review the proposal from HomeTown. At such meeting, the Special Committee discussed a number of tax and other issues presented by the HomeTown proposal and prepared a counter-proposal to be sent to HomeTown. Among other things, the counter-proposal provided for the concurrent sale or transfer of Summit's non-HomeTown restaurants to HomeTown in order to provide certain tax benefits to Summit's stockholders. On September 15, 1995, Mr. Habermann sent the Special Committee's counter-proposal to Mr. Scott at HomeTown. Following the delivery of the counter-proposal to HomeTown, Mr. Habermann, Mr. Scott and the financial and legal advisors to the Special Committee and HomeTown had a number of discussions addressing certain structural and tax issues presented by HomeTown's proposal and the counter-proposal by the Special Committee. Mr. Habermann and Mr. Scott were unable to reach an agreement regarding the terms of a transaction between Summit and HomeTown. On October 2, 1995, Mr. Habermann sent a letter to Mr. Scott informing Mr. Scott that as a result of being unable to reach an agreement, the Special Committee was discontinuing consideration of HomeTown's proposal.

     On August 13, 1995, Messrs. Habermann and McComas met with William P. Foley, II, Chairman of the Board and Chief Executive Officer of CKE, and pursuant to a confidentiality agreement discussed, in general terms, a number of possible business combinations between CKE and Summit. The CKE representatives and members of Summit management continued these discussions during meetings held on September 6 and 7, 1995. Thereafter, Mr. McComas received a letter dated September 21, 1995 from Mr. Foley, proposing a business combination between CKE and Summit. Mr. McComas turned the proposal over to the Special Committee for its consideration.


     On September 26, 1995, the Special Committee met to review the CKE proposal. On September 26, 1995, the Special Committee and Piper Jaffray also telephonically reviewed the CKE proposals and all other proposals received by Piper Jaffray to acquire Summit or certain of Summit's assets. Piper Jaffray advised the Special Committee that it had contacted 70 potential acquirors of Summit or of assets of Summit and that such contacts had resulted in one offer from CKE to acquire all of Summit, one proposal from HomeTown to acquire Summit's HomeTown Buffet restaurant assets, and one proposal from Flagstar Companies Inc. to acquire all of Summit's JB's Restaurants and Galaxy Diner assets. In addition, Piper Jaffray advised the Special Committee that it had received responses from six potential acquirors expressing general interest in acquiring Summit or certain of its assets; however, all of such expressions of interest either failed to state a proposed price or provided that any such acquisition would be contingent on financing. The potential acquirors expressing general interest included Buffets, Inc., Perkins Family Restaurants, Saunders Karp and Den America (each of whom was solicited by Piper), Concept Restaurant Ventures (who was not originally solicited by Piper Jaffray) and the Summit management group. The CKE proposal was the only proposal received to acquire all of Summit which included a purchase price and available financing. The Special Committee and Piper Jaffray discussed the various alternatives and discussed an estimate of net proceeds (i.e., aggregate consideration net of liabilities assumed) to Summit stockholders under the CKE proposal compared to the net proceeds Summit stockholders may have received under a combination of other alternatives, including the offers for the JB's Restaurants and Galaxy restaurants and the HomeTown Buffet restaurants which generally did not include assumption of liabilities. The Special Committee concluded that the CKE proposal was superior relative to the other alternatives because of greater net value to Summit's stockholders, simplicity, greater certainty and the likelihood of more rapid consummation. Following the discussion, the Special Committee authorized Mr. Habermann to commence discussions with Mr. Foley regarding the CKE proposal. Based on such discussions, Mr. Habermann directed counsel to the Special Committee to begin preparations of a merger agreement to reflect a proposed transaction with CKE. In addition, representatives from CKE were invited to begin their investigation of Summit's business. On September 28, 1995, the Board of Directors of Summit met and received reports from the Special Committee and Piper Jaffray and discussed the proposal from CKE and the status of other potential alternatives. On October 6, 1995, counsel to the Special Committee delivered a draft of a merger agreement to representatives for CKE and such representatives began their due diligence regarding Summit's business.


     During CKE's due diligence review of Summit, Piper Jaffray continued to provide information to, and have discussions with, other groups that had expressed an interest in acquiring certain assets of Summit or in pursuing a business combination with Summit. On October 10, 1995, Piper Jaffray received a call from Steven Zubkis, a financial advisor to Stella Bella Corporation, USA, making an offer to purchase the stock of Summit for $7.00 per share. The offer was confirmed in a letter dated October 10, 1995. On October 11, 1995, Piper Jaffray provided Stella Bella with a confidentiality agreement, which Stella Bella signed, and on October 13, 1995, Piper Jaffray provided Stella Bella with confidential memoranda describing Summit's business. In addition, Piper Jaffray outlined for Stella Bella the requirements for making a proposal, including a satisfactory demonstration of its ability to finance and complete a transaction. In letters to Piper Jaffray dated October 17, 23, 24 and 27 and November 2, 1995, Stella Bella reiterated its interest in acquiring Summit, provided evidence of transactions in certain bank accounts, delivered a letter from a Russian bank purporting to provide a commitment to provide credit to Stella Bella and stated that Stella Bella would retain a major brokerage firm to represent it in the transaction. However, in the view of the Special Committee and Piper Jaffray, these letters, as well as the numerous discussions with representatives from Stella Bella, failed to provide satisfactory evidence of Stella Bella's ability to finance or complete a transaction with Summit. Piper Jaffray informed Stella Bella of the Special Committee's conclusions in letters dated October 25 and November 1, 1995, but reiterated the Special Committee's interest in pursuing discussions with Stella Bella if and when Stella Bella could demonstrate its ability to finance and complete a transaction.

     Following completion of CKE's initial due diligence meetings, counsel to CKE provided comments on the draft merger agreement. Among other things, the comments indicated that CKE and the Special Committee had not reached agreement on the formula for determining the exchange ratio for CKE stock. On October 30, 1995, the Special Committee met telephonically with Piper Jaffray to discuss the issues separating CKE and the Special Committee from reaching an agreement, as well as the status of other proposals. Following this meeting, Mr. Habermann and Mr. Foley had several telephone calls in which they discussed ways to formulate an exchange ratio acceptable to both sides, as well as discussions regarding other unresolved business issues. On November 6, 1995, Mr. Habermann sent a letter to Mr. Foley in which Mr. Habermann outlined a proposal for determining the exchange ratio.

     On October 23 through October 26, 1995, another national restaurant company, which had previously presented Summit an offer to purchase the JB's Restaurant and Galaxy Diner assets of Summit, performed due diligence at Summit's home office. Such company never provided a final written proposal for the purchase of Summit; rather, such company's interest remained only in the JB's Restaurants and Galaxy Diner assets of Summit, net of certain liabilities.

     On November 10, 1995, Stella Bella issued a press release stating that it was taking its offer of $7.25 per share for all of Summit's shares of stock to Summit's stockholders. On November 12, 1995, Mr. Habermann had a lengthy conversation with Mr. Zubkis of Stella Bella regarding the offer. On November 13, 1995, Summit issued a press release acknowledging Stella Bella's offer and stating that the Special Committee had not yet received satisfactory evidence of Stella Bella's ability to finance the transaction. Summit filed the press release with the Commission under Schedule 14D-9. At the request of Mr. Zubkis of Stella Bella, on November 15, 1995, Mr. Habermann and the Special Committee's counsel called a lawyer that Mr. Zubkis said was representing Stella Bella in the transaction. The lawyer informed Mr. Habermann that his firm did not yet represent Stella Bella. On November 15, 1995, Stella Bella issued a press release withdrawing its November 10, 1995 offer. Following the withdrawal of Stella Bella's offer, Mr. Habermann and Mr. Zubkis continued to have discussions regarding Stella Bella's proposal to Summit. On November 27, 1995, Mr. Habermann and Mr. Zubkis met in person to discuss the proposal. Following that meeting, the Special Committee continued to believe that Stella Bella had not demonstrated its ability to finance and complete a transaction.

     On November 14, 1995, Mr. Habermann and Mr. Foley of CKE reached a preliminary agreement in principle regarding the formula for determining the exchange ratio. Mr. Habermann confirmed such agreement in principle in a letter to Mr. Foley dated November 14, 1995, and counsel to the Special Committee distributed a revised draft of the merger agreement reflecting this formula. Between November 14 and November 30, 1995, representatives from CKE and Summit negotiated the terms of the merger agreement and prepared disclosure schedules. As a result of these negotiations, it was agreed that the merger consideration payable by CKE for each share of Summit Common Stock would be $6.00, of which $3.00 would be paid in cash and the balance would be paid in shares of CKE Common Stock valued at $3.00 per Summit share (based upon an assumed Average CKE Price of $14.625 per share). In addition, Piper Jaffray prepared its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be received by Summit stockholders pursuant to the proposed merger agreement with CKE.

     On November 30, 1995, the Board of Directors of Summit met to hear the recommendation of the Special Committee and to discuss approval of the proposed agreement with CKE. At this meeting, Mr. Habermann described for the Board of Directors the process that the Special Committee followed in reaching an agreement with CKE and recommended that the Board of Directors approve the proposed agreement with CKE. Mr. Habermann discussed the offer from Stella Bella and the reasons why the Special Committee concluded that Stella Bella had not demonstrated its ability to finance or complete the proposed transaction.


     Following the Special Committee's recommendations, Piper Jaffray delivered its oral opinion, and confirmed in writing on November 30, 1995, that the consideration proposed to be received by Summit stockholders was fair to them from a financial point of view. Following the presentation by the Special Committee and Piper Jaffray, the members of the Summit Board of Directors voted unanimously to approve the Merger Agreement with CKE and to recommend that Summit's stockholders vote in favor of the transaction.



     At the November 30, 1995 meeting of the Summit Board of Directors, counsel for the Special Committee described, and the Summit Board approved, an agreement between Piper Jaffray and Scobrett Associates, Inc., of which Mr. Habermann is the President and sole owner ("Scobrett), pursuant to which a portion of the fee payable to Piper Jaffray would be paid to Scobrett. See "Interests of Certain Persons in the Merger -- Fee to Scobrett Associates, Inc." Piper Jaffray agreed to pay the fee because of Mr. Habermann's extensive involvement in analysis and negotiation related to the sale of Summit.



     Mr. Habermann's participation as chair of the Special Committee included all of the oral and written communication with CKE to negotiate the transaction prior to execution of the Merger Agreement on November 30, 1995, including developing the formula for the Merger Consideration and negotiating with CKE regarding the formula. Mr. Habermann performed this role as a result of CKE expressing a preference not to negotiate directly with investment bankers. Mr. Habermann also spent significant time evaluating the information received from Stella Bella Corporation, meeting with a representative of Stella Bella Corporation, and negotiating with representatives of HomeTown. Piper Jaffray and Mr. Habermann agreed that Mr. Habermann's role with regard to the search for a purchaser and development of an acceptable transaction extended substantially beyond the amount of time and work originally envisioned by Piper Jaffray when it recommended the formation of the Special Committee. As a result, on November 30, 1995, the date on which the original Merger Agreement was signed, Piper Jaffray agreed to pay Scobrett 15% of the total fee that Piper Jaffray will receive from Summit pursuant to the Engagement Letter between Summit and Piper Jaffray, which is approximately $115,950. The fee to Scobrett is contingent upon the completion of a transaction. Summit has paid Piper Jaffray $125,000 in fees, and the remainder of the fee payable to Piper Jaffray is contingent upon the completion of a transaction between Summit and a purchaser. The amount of the fee payable to Piper Jaffray upon the completion of the Merger is approximately $773,000 less the $125,000 previously paid.



     In appointing the Special Committee on June 21, 1995, the Board confirmed that none of its members had an interest in participating in a management-led buyout; therefore, the Board determined that Mr. Habermann and the other members of the Special Committee were disinterested members of the Board at the time of their appointment. After CKE agreed to execute the Merger Agreement, Piper Jaffray agreed to pay part of its fee to Scobrett. Mr. Habermann continued to have no interest in a management-led buyout and therefore, in the Board's view, remained a disinterested member of the Board. On the basis of the foregoing, the Summit Board believes that the financial interest of Mr. Habermann in completing a transaction to sell Summit is consistent with the Board's previous decision to sell Summit and with the interests of Summit's Board and stockholders to obtain the highest possible consideration for Summit and, as a result, did not affect the manner or the procedural fairness with which the Merger was considered by Summit.


     The Merger Agreement, as originally executed by CKE and Summit, provided that CKE's obligations to consummate the Merger were subject to the condition, among others, that CKE shall have obtained a fairness opinion from NatWest Markets, CKE's financial advisor, with respect to the Merger within ten days of the date of the original Merger Agreement.

     On December 11, 1995, following the expiration of such ten-day period, Summit received from CKE a letter indicating that CKE had not received a fairness opinion from NatWest Markets, as required by the provisions of the original Merger Agreement, and that CKE had not yet fully assessed the ramifications of that situation. On December 13, 1995, CKE provided to Summit certain information summarizing the concerns of NatWest Markets regarding the proposed merger. On December 15, 1995, representatives of Summit and CKE met to discuss the issues raised by the concerns of NatWest Markets. At that meeting, the CKE representatives advised Summit that CKE would not go forward with the merger under the terms set forth in the original Merger Agreement, due to the fact that CKE had not received the fairness opinion as required by the original Merger Agreement.

     Although NatWest Markets was retained by CKE to act as CKE's financial advisor in connection with the Merger Agreement and provide CKE with its general assessments concerning the effects of the proposed merger on CKE, NatWest Markets has not delivered a fairness opinion to CKE.

     On December 17, 1995, in a telephone conference Mr. Habermann and Mr. Foley discussed the terms of the Merger Agreement, and the continued review by CKE of Summit's financial condition and operating results. Mr. Habermann and Mr. Foley continued to discuss the transaction and potential revisions to the transaction in various telephone conversations. The Special Committee met via telephone conference on December 18, 1995 to discuss the status of the transaction. On December 27, 1995 Mr. Foley and Mr. Habermann met and discussed the financial analysis and review that CKE had performed regarding Summit's financial condition. Mr. Foley indicated that CKE would want to sell the JB's Restaurants and the HomeTown Buffet restaurants, and retain only an interest in the Galaxy Diner restaurants. Mr. Foley indicated that CKE would require a reduction in the Merger Consideration and that Summit and CKE's financial advisors should discuss the particular areas of concern to CKE.

     On December 28, 1995, the Special Committee, Piper Jaffray and Mr. Edwards met telephonically to discuss the renegotiation of the Merger Consideration. Also on December 28, 1995, the Board of Directors of Summit held a meeting via telephone in which the Special Committee recommended and the Board approved authorizing the Special Committee to renegotiate the Merger Consideration. Piper Jaffray discussed with the Board prior offers received to purchase certain assets of Summit separately, and indicated orally that an adjustment reducing the Merger Consideration could still be fair to stockholders of Summit from a financial point of view, subject to Piper Jaffray's review of the final negotiated terms.

     On December 29, 1995, Mr. Foley and Mr. Habermann met and discussed CKE's assessments of and proposed adjustments to Summit's asset values. Issues of concern to CKE included the operating losses of Summit, CKE's estimate of the potential sales prices of certain Summit assets to be sold after the Merger and of the fair value of other assets and liabilities of Summit to be retained by CKE, and the possibility that certain tax benefits would not be available to CKE following the Merger. Representatives of CKE and Summit continued to review and discuss these issues. Mr. Habermann, on behalf of the Special Committee, discussed the renegotiated consideration with counsel to Mr. Foley and they agreed in concept, subject to approval by Summit's Board, to amend the Merger Agreement.

     On January 4, 1996, the Board of Directors of Summit met telephonically and discussed the issues raised by CKE, and authorized the Special Committee to continue renegotiating the Merger Consideration.

     From January 2 to January 24, 1996 representatives of CKE and Summit negotiated the terms of the amendment. During this time period, Summit representatives reviewed drafts of proposed asset purchase agreements relating to CKE's proposed sales of Summit's JB's Restaurants and franchise system and HomeTown Buffet restaurants.


     On January 24, 1996, the Special Committee met telephonically and reviewed the final terms of the proposed amendment, and on January 24, 1996 the Special Committee, based on its review and evaluation of the alternatives available to Summit and after consultation with Piper Jaffray, reported and recommended to the Board of Summit that it approve the proposed amendment. In determining the best course of action, the

Special Committee discussed Summit's position, future prospects, and absence of other alternatives. The Special Committee discussed the continuing decline in cash flow from Summit's core restaurant operations and the resulting continuing decline in the value of the JB's Restaurants assets and that several restaurant chains were for sale. The Special Committee reviewed the possibility of selling the Summit assets separately, but determined that based upon Piper Jaffray's earlier survey of potential buyers for all or part of the business or assets of Summit, and CKE's preliminary discussions with potential purchasers, that such separate asset sales would not result in greater value to Summit's stockholders and would be accompanied by greater risk of realization. Piper Jaffray delivered its oral opinion, and confirmed in writing, that the consideration proposed to be received by Summit stockholders under the Merger Agreement and Amendment was fair to them from a financial point of view. Following the presentation by the Special Committee and Piper Jaffray, the members of the Summit Board of Directors voted unanimously to approve the Merger Agreement and proposed amendment with CKE and to recommend that Summit's stockholders vote in favor of the transaction.



     On January 24, 1996, CKE and Summit finalized and entered into a First Amendment to Agreement and Plan of Merger and Reorganization (the "First Amendment"). Pursuant to the First Amendment, CKE and Summit agreed that the Merger Consideration would be reduced to $2.77 in cash and 0.17375 shares of CKE Common Stock (valued at $2.78 per share at an assumed Average CKE Price of $16.00) per share of Summit Common Stock and Summit Preferred Stock, or a total of $5.55 per share, from a combination of cash and shares of CKE Common Stock having an aggregate value of $6.00 per Summit share as provided in the original Merger Agreement. The First Amendment also modified the formula used to determine the Adjusted CKE Price, provided an adjustment provision relating to the proposed dispositions of certain Summit assets concurrently with the Merger and increased to $13.25 from $12.25 the Average CKE Price below which Summit and the holder of the Summit Preferred Stock would have the right to terminate the Merger Agreement. It is not expected that any adjustment to the Merger Consideration will be made pursuant to the adjustment provisions adopted in connection with the First Amendment. See "The Merger -- Adjustment of Merger Consideration." The First Amendment also reflected the parties understanding that the transactions contemplated by the Merger Agreement, as amended, would not constitute a "reorganization" for federal income tax purposes and, as a result, would be a taxable transaction to Summit's stockholders. The First Amendment also deleted the condition in the original Merger Agreement which required the delivery of a fairness opinion by CKE's financial advisor, and modified certain provisions relating to the cancellation of outstanding Summit stock options. Finally, the First Amendment provides that Summit will be the surviving corporation in the Merger. The original Merger Agreement provided that Merger Sub would be the surviving corporation.


     The Board of Directors of Summit also authorized the officers of Summit to negotiate and execute consents to letters of intent and definitive agreements between CKE and third parties for the sale of certain of Summit's assets following or simultaneous with the closing of the Merger.

     The mix of the merger consideration was originally determined by the parties as a result of CKE's preference to balance its use of cash with the issuance of stock in acquisition transactions, as well as a desire, expressed at the time of execution of the original Merger Agreement, to structure a "tax-free" reorganization with respect to the stock portion of the merger consideration. In addition, Summit believed that the mix of the merger consideration would be appealing to its stockholders in that the Merger would provide both immediate liquidity to Summit stockholders, to the extent of the cash portion, and the flexibility of determining whether to hold the CKE Common Stock portion (and thereby maintain an equity interest in the combined companies) or to sell all or any part of those shares in the open market (and to that extent liquidate their ownership interest in the combined companies). Thereafter, as CKE developed its strategic evaluations concerning the integration of Summit's restaurant operations, the parties determined that the Merger would not qualify for "tax-free" treatment, but did not consider changing the mix of the merger consideration.


     In meetings, correspondence and telephone conversations during March 11 through March 28, 1996, CKE raised concerns regarding certain potential financial liabilities of Summit relating to the financial difficulties of certain of Summit's JB's Restaurant franchisees, and CKE asserted that it was not obligated to consummate the Merger. Subsequent to the date of the First Amendment, two franchisees of Summit's JB's Restaurants, operating two franchised JB's Restaurants, filed for bankruptcy. A third franchisee, operating two franchised JB's Restaurants, failed to meet payments as required under a previously entered into payment plan for past due receivables. The two franchisees filing bankruptcy were in addition to a franchisee, operating two franchised JB's Restaurants, that filed for bankruptcy just prior to the signing of the First Amendment. The six franchised JB's Restaurants represent 25% of the JB's Restaurant franchise system. These franchisees had outstanding notes and accounts payable to Summit of approximately $770,000 against which Summit had a reserve of approximately $270,000. The potential financial liability to Summit, asserted by CKE, consisted of the unreserved portion of notes and accounts receivable owed by these franchisees of approximately $500,000, the potential lost revenue from rent and royalties of approximately $290,000 per year if these franchised JB's Restaurants closed, and the potential lease liability on the four franchised JB's Restaurants that Summit subleased to these franchisees of approximately $3.2 million. Previous analysis by CKE had not considered these potential liabilities related to Summit's JB's Restaurant franchise system. Summit's management and Special Committee reviewed the concerns expressed by CKE. On March 20, 1996 the Special Committee, along with management of Summit and representatives of Piper Jaffray, and counsel for Summit and the Special Committee met and discussed the concerns raised by CKE and Summit's responses to CKE, and the options available to Summit. On March 25, 1996 the Board of Directors of Summit met and reviewed the issues raised by CKE. The Summit Board discussed with the financial and legal consultants the options available to Summit, including negotiating further with CKE, and resuming the search for a prospective purchaser of all or part of Summit's assets. The Board discussed the need to provide for Summit's liabilities in the event of separate asset sales, the cost and time involved in searching for a new purchaser, and the potential cost, uncertainty and delay which would be associated with seeking to compel CKE to perform its obligations under the Merger Agreement rather than negotiating an amendment with CKE. The Board approved the Special Committee's proposal to authorize the Special Committee to address with CKE its financial concerns related to the financial difficulties of certain Summit franchisees. The Summit Board authorized the Special Committee to negotiate with CKE to require that CKE go forward to close the Merger and to reduce the Merger Consideration by not more than $0.29 per share. During the Board meeting Piper Jaffray indicated verbally that such a proposal could be supported by a fairness opinion from Piper Jaffray, subject to review of the final agreement between CKE and Summit.


     On April 2, 1996, CKE, Summit and Merger Sub entered into a Second Amendment to Agreement and Plan of Merger and Reorganization (the "Second Amendment"). Pursuant to the Second Amendment, CKE and Summit agreed that the Merger Consideration would be reduced to $2.63 in cash and 0.165 shares of CKE Common Stock (valued at $2.64 per share at an assumed Average CKE Price of $16.00) per share of Summit Common Stock, or a total of $5.27 per share, from a combination of cash and shares of CKE Common Stock having an aggregate value of $5.55 per Summit share as provided in the First Amendment.

     The Second Amendment also provided for the immediate purchase by CKE of all of the 946,714 outstanding shares of Summit Preferred Stock from ABS MB(JB) Limited Partnership ("ABS") for a cash purchase price of $5.27 per share. ABS had previously indicated to Summit that it was willing to vote the Summit Preferred Stock in favor of the Merger Agreement and the Merger so long as ABS received cash and shares of CKE Common Stock having an aggregate value of $5.50 per share of Summit Preferred Stock (which represents the per share liquidation preference of such shares). In order to avoid the risk that ABS, as the holder of the Summit Preferred Stock, may withhold its approval of the Merger, CKE agreed to purchase the Summit Preferred Stock from ABS. ABS, in turn, was willing to accept the $5.27 purchase price for the Summit Preferred Stock from CKE, in cash, provided that CKE completed the purchase of the Summit Preferred Stock on or prior to April 4, 1996. CKE and ABS completed the purchase and sale of the Summit Preferred Stock on April 4, 1996, following which William L. Paternotte and Frederick L. Bryant, affiliates of ABS, resigned from the Summit Board of Directors. Summit had a right of first refusal with respect to any transfer of the Summit Preferred Stock by ABS, and agreed to waive the right of first refusal in order to complete the negotiations leading up to the Second Amendment.


     On April 9, 1996, the Board of Directors of Summit determined to terminate, effective April 12, 1996, the employment relationships of Messrs. McComas, Gehling, Bales and Yanez and made payments in the aggregate amount of $1,071,776 under the Employment Agreement with Mr. McComas and the Change of Control Agreements with Messrs. Gehling, Bales and Yanez. The employment of Mr. Sacks terminated on April 15, 1996 as part of a reduction in force that was implemented by Summit in February 1996. Mr. Sacks received a payment of $177,777 under his Change of Control Agreement. See
"-- Interests of Certain Persons in the Merger -- Change of Control Agreements." The terminations of employment were a continuation of reductions in force initiated by Summit in September 1995 in response to Summit's deteriorating financial condition and were effected for a variety of reasons, including performance, job responsibilities, assessments of Summit's future needs, strategic direction and financial considerations. Also on April 9, 1996, CKE and Summit entered into an agreement whereby CKE agreed that if the Merger is not completed on or before August 1, 1996, CKE shall immediately reimburse Summit for one-half of all amounts paid to those individuals terminated effective April 15, 1996 (not to exceed $300,000), provided that the failure to complete the Merger is not a direct result of any action or failure to take any action within the control of Summit.



     On April 12 and April 26, 1996, Summit received copies of news releases from First Global Securities, Inc. ("First Global") in which First Global stated concerns regarding the proposed Merger. On April 23, 1996 First Global sent a letter to Summit requesting certain information related to the proposed Merger which was not then publicly available and Summit responded by indicating that the information would be provided when available to all stockholders, including First Global. On April 29, 1996 Summit received a copy of a Schedule 13D filed with the Commission by First Global in which First Global and other stockholders purporting to hold 11.5% of Summit's Common Stock (First Global holding a total of five shares) set forth a plan to sell all of Summit's assets and use the net proceeds to pay a dividend of $2.00 per share to the holders of Summit Common Stock and to invest the remainder in an "eatertainment" restaurant concept. On May 1, 1996 Summit Board members and the chief executive officer of CKE received from First Global a letter requesting that First Global be allowed to take control of Summit so its plan could be implemented. First Global has not made any offer to purchase Summit or any of Summit's assets nor has it indicated any consideration it is willing to pay for control of Summit. In August 1995, First Global had requested information from Summit management concerning a proposed management-led buyout which was furnished under a confidentiality agreement but returned with a letter from First Global that the information had not been read. The Summit Board met on May 2, 1996 and discussed with Piper Jaffray and its legal advisors the communications from First Global and its proposals. On May 7, 1996 the Board responded to First Global and advised First Global that it was incorrect in its assumption that the assets of Summit were saleable at a price, net of Summit's liabilities, that would allow for payment of any dividend to holders of Summit Common Stock and that, in Summit's view, First Global's proposal to fund a new restaurant concept appeared to be an unproven idea more suitable for consideration by venture capitalists. Summit also advised First Global that, in the Summit Board's opinion, First Global's proposal presented an unacceptable risk for Summit stockholders, even if funds were available for such a purpose.


     Because of the appointment of a Special Committee and the engagement by the Special Committee of Piper Jaffray and counsel, neither the Special Committee nor the Board considered it necessary to retain an unaffiliated representative to negotiate the terms of the Merger Agreement on behalf of the stockholders of Summit.

PURPOSE OF THE TRANSACTION


     The purpose of the Merger is to effect the acquisition by CKE of all the outstanding shares of capital stock of Summit not currently owned by CKE. At the present time, CKE owns all of the issued and outstanding shares of Summit Preferred Stock and none of the issued and outstanding shares of Summit Common Stock. The shares of Summit Preferred Stock are convertible, at CKE's option, into 946,714 shares of Summit Common Stock (representing approximately 16.5% of the outstanding shares of Summit Common Stock on an as-converted basis). CKE and Summit did not consider any alternative means to accomplish this purpose because the Merger is the most direct means for effecting the acquisition of the shares of capital stock of Summit held by stockholders other than CKE.


REASONS FOR THE MERGER

     Summit. Among the several reasons considered by the Summit Board of Directors in determining to recommend the Merger to the stockholders of Summit were (i) the continued deterioration in the financial performance of Summit and constraints on its future growth, (ii) the conclusion of Piper Jaffray, Summit's financial advisor, that Summit could not continue as an attractive independent public company, (iii) the absence of other alternatives deemed as favorable as the CKE proposal following solicitation of offers for

Summit by Piper Jaffray, and (iv) the opportunity for stockholders of Summit to receive a portion of the Merger Consideration in shares of CKE Common Stock and to participate in potential future appreciation in the value of CKE Common Stock. See "-- Background" and "-- Recommendation of Summit's Board of Directors; Fairness of the Merger."



     CKE. In its evaluation of the Merger, CKE's Board of Directors considered both the advantages and disadvantages of acquiring Summit prior to approving the Merger, including the following:


     Advantages

     - The Merger will create an opportunity to acquire and expand the Galaxy Diner concept. The Board of CKE feels that this concept, although not in existence long enough to have a proven track record, has the potential to be an alternative growth vehicle to CKE's core Carl's Jr. restaurant business, especially in selected rural areas where a 50's diner concept would stand out from the competitive quick-service restaurant environment.

     - In order to support the expansion of the Galaxy Diner concept, CKE would look for the timely disposition of the HomeTown Buffet restaurants. The benefit of this disposition would be twofold: It would generate cash that would reduce total cash outlays related to the Merger and it would result in one less concept for CKE to manage, which would allow for increased focus on the Galaxy Diner operations.

     - The Merger would allow CKE to reduce the continuing operating losses of the JB's Restaurants by the strategic downsizing of the concept. CKE plans to sell certain company-owned JB's Restaurants to new or existing franchisees and to close significantly underperforming locations. CKE then can focus on improving the operating margins in the remaining core group of JB's Restaurants.

     - The combined company will have the potential to realize significant cost savings in corporate administration, compared to the two companies continuing to operate separately.

     Management of CKE believes that the strategy outlined above balances the cash requirements of CKE with the desire to increase the profitability of CKE, and that CKE has the expertise and manpower to complete the acquisition plan described above.

     Disadvantages

     - The sale of HomeTown Buffet is contingent on signing a definitive agreement with a potential buyer. If negotiations are not successfully concluded, CKE may have to manage this additional concept in addition to the JB's Restaurant and Galaxy Diner concepts.

     - The acquisition of Summit and related concepts could divert CKE's managements' attention away from the core business of operating Carl's Jr. restaurants, which could ultimately lead to reduced margins and profitability.

     - The strategy of selling certain JB's Restaurant locations and closing other locations carries an inherent risk in that these actions can be completed in a timely manner and the closed locations can be successfully subleased.

     - The ultimate effects of selling certain restaurants and closing other units could create reserves and write-downs of assets could create goodwill that may not be supportable in the future. This, in turn, could create a future impairment issue and subsequent profit and loss impact.

     - The short-term negative effects of employee severance costs to be incurred as a result of the anticipated termination of employment of a significant portion of Summit's administrative and executive personnel following the Merger.


RECOMMENDATION OF SUMMIT'S BOARD OF DIRECTORS; FAIRNESS OF THE MERGER


     At a meeting of the Special Committee held on March 26, 1996, the Special Committee unanimously determined (i) that the Merger Agreement, as amended, was fair to and in the best interests of Summit and the holders of Summit Common Stock, and (ii) to recommend that the Board of Directors approve the Merger Agreement, as amended, and the transactions contemplated thereby. At a subsequent meeting of the Board of Directors, the Board, after receiving the recommendation of the Special Committee, determined that the Merger was fair to and in the best interests of Summit and the holders of the Summit Common Stock and resolved to recommend to such holders that they approve and adopt the Merger Agreement and the transactions contemplated thereby. The votes of the Special Committee and of the Board of Directors to approve the Merger was unanimous in each instance, except that Messrs. Paternotte and Bryant abstained from voting on the Second Amendment to the Merger Agreement, which contemplated the purchase by CKE of all of the Summit Preferred Stock from an entity with which Messrs. Paternotte and Bryant were affiliated at a cash price equal to the then anticipated Merger Consideration.



     In its consideration of the Merger, the Special Committee met in person or via telephone conference on at least ten occasions and the Board met in person or via telephone conference on eight separate occasions. At each meeting, one or more of the factors were discussed among the Special Committee, the Board members and Summit's financial advisor, when present. The Special Committee's and the Board's respective recommendations are the product of the business judgment of the respective members thereof, exercised in light of their fiduciary duties to Summit's stockholders. The Special Committee, in determining to recommend approval of the Merger Agreement to the full Board, and the Board in recommending approval to the holders of the Summit Common Stock and Summit Preferred Stock, considered a number of factors, including those listed below:



     - The Special Committee and the Board considered that the aggregate Merger Consideration offered by CKE for the shares of Summit Common Stock represented a premium over the market price of the Summit Common Stock at the time of the formation of the Special Committee and at the time of execution of the Merger Agreement and at the time of each amendment to the Merger Agreement, as follows:



                                                        MARKET PRICE OF      AGGREGATE VALUE OF
                       DATE OR EVENT                  SUMMIT COMMON STOCK   MERGER CONSIDERATION
       ---------------------------------------------  -------------------   --------------------
       Formation of Special Committee...............         $4.00                    N/A
       Execution of Merger Agreement................         $5.00                 $ 6.00
       Execution of First Amendment.................         $4.44                 $ 5.55
       Execution of Second Amendment................         $4.91                 $ 5.27


        The Special Committee and the Board also considered the fact that Summit's book value per share at September 25, 1995 was higher than the Merger Consideration but determined, based in part on consultations with Piper Jaffray, that the book values of CKE and Summit were not relevant to the value which Summit's stockholders might expect to receive because book value is highly dependent on a company's accounting policies and is not necessarily reflective of a company's fair market value or earnings potential. In its consideration of book values, the Board was advised that implementation of Statement of Financial Accounting Standards No. 121, which Summit is required to adopt in 1997, would likely result in a reduction in book value of approximately $7.0 million or approximately $1.22 per share. See "Summit Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Standards Issued But Not Yet Adopted."


     - The Special Committee and the Board considered the oral and written presentations of Piper Jaffray described under "Opinion of Financial Advisor to Summit" which involved the discussion of various valuation analyses regarding Summit and the oral and written opinions of Piper Jaffray that the consideration to be received in the Merger is fair to holders of Summit Common Stock (other than to CKE and its affiliates). A copy of such opinion setting forth the assumptions made, matters considered and procedures followed by Piper Jaffray is attached hereto as Appendix B and should be read in its entirety. With respect to the matters contained in the Piper Jaffray fairness opinion, the Special Committee and the Board adopted the analysis contained therein and considered the other factors set forth therein in determining that the Merger is fair to unaffiliated holders of Summit Common Stock. Although Piper Jaffray's analysis of the Merger was done using an assumed Average CKE Price of $16.00, the Board also considered the fact that Piper Jaffray's opinion and analysis were based on the formula for determining both the number of shares of CKE Common Stock to be issued in the Merger and, applying such formula, the anticipated value of the Merger Consideration. As a result, the Board does not intend to obtain an updated fairness opinion if the Average CKE Price is different than $16.00.



     - The Special Committee and the Board reviewed possible alternatives to the Merger, including the interest expressed by certain third parties with respect to the acquisition of separate assets of Summit by such parties. From July 1995 to October 2, 1995, the Special Committee and Piper Jaffray held discussions with HomeTown and its financial advisor regarding a possible acquisition by HomeTown of the HomeTown Buffet assets of Summit. The Special Committee discontinued consideration of the HomeTown proposal due to the price offered, HomeTown's refusal to structure the transaction to provide for the sale of Summit's non-HomeTown restaurants and to avoid two levels of taxation to the Summit stockholders. From October 10, 1995 to November 2, 1995, the Special Committee had discussions with representatives of Stella Bella, which were terminated because Stella Bella continually failed to provide satisfactory evidence of its ability to finance or complete a transaction with Summit. From October 23, 1995 to October 26, 1995, the Special Committee considered an offer from a national restaurant company to purchase the JB's Restaurant and Galaxy Diner assets of Summit, net of certain liabilities. The Special Committee and the national restaurant company were unable to agree on the price for the JB's Restaurant and Galaxy Diner assets and the potential purchaser's requirement that any acquisition be structured as an asset sale. In addition, the Special Committee considered that CKE's proposal offered a higher likelihood of completion and superior valuation. In the view of the Special Committee and the Board, after consultation with Piper Jaffray, transactions involving separate sales of assets pursuant to which Summit would be required to retain and pay significant liabilities would likely have reduced proceeds available for distribution to Summit stockholders to an amount less than the value which could be realized from the sale of Summit to CKE in a single transaction where such liabilities were assumed by CKE. Although the potential sale of separate assets was considered, neither the Special Committee nor the Board considered the liquidation value of Summit in their assessments of the fairness of the Merger Consideration. The Board of Directors has no plans to liquidate Summit and does not believe that doing so would be in the best interests of Summit or its stockholders. The costs associated with a liquidation, including discounts, contract terminations, severance pay, commissions and other expenses make it highly unlikely that liquidation of Summit would generate a value equal to the Merger Consideration. No appraisals of assets have been obtained by the Special Committee or the Board. In the event that CKE enters into definitive asset purchase agreements for the sale of Summit assets prior to the date of the Merger in certain circumstances, the Merger Consideration will be increased. However, it is not expected that fully executed definitive Asset Purchase Agreements will be in effect as of the date of the Merger for any dispositions other than the HomeTown Buffet restaurants or, as a result, that any adjustments will be made to the Merger Consideration. See "Background" and "The Merger -- Adjustment of Merger Consideration."


     - The Special Committee and the Board of Directors also evaluated CKE's proposal in light of price, ability to finance and consummate the proposed transaction, CKE's experience and background in the restaurant business, the opportunity of Summit stockholders to participate in future appreciation in the value of CKE's Common Stock, the limited number and nature of other proposals received and the fiduciary obligations of the Special Committee and the Board to Summit and its stockholders. The Board also considered that the Merger Agreement permitted Summit to terminate the Merger Agreement and accept a higher unsolicited offer in certain circumstances by paying CKE a breakup fee of $800,000, which the Board of Directors considered to be reasonable in the circumstances.

     - The Special Committee and the Board considered information with respect to Summit's financial condition, including the substantial constraints imposed on Summit's ability to remodel existing restaurants or develop alternative restaurant concepts resulting from net operating losses incurred over four successive fiscal years. The Board of Directors also considered the recommendation of Piper Jaffray after review and analysis of the range of financial alternatives available to Summit resulting in the conclusion that Summit could not continue as an attractive independent public company. See "Background."

     - The Special Committee and the Board considered the fact that the terms of the Merger Agreement and the Merger Consideration were determined through negotiations with the Special Committee, which was comprised entirely of non-management directors of Summit and which was assisted by an unaffiliated investment banking advisor and legal advisor and the Board considered the fact that the Special Committee determined that the Merger and the Merger Consideration is fair to and in the best interests of Summit and the holders of Summit Common Stock and Summit Preferred Stock. See "Background."

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations. Of primary importance, however, was CKE's willingness to acquire Summit, as an entity, in a single transaction, its ability to finance and consummate the transaction and the absence of any other proposal having similar characteristics. Also of significance to the Special Committee and the Board was the opinion of Piper Jaffray that the transaction is fair to the holders of Summit Common Stock. Finally, the willingness of the prior holder of the outstanding Summit Preferred Stock to sell the Summit Preferred Stock to CKE at a cash price equivalent to the Merger Consideration was deemed important to the Special Committee and the Board in making their recommendations to the holders of Summit Common Stock.

     THE BOARD OF DIRECTORS OF SUMMIT HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SUMMIT AND ITS STOCKHOLDERS AND HAS RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


CKE ANALYSIS OF FAIRNESS OF THE MERGER



     CKE believes, based primarily on the factors listed in "Reasons for the Merger -- CKE" and on the factors considered by Summit's Board of Directors and the Special Committee listed in "Recommendation of Summit's Board of Directors; Fairness of the Merger," that the consideration to be paid to Summit's stockholders in the Merger is fair to such stockholders and, accordingly, adopts the Summit Board's and the Special Committee's analysis as its own. CKE also considered, among other factors, the historic and continuing losses experienced by Summit and the belief of CKE that Summit has generated a significant amount of its cash flow in recent periods from sales of assets other than in the ordinary course of business and that, unless additional dispositions of significant assets could be made in the short-term, Summit's cash flows from operations may not be sufficient to satisfy its short-term or long-term working capital requirements. In view of the variety of factors considered in connection with its evaluation of the Merger, CKE did not quantify or attempt to assign relative weights to the specific factors considered in reaching its conclusion as to fairness and to proceed with the Merger.



     In light of the appointment of the Special Committee, the retention by the Special Committee of separate counsel and Piper Jaffray and the fact that the terms of the Merger Agreement were the result of negotiations with the Special Committee and its advisors which were conducted prior to CKE's acquisition of the Summit Preferred Stock, CKE believes that the manner in which the Merger was considered by Summit was procedurally fair to unaffiliated stockholders.



     NatWest Markets was retained by CKE to act as CKE's financial advisor in connection with the Merger Agreement and to provide CKE with its general assessments concerning the Merger and its anticipated effects on CKE; however, CKE did not obtain its own fairness opinion in connection with its review of the Merger.


OPINION OF FINANCIAL ADVISOR TO SUMMIT

     Piper Jaffray was retained by Summit on July 21, 1995 to serve as financial advisor to the Special Committee in connection with a potential sale of, or other disposition with respect to, Summit. Among other things, the engagement permitted the Special Committee to request an opinion from Piper Jaffray regarding the fairness of a sale or other transaction to Summit's stockholders from a financial point of view. At the March 26, 1996 meeting of Summit's Board of Directors, Piper Jaffray rendered its oral opinion to the effect that the consideration proposed to be paid to the holders of the Summit Common Stock in the Merger is fair, from a financial point of view, to Summit's stockholders. Piper Jaffray's oral opinion was confirmed in a written opinion, dated March 26, 1996, to the effect that, as of the date thereof and based on and subject to the assumptions, factors and limitations set forth in such opinion and described below, the consideration proposed to be paid to the holders of Summit Common Stock in the Merger is fair, from a financial point of view, to holders of Summit Common Stock.

     The full text of the opinion of Piper Jaffray dated March 26, 1996 (the "Piper Jaffray Opinion") is attached as Appendix B to this Prospectus and Proxy Statement/Prospectus. The following summary of the Piper Jaffray Opinion is qualified in its entirety by reference to the full text of the Piper Jaffray Opinion. Summit stockholders are urged to read the opinion in its entirety for a complete description of the assumptions made, matters considered and limits of the review undertaken.


     In arriving at its opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financing and operating condition and prospects of Summit and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger Agreement, as amended; (ii) annual reports on Form 10-K and audited financial statements for Summit for the four fiscal years ended September 25, 1992, September 27, 1993, September 26, 1994 and September 25, 1995; (iii) the quarterly report on Form 10-Q of Summit for the quarter ended December 18, 1995 and a discussion draft of the quarterly report on Form 10-Q of Summit for the quarter ended March 11, 1996; (iv) the five-year financial forecasts for Summit furnished by Summit management; (v) the annual reports on Form 10-K for CKE for the three fiscal years ended January 31, 1995; (vi) the quarterly reports on Form 10-Q for CKE for the quarters ended May 22, 1995, August 14, 1995 and November 6, 1995; and (vii) the historical prices and trading activity for CKE Common Stock and Summit's Common Stock. Piper Jaffray conducted oral discussions with senior management of Summit and had additional discussions with members of Summit's Board of Directors and with members of the Special Committee. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger, the alternatives to the proposed Merger, including the potential sale of Summit assets described elsewhere in this Proxy Statement/Prospectus, and the financial condition, operating performance and balance sheet characteristics of Summit. In addition, Piper Jaffray conducted oral discussions with senior management of CKE about the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects for CKE's business independently and the financial and operating prospects for the combined company after consummation of the proposed Merger.



     The Piper Jaffray Opinion, which was delivered for use and considered by the Summit Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration, does not address the value of a share of Summit Common Stock, does not address Summit's underlying business decision to participate in the Merger and does not constitute a recommendation to any Summit stockholder as to how such stockholder should vote with respect to the Merger. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder. Piper Jaffray also considered the following qualitative factors relating to the Merger based upon information provided by the management and Board of Summit: (i) As of June 30, 1996, Summit will lose exclusivity in its franchise territory, thereby limiting growth opportunities with the HomeTown Buffet restaurants concept and putting Summit in direct competition with HomeTown; (ii) Summit's deteriorating financial condition and inability to raise additional capital to finance either future growth or remodeling of existing locations; and (iii) following a process in which approximately 70 potential acquirors were contacted, the lack of any other competitive offers which met the timing and financial criteria of Summit for either all of the assets of Summit or selective assets of Summit which would provide net proceeds to holders of Summit Common Stock greater than that offered by CKE.


     Based on this information, Piper Jaffray performed a variety of financial and comparative analyses, including those summarized below, which it discussed with the Summit Board on November 30, 1995 and confirmed on January 24, 1996 and March 26, 1996.

     Discounted Cash Flow Analysis. Piper Jaffray performed a discounted cash flow analysis to calculate a range of theoretical values per share of Summit Common Stock and Summit Preferred Stock based upon: (i) the net present value of the implied future cash flows of Summit; and (ii) a terminal value assuming Summit is sold in the year 2000 at a multiple of operating income before depreciation and amortization (EBITDA). Assuming an EBITDA multiple of 3-5x, a discount rate average of 13-17% and a tax rate of 40.0%, Piper Jaffray concluded that the net present value of each share of Summit Common Stock and Summit Preferred Stock would be $1.00 to $2.53. This range of values was then compared to the Merger Consideration of $5.27 to be received in the Merger (assuming an Average CKE Price of $16.00 per share). Since the Merger Agreement was signed, the closing prices of the CKE Common Stock on the NYSE have risen from $17.38 on November 30, 1995 to $25.00 on May 23, 1996. For purposes of disclosure in this Proxy Statement/Prospectus, an Average CKE Price of [$21.74] is used, based on the average of the closing prices of the CKE Common Stock on the NYSE for the 20 consecutive trading days ended on May 23, 1996, as opposed to the Average CKE Price of $16.00 which was used by Piper Jaffray in performing its analyses. At an Average CKE Price of $21.74, the aggregate value of the Merger Consideration would be $5.40 per share (including $2.63 in cash). Summit is not required to obtain an updated fairness opinion if the Adjusted CKE Price is determined to be less than $16.00 per share.


     Premium Analysis. Piper Jaffray performed a comparable acquisition premium analysis through a review of transactions involving the acquisition of stock of public companies. The analysis was based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified 103 acquisitions of public companies (other than banks, REITS and insurance companies) that were completed from January 1, 1994 through March 25, 1996 with an acquisition price between $20 million and $100 million. Piper Jaffray determined that the price to be paid for Summit Common Stock and Summit Preferred Stock in the Merger would constitute a 17.0% premium over the average of the closing price of Summit Common Stock for the four weeks immediately preceding July 24, 1995 (the date of the announcement of the retention of Piper Jaffray), November 10, 1995 (the date of the press release announcing the offer by Stella Bella) and November 28, 1995 (two days prior to the date of the original Merger Agreement). In addition, such price would constitute a 9.5% premium over the closing price of the Summit Common Stock on March 25, 1996 (the day before the date of the Second Amendment). In comparison, Piper Jaffray determined that the mean premium paid in the acquisitions identified above was 41.3% and that the median premium paid in such acquisitions was 34.6% for the four weeks prior to the announcement.

     Comparable Acquisition Analysis. Piper Jaffray conducted a comparable acquisition analysis through a review of selected restaurant industry transactions deemed comparable to the Merger. The analysis is based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified all acquisitions of companies operating eating places and drinking places that were pending or completed from January 1, 1992 through March 25, 1996. This search yielded 18 transactions listed below in acquired/acquiror format: Brueggers/Quality Dining (pending); Noah's Bagels/Boston Chicken; Quality Dining/Brinker International (Grady's Grill); DAKA International/Champps Entertainment; Lone Star Steakhouse/Del Frisco's; Apple South/DF&R Restaurants; Wendys/Tim Hortons; Brinker International/Maggianos and Corner Bakery; AppleBees International/Rio Bravo; Morrison Restaurants/Tias's; Billy Blues Food Corp/Marco's Mexican Restaurants; Sixx Holdings/Patrizio Restaurants; Brinker International/On The Border Cafes; Au Bon Pain Co/St. Louis Bread Co; Taco Bell (PepsiCo)/Chevys Mexican Restaurant; National Pizza/NRH Corp; PepsiCo/California's Pizza Kitchen; and Magic Restaurants/Carmella's Cafe.

     Piper Jaffray then determined certain mean and median operating ratios based upon information for the comparable acquisitions. Among other things, Piper Jaffray determined that for the comparable acquisitions the mean company value to LTM (latest 12 months) revenues ratio was 1.8x, the median such ratio was 1.4x and the Summit ratio was .4x. A comparison of other operating ratios was not meaningful because Summit did not have operating income for the latest 12 months.

     Comparable Company Analysis. Piper Jaffray conducted a comparable company analysis by comparing certain financial and stock market information relating to Summit to corresponding data and rates for a group of eleven comparable publicly traded companies that operate family style, casual dining restaurants. The group of comparable companies consisted of: Bob Evans Farms, Buffets, Inc., Cracker Barrel, Flagstar, Ground Round Restaurant, HomeTown Buffet, IHOP, Luby's Cafeterias, Perkins Family Restaurants, Piccadilly Cafeterias and Ryan's Family Steak Houses. Among other things, Piper Jaffray determined that for the comparable companies the mean stock price to LTM revenues ratio was 1.1x, the median such ratio was .9x and the Summit ratio was
 .4x. A comparison of other financial ratios was not meaningful because Summit did not have net income or operating income for the latest 12 months and it does not have estimated earnings for fiscal year 1996.


     No company or transaction used in any comparable analysis as a comparison is identical to Summit or to the Merger. Accordingly, an analysis of the results is not mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and comparable transactions. The Premium Analysis, Comparable Acquisition Analysis and Comparable Company Analysis performed by Piper Jaffray resulted in ratios or premiums higher than the proposed Merger Consideration; however, in rendering its opinion, Piper Jaffray considered that the Discounted Cash Flow Analysis, based on Summit's best available estimates of Summit's future financial performance, and certain long-term competitive factors, such as Summit's impending loss of exclusivity for its HomeTown Buffet franchise territory, competitive pressures in the family dining and casual dining segments of the restaurant industry, and Summit's inability to raise additional capital to finance future growth or remodel existing locations, was particularly helpful in determining its opinion. Notwithstanding the foregoing considerations, in reaching its conclusion as to the fairness of the consideration proposed to be paid in the Merger and in its presentation to the Summit Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. These analyses of Piper Jaffray are not necessarily indicative of actual values, which may be significantly more or less favorable than the values used herein. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be purchased or sold.


     For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt independently to verify such information. Piper Jaffray relied upon the assurances of Summit's management that the information provided by Summit had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuation of specific assets of Summit and expressed no opinion regarding the liquidation value of any entity. The fairness opinion relates only to the proposed transaction with CKE and is not an assessment of the fairness of the CKE transaction relative to other potential transactions. No limitations were imposed by Summit on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion at the price at which shares of Summit Common Stock or CKE Common Stock may trade at any future time. The opinion is based upon the information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of this opinion. Events occurring after such date could materially affect the assumptions used in preparing the opinion.

     Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and evaluations for estate, corporate and other purposes. The Special Committee selected Piper Jaffray because of its expertise, reputation and familiarity with Summit and the restaurant industry in general.

     Summit has paid Piper Jaffray $125,000 in fees in connection with its engagement and for rendering its fairness opinion. The remainder of the fee payable to Piper Jaffray is contingent upon the completion of a transaction between Summit and a purchaser. The amount of the fee payable to Piper Jaffray upon the completion of the Merger is approximately $773,000, less the $125,000 previously paid to Piper Jaffray. Summit has agreed to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) and reimburse reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, in connection with the engagement of Piper Jaffray by the Special Committee and Summit. Piper Jaffray agreed to pay Scobrett 15% of the total fee that Piper Jaffray will receive from Summit. Mr. Habermann, Chairman of the Special Committee, is the President and sole owner of Scobrett. See "Interests of Certain Persons in the Merger." The approximate total fee from Summit to Piper Jaffray is $773,000, and the approximate fee from Piper Jaffray to Scobrett is $115,950. The fee to Scobrett is contingent upon the completion of a transaction in which Piper Jaffray receives a fee from Summit. It is the Board's opinion that the financial interest of Mr. Habermann in completing a transaction to sell Summit is consistent with the Board's previous decision in June 1995 to sell Summit and with the interests of Summit's Board and stockholders to obtain the highest possible consideration upon the sale of Summit.



CERTAIN PROJECTIONS OF SUMMIT



     Summit does not as a matter of course make projections or forecasts as to future revenues or operations. However, in connection with Summit's discussions with Piper Jaffray, Summit prepared and furnished certain projections as to revenues and operations for the five fiscal years ending in September 2000. A summary of the projections and material assumptions (the "Projections") are set forth below. The Projections do not reflect the consummation of the Merger or the proposed sale of assets outside the ordinary course of business. The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities Exchange Commission or the American Institute of Certified Public Accountants and are included in this Proxy Statement/Prospectus only because such Projections were supplied to Piper Jaffray, who does not assume any responsibility for the accuracy or completeness of the Projections. The Projections were not compiled or reviewed by KPMG Peat Marwick LLP, Summit's independent accountants, and they are not covered by such firm's report appearing in this Proxy Statement/Prospectus. KPMG Peat Marwick LLP does not express conclusions or any other form of assurance on the accompanying Projections or the underlying assumptions.



     In addition, the Projections set forth below are based on assumptions and estimates that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond Summit's control. Because Summit has no history of preparing projections, Summit has no experience in comparing such projections against historical performance. Accordingly, there is no assurance that the projected results will or can be realized or that actual results will not be materially higher or lower than those projected. See the historical financial information and the more detailed consolidated financial statements included herein for actual results of operations.

                         SUMMIT FAMILY RESTAURANTS INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                               FIVE YEAR FORECAST


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  FORECAST
                                          --------------------------------------------------------
                                            1996        1997        1998        1999        2000
                                          --------    --------    --------    --------    --------
Total revenues.........................   $120,311    $120,350    $122,816    $125,334    $127,904
Costs and expenses:
  Food costs...........................     39,053      39,147      39,953      40,775      41,614
  Labor costs..........................     41,604      41,501      42,361      43,240      44,136
  Occupancy and other expenses.........     26,881      26,909      27,256      27,392      27,221
  General and administrative
     expenses..........................      8,079       8,230       8,487       8,751       9,024
  Depreciation and amortization........      6,926       6,356       6,572       6,669       6,766
                                          --------    --------    --------    --------
  Total costs and expenses.............    122,543     122,143     124,629     126,827     128,761
                                          --------    --------    --------    --------
Loss from operations...................     (2,232)     (1,793)     (1,813)     (1,493)       (857)
                                          --------    --------    --------    --------
Interest and other income (expense)
  Interest expense.....................     (1,054)     (1,002)       (929)       (856)       (783)
  Interest income......................        411         516         646         805       1,007
  Gains on sale of restaurants to
     franchisees and other.............       (260)         50          50          50          50
  Gain on sale of Hometown stock.......      3,959          --          --          --          --
                                          --------    --------    --------    --------
  Total interest and other income
     (expense).........................      3,056        (436)       (233)         (1)        274
                                          --------    --------    --------    --------
Income (loss) before income taxes......        824      (2,229)     (2,046)     (1,494)       (583)
                                          --------    --------    --------    --------
Income taxes...........................        724          --          --          --          --
                                          --------    --------    --------    --------
Net income (loss)......................   $    100    $ (2,229)   $ (2,046)   $ (1,494)   $   (583)
                                          ========    ========    ========    ========
Net income (loss) per share............   $   0.02    $  (0.38)   $  (0.34)   $  (0.24)   $  (0.09)
                                          ========    ========    ========    ========
Weighted average shares outstanding....      5,818       5,921       6,087       6,273       6,345
                                          ========    ========    ========    ========

                         SUMMIT FAMILY RESTAURANTS INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                               FIVE YEAR FORECAST


                                 (IN THOUSANDS)



                                                                            FORECAST
                                                     -------------------------------------------------------
                                                      1996        1997        1998        1999        2000
                                                     -------     -------     -------     -------     -------
Pre-tax income.....................................  $   824     $(2,229)    $(2,046)    $(1,494)    $  (583)
Add:
Depreciation and amortization......................    6,926       6,356       6,572       6,669       6,766
Change in operating assets.........................   (2,602)        735         736         735         735
Other..............................................     (365)        100         100         100         100
Notes receivable payments..........................      131         128         128         128         128
Proceeds from issuance of Common Stock.............       12          --          --          --          --
Proceeds from sale of Hometown Stock...............    4,755          --          --          --          --
Deduct:
Tax payments.......................................     (740)         --          --          --          --
Hometown Buffet stock gain.........................    3,959          --          --          --          --
                                                     -------     -------     -------     -------     -------
Cash flow before debt repayment and capital
  expenditures.....................................    6,462       5,090       5,490       6,138       7,146
Deduct: Debt repayment.............................    2,938         756         756         756         756
                                                     -------     -------     -------     -------     -------
Cash available for capital expenditures............    3,524       4,334       4,734       5,382       6,390
Deduct: capital expenditures.......................    1,473       2,084       2,084       2,084       2,084
                                                     -------     -------     -------     -------     -------
Cash flow..........................................  $ 2,051     $ 2,250     $ 2,650     $ 3,298     $ 4,306
                                                     =======     =======     =======     =======     =======
Change in cash
Beginning balance..................................  $ 2,091     $ 4,142     $ 6,392     $ 9,042     $12,340
Cash flow..........................................    2,051       2,250       2,650       3,298       4,306
                                                     -------     -------     -------     -------     -------
Ending balance.....................................  $ 4,142     $ 6,392     $ 9,042     $12,340     $16,646
                                                     =======     =======     =======     =======     =======

                         SUMMIT FAMILY RESTAURANTS INC.



                          CONSOLIDATED BALANCE SHEETS



                               FIVE YEAR FORECAST


                                 (IN THOUSANDS)



                                                                    FORECAST
                                               ---------------------------------------------------
                                                1996       1997       1998       1999       2000
                                               -------    -------    -------    -------    -------
ASSETS
Current assets
Cash.........................................  $ 4,142    $ 6,392    $ 9,042    $12,340    $16,646
Receivables..................................      669        669        669        669        669
Inventories..................................    1,532      1,614      1,534      1,556      1,577
Other........................................      189        189        189        189        189
                                               -------    -------    -------    -------    -------
     Total current assets....................    6,532      8,864     11,434     14,754     19,081
Property, buildings and equipment............   48,888     44,617     40,129     35,544     30,862
Investments..................................    1,430      1,430      1,430      1,430      1,430
Other assets.................................    4,054      3,926      3,798      3,670      3,542
                                               -------    -------    -------    -------    -------
     Total assets............................  $60,904    $58,837    $56,791    $55,398    $54,915
                                               =======    =======    =======    =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable -- trade....................  $ 4,985    $ 5,802    $ 6,457    $ 7,212    $ 7,968
Accrued liabilities..........................    6,069      6,070      6,070      6,070      6,070
Current maturities of long-term debt.........      871        871        871        871        871
                                               -------    -------    -------    -------    -------
     Total current liabilities...............   11,925     12,743     13,398     14,153     14,909
Long-term debt
  Capitalized real property leases...........    9,610      8,920      8,230      7,540      6,850
  Notes payable..............................      310        245        180        115         50
                                               -------    -------    -------    -------    -------
     Total long-term debt....................    9,920      9,165      8,410      7,655      6,900
                                               -------    -------    -------    -------    -------
Deferred income taxes........................      297        297        297        297        297
                                               -------    -------    -------    -------    -------
Deferred compensation........................    1,564      1,564      1,564      1,564      1,564
                                               -------    -------    -------    -------    -------
Stockholders' equity.........................   37,198     35,068     33,122     31,729     31,245
                                               -------    -------    -------    -------    -------
Total liabilities and stockholders' equity...  $60,904    $58,837    $56,791    $55,398    $54,915
                                               =======    =======    =======    =======    =======

                         SUMMIT FAMILY RESTAURANTS INC.



                               MAJOR ASSUMPTIONS



                               FIVE YEAR FORECAST



FISCAL 1996 FORECAST



     - Sales and Costs


           Continuation of business trends experienced through the first half of the fiscal year



     - Number of Restaurants


           The number of restaurants remains as follows:



                                                          COMPANY     FRANCHISED     TOTAL
                                                          -------     ----------     -----
        JB's Restaurant...............................       78           24          102
        HomeTown Buffet...............................       16           --           16
        Galaxy Diner..................................        6           --            6
                                                                          --
                                                            ---                       ---
        Total.........................................      100           24          124
                                                            ===           ==          ===



     - No new restaurants



     - General and Administrative


           Does not include change of control and other severance costs



FISCAL 1997-2000 FORECAST



     - Number of Restaurants


           The number of restaurants remains as follows:



                                                          COMPANY     FRANCHISED     TOTAL
                                                          -------     ----------     -----
        JB's Restaurant...............................       78           24          102
        HomeTown Buffet...............................       16           --           16
        Galaxy Diner..................................        6           --            6
                                                                          --
                                                            ---                       ---
        Total.........................................      100           24          124
                                                            ===           ==          ===



     - Sales


           JB's Restaurant sales increase 2% per year


           HomeTown Buffet sales increase 2% per year


           Galaxy Diner sales increase 3% per year



     - Store Level Cost Structure


           Remains essentially the same as Fiscal Year 1996



     - General and Administrative


           Overhead structure remains in place with no significant changes in personnel, with inflationary increases each year.



     - Capital Spending


           Maintenance level spending only.



     - Debt


           Repayment of existing debt.


           No new debt.



     - Income Taxes


            No recognition of income tax benefits.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Summit Board of Directors with respect to the Merger, holders of Summit Common Stock should be aware that certain members of Summit's management (some of whom are members of Summit's Board of Directors) and the members of the Summit Board of Directors and Special Committee have certain interests in the Merger, in addition to those of the stockholders generally. Summit's Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement.


     Fee to Scobrett Associates, Inc. During November 27 through November 30, 1995, Norman N. Habermann discussed with Piper Jaffray the possibility of payment by Piper Jaffray to Scobrett Associates, Inc. ("Scobrett"), of which Mr. Habermann is the President and the sole owner, of a portion of the fee that Piper Jaffray will receive from Summit upon completion of the Merger or other transaction pursuant to the Engagement Letter between Summit and Piper Jaffray dated July 21, 1995 (the "Engagement Letter"). Mr. Habermann is a member of the Board of Directors of Summit and is Chairman of the Special Committee of the Summit Board of Directors. Piper Jaffray and Mr. Habermann agreed that it would be appropriate for Piper Jaffray to pay a portion of its fee to Scobrett as a result of the extent of the involvement by Mr. Habermann in reviewing information from potential purchasers of Summit, including CKE, and in negotiating the transaction between CKE and Summit, based upon their agreement that Mr. Habermann's role extended substantially beyond the amount of time and work originally envisioned by Piper Jaffray when it recommended the formation of the Special Committee and that Mr. Habermann's role was key to completing the negotiation of the Merger Agreement. On the morning of November 30, 1995, Piper Jaffray and Mr. Habermann agreed that the amount to be paid to Scobrett would be 15% of the total fee that Piper Jaffray will receive from Summit pursuant to the Engagement Letter. During the Summit Board Meeting on November 30, 1995, Mr. Bryant B. Edwards of Latham & Watkins, counsel to the Special Committee, advised the Summit Board of the agreement between Piper Jaffray and Scobrett. On December 11, 1995, Piper Jaffray and Scobrett entered into a letter agreement setting forth the terms of the payment. The payment is not limited to the Merger, but applies to the fee that Piper Jaffray will receive under the Engagement Letter, regardless of the applicable transaction. Summit estimates the payment from Piper Jaffray to Scobrett will be approximately $115,950. See "Background."


     Stockholders and Optionees. Certain executives of Summit are stockholders of Summit or are optionees who have vested and unvested options to purchase Summit Common Stock. Executives who hold Summit Common Stock will receive Merger Consideration in the same manner as other holders of Summit Common Stock at the Effective Time of the Merger. Executives who are optionees will receive consideration as other optionees as described in "The Merger -- Treatment of Summit Stock Options." The following table sets forth, as of March 14, 1996, certain information concerning the options to purchase shares of Summit Common Stock held by each officer and director of Summit:

                                                           NUMBER OF       WEIGHTED AVERAGE
                             NAME                        STOCK OPTIONS      EXERCISE PRICE
        -----------------------------------------------  -------------     ----------------
        Norman N. Habermann............................       5,000             $ 4.38
        Carl R. Hays...................................      11,500               5.64
        Joseph J. Hollencamp...........................      35,000               5.13
        Clark D. Jones.................................      43,000               4.00
        Charlotte L. Miller............................      35,000               5.88
        Norton Parker..................................      11,500               5.72
        Ronald N. Paul.................................      11,500               6.32
        David E. Pertl.................................      35,500               5.17
        Thomas J. Russo................................      11,500               5.99
                                                            -------              -----
                  Totals...............................     199,500             $ 5.19
                                                            =======              =====

     Change of Control Agreements. The seven senior vice presidents of Summit (Gary A. Bales, George H. Gehling, Joseph J. Hollencamp, Charlotte L. Miller, David E. Pertl, Ronald L. Sacks, and Daniel Yanez) have each entered into letter agreements dated August 17, 1995 with Summit providing for certain termination benefits in the event of a change of control of Summit (the "Change of Control Agreements").

The Change of Control Agreements provide that each of the seven senior vice presidents will be entitled to receive a payment of 1.5 times his or her annual salary upon the occurrence of certain events. Those events include involuntary termination of the senior vice president during the period after the announcement of a change of control and before the consummation of a change of control or during the 12 months following consummation of the change of control and a voluntary termination during the 90-day period following the consummation of the change of control. Consummation of the Merger is an event that constitutes a change of control pursuant to the letter agreements. The following table sets forth the amounts to which the seven senior vice presidents would be entitled under the Change of Control Agreements as a result of the Merger:

                                    EMPLOYEE                            BENEFIT
            --------------------------------------------------------   ----------
            Dave Pertl..............................................   $  187,512
            Charlotte Miller........................................      132,008
            George Gehling..........................................      143,271
            Gary Bales..............................................      156,000
            Ron Sacks...............................................      177,777
            Dan Yanez...............................................      172,505
            Joe Hollencamp..........................................      127,515
                                                                       ----------
                      Total.........................................   $1,096,588
                                                                       ==========

     Additionally, in the event a senior vice president becomes entitled to receive benefits under the Change of Control Agreement, Summit shall pay the portion of the premiums applicable to his or her health insurance benefits that Summit paid prior to termination pursuant to certain requirements for up to an 18-month period following the termination of employment. The Change of Control Agreements expire on September 23, 1996.

     Under the Change of Control Agreements, a material change in employment may also result in the senior vice president receiving benefits if the senior vice president terminates employment within 60 days after the material change in employment. Under the Change of Control Agreements, a material change in employment is (i) a ten percent or greater decrease in annual salary, (ii) a diminution in title, (iii) a decrease in duties and responsibilities that results in the senior vice president no longer having the duties and responsibilities associated with the senior vice president's title, or (iv) a requirement that the senior vice president relocate more than fifty miles from the current offices of Summit.

     Pursuant to the Merger Agreement, the Change of Control Agreements have been amended to provide that the senior vice president will forfeit his or her benefits if he or she voluntarily terminates employment within the 90 days immediately following consummation of the Merger; and that the time period during which a senior vice president may receive benefits upon voluntary termination shall begin immediately following the first 90 days after consummation of the Merger Transaction and end 90 days thereafter. The purpose of such amendment is to provide CKE with adequate support in making a transition.

     The Merger constitutes a change of control under the Change of Control Agreements and amendments. Therefore under the Merger, a senior vice president will be entitled to receive benefits under the Change of Control Agreement if
(i) he or she is involuntarily terminated prior to the consummation of the Merger or within 12 months following the Merger (ii) he or she does not voluntarily terminate employment within the first 90 days following the consummation of the Merger and voluntarily terminates employment within the second 90-day period immediately following the 90 days immediately after the consummation of the Merger.

     Joseph J. Hollencamp, Senior Vice President, HomeTown Operations, has (in addition to the above described Change of Control Agreement) a letter agreement dated January 4, 1995 (the "Hollencamp Agreement") which requires Summit, or its successor, to pay him a certain amount upon sale of Summit's HomeTown Buffet assets. Under the Hollencamp Agreement, Mr. Hollencamp is eligible for one percent of the final sales price received for the HomeTown Buffet restaurants or assets, but in no event more than $400,000. The Hollencamp Agreement terminates on September 30, 1996. Mr. Hollencamp is not entitled to receive payment under both the Change of Control Agreement and the Hollencamp Agreement.

     Mr. McComas has an Employment Agreement with Summit dated November 24, 1993 (the "Employment Agreement"). The Employment Agreement, which contains a change of control provision similar to the Change of Control Agreements with the senior vice presidents, provides that Mr. McComas is entitled to receive one dollar less than three times his annual salary in the event (i) he is involuntarily terminated after the announcement of the planned change of control and before the consummation of the change of control (ii) his employment is voluntarily or involuntarily terminated within twelve months following the change of control. The total amount of payment for which Mr. McComas would be eligible under the change of control provisions of the Employment Agreement is $600,000. Additionally, for a 24-month period following receipt of benefits under the change of control provision of the Employment Agreements, Summit must arrange to provide Mr. McComas with life, disability, accident and health insurance benefits substantially similar to those which Mr. McComas was receiving prior to the termination of his employment.

     Mr. McComas has entered into an amendment to the change of control provision of the Employment Agreement as requested by CKE similar to that described for the senior vice presidents which requires Mr. McComas to continue his employment for the first 90 days following the Merger in order to be eligible to receive his benefits pursuant to the change of control provision of the Employment Agreement.


     Effective April 12, 1996, the Board of Directors terminated the employment relationships of Messrs. McComas, Gehling, Bales and Yanez and made payments in the aggregate amount of $1,071,776 under the Employment Agreement with Mr. McComas and the Change of Control Agreements with Messrs. Gehling, Bales and Yanez. The employment of Mr. Sacks was also terminated effective April 15, 1996 and a payment of $177,777 was made to Mr. Sacks under his Change of Control Agreement. These terminations of employment were a continuation of reductions in force initiated by Summit in September 1995 in response to Summit's deteriorating financial condition and were effected for a variety of reasons, including performance, job responsibilities, assessments of Summit's future needs, strategic direction and financial considerations. On April 9, 1996, CKE and Summit agreed that, if the Merger is not completed on or before August 1, 1996, CKE shall immediately reimburse Summit for one-half of all amounts paid to those individuals terminated effective April 15, 1996 (not to exceed $300,000), provided that the failure to complete the Merger is not a direct result of any action or failure to take any action within the control of Summit. CKE currently expects that Summit will involuntarily terminate the employment of each of the three remaining senior vice presidents within the 12 month period following the Merger and, accordingly, that such persons will become entitled to receive benefits totalling approximately $447,035 under their respective Change of Control Agreements. See "Summit Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Directors and Officers Insurance. CKE has agreed in the Merger Agreement to provide the directors and officers of Summit with directors' and officers' and fiduciary liability insurance having substantially similar terms and conditions and coverage as that maintained by Summit for one year following the consummation of the Merger or to purchase extensions for a 12-month period following the consummation of the Merger provided the cost of such extension does not exceed $40,000.


     Indemnification Agreements. Summit has provided the officers and directors of Summit with an indemnification agreement which provides for indemnification and payment of expenses on behalf of the officer in actions or threatened actions against the officer in his or her capacity as an officer of Summit. CKE has agreed to assume these indemnification agreements.


CERTAIN TRANSACTIONS IN THE SUMMIT COMMON STOCK

     On April 4, 1996, CKE purchased 946,714 shares of Summit Preferred Stock from ABS, for a cash purchase price of $5.27 per share, in a private transaction. The shares of Summit Preferred Stock are convertible into shares of Summit Common Stock representing 16.5% of the outstanding shares. Other than CKE's purchase of the Summit Preferred Stock, there have been no transactions in the Summit Common Stock during the past 60 days by Summit, CKE or, to the knowledge of Summit and CKE, any of their respective executive officers or directors.

CERTAIN EFFECTS OF THE MERGER

     If the proposed Merger is consummated, the stockholders of Summit, other than CKE, will no longer have an equity interest in Summit and, therefore, will not directly share in any future earnings or growth of Summit. Instead, each stockholder of Summit other than CKE will have the right to receive the Merger Consideration.

     As a result of the Merger, Summit will become a wholly-owned subsidiary of CKE. The Summit Common Stock will cease to be quoted on the Nasdaq National Market, the registration of the Summit Common Stock under the Exchange Act will terminate and Summit will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and beneficial owners of more than 10% of the Summit Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information concerning Summit will be required to be made publicly available than presently is the case. Certain information about Summit will continue to be available through the public reports of CKE.

     As a result of the Merger, CKE's indirect interest in the assets and liabilities of Summit, including the net book value and net earnings of Summit, will increase, upon effectiveness of the Merger, from 16.5% to 100%. The directors of Merger Sub immediately prior to the Effective Time (who will be designees of CKE) will be the directors of Summit from and after the Effective Time (until their successors are duly elected or appointed and qualified).

     Except as otherwise described in this Proxy Statement/Prospectus, CKE expects that Summit will be operated after the Merger in a manner substantially the same as its current operations. See "Risk Factors -- Proposed Disposition of Certain Assets of Summit" and "-- Uncertainties Relating to Integration of Operations."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Latham & Watkins, counsel to Summit, has advised Summit that the following discussion expresses their opinion as to the material federal income tax consequences of the Merger to holders of Summit stock who are citizens or residents of the United States and who hold their shares of Summit stock as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) at the Effective Time. This discussion is based on current law. The discussion set forth below is for general information only and may not apply to particular categories of Summit stockholders subject to special treatment under the Code (including insurance companies, dealers in securities, tax exempt organizations or foreign persons) or to Summit stockholders who acquired their shares of Summit stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, there may be relevant state, local or other tax consequences of the Merger, none of which are described below.

     Neither CKE nor Summit has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger and this discussion regarding the federal income tax consequences of the Merger set forth below will not be binding on the IRS.

     A holder of Summit stock will recognize gain or loss for federal income tax purposes upon the exchange of such Summit stock for CKE Common Stock and cash equal to the difference between (i) the holder's adjusted tax basis in the Summit stock and (ii) the sum of (A) the fair market value of the CKE stock (at the Effective Time) and (B) the amount of cash received. Such gain or loss should be capital gain or loss provided the holder held the Summit stock as a capital asset, and should be long-term capital gain or loss if the holder held the Summit stock for more than one year.

     A holder of Summit stock may be subject to backup withholding at the rate of 31% with respect to the CKE Common Stock and cash received pursuant to the Merger unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Summit stock who does not provide either Summit or CKE with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

     SUMMIT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RECEIPT OF SHARES OF CKE COMMON STOCK AND CASH PURSUANT TO THE MERGER.

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds and other consideration to be used in the Merger and the fees and expenses of CKE relating to the Merger (including fees and costs of CKE's legal counsel, auditors and financial advisor and other miscellaneous expenses, which are the only expenses related to the Merger that are expected to be paid by CKE) is approximately $18.2 million, of which $4.9 million was paid on April 4, 1996 for the purchase of the Summit Preferred Stock. CKE anticipates paying the remaining amount from cash on hand (including short-term investments) and, if necessary, amounts available under CKE's revolving credit facilities.

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense. Estimated costs and expenses to be incurred by Summit in connection with the Merger, assuming completion of the Merger, are as follows:


        Investment Banking Fees..........................................  $  773,000
        Cancellation of Stock Options....................................     233,000
        Legal Fees.......................................................     135,000
        Accounting Fees..................................................      15,000
        Miscellaneous Expenses...........................................      30,000
                                                                           ----------
                  Total..................................................  $1,186,000
                                                                            =========

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from stockholders of Summit by the Summit Board of Directors for use at the Special Meeting. At the Special Meeting, the stockholders of Summit will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, and such other matters as may properly come before the Special Meeting.

DATE, PLACE AND TIME OF MEETING


     The Special Meeting will be held on             , July   , 1996, at 10:00
a.m. local time, at the Howard Johnson Hotel, located at 122 West South Temple, Salt Lake City, Utah.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Summit Common Stock and Summit Preferred Stock at the close of business on May 20, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 4,805,902 shares of Summit Common Stock outstanding and entitled to vote, held of record by approximately 499 stockholders (although Summit has been informed that there are approximately 4,500 beneficial owners of Summit Common Stock) and 946,714 shares of Summit Preferred Stock outstanding and entitled to vote, all of which are held of record by CKE. Each Summit stockholder is entitled to one vote for each share of Summit Common Stock or Summit Preferred Stock held as of the Record Date. Each holder of record of shares of Summit Common Stock or Summit Preferred Stock on the Record Date is entitled to cast one vote per share, in person or by proxy.


PROXIES

     The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of Summit for use at the Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All shares of Summit Common Stock and Summit Preferred Stock represented by proxies that are properly executed and returned, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR the approval and adoption of the Merger Agreement and the Merger.

     Summit's Board of Directors does not presently intend to bring any other business before the Special Meeting and, so far as is known to Summit's Board of Directors, no other matters are expected to be brought before the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. However, shares represented by proxies that have been voted "AGAINST" the proposal to approve and adopt the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the preceding sentence) adjournment for the purpose of soliciting additional votes.

     A stockholder of Summit may revoke his or her proxy at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of Summit (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Pursuant to the DGCL and Summit's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Summit Common Stock and the affirmative vote of the holder of 75% of the outstanding shares of Summit Preferred Stock are required to approve and adopt the Merger Agreement and the Merger. As a result of the fact that CKE holds only Summit Preferred Stock, the approval of unaffiliated holders of at least a majority of the shares of Summit Common Stock is required to complete the Merger. CKE, the holder of all of the outstanding shares of Summit Preferred Stock, has agreed to vote for the approval and adoption of the Merger Agreement and the Merger.

     If fewer shares of Summit Common Stock are voted in favor of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any such proxies that have theretofore effectively been revoked or withdrawn.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of shares entitled to vote at the Special Meeting representing a majority of the outstanding shares of Summit Common Stock and a majority of the outstanding shares of Summit Preferred Stock is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether the proposal relating to the approval and adoption of the Merger Agreement and the Merger has been approved, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger.

PROXY SOLICITATION EXPENSES

     All expenses of this solicitation, including the cost of mailing this Proxy Statement/Prospectus, will be borne by Summit. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Summit in person or by telephone, telegram, facsimile transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Summit will reimburse such custodians, nominees and fiduciaries, upon request, for reasonable expenses incurred in connection therewith.


     Summit has retained Corporate Investor Communications, Inc. ("CIC") to provide proxy solicitation services. The expense of proxy solicitation, which is estimated to be approximately $6,000, will be borne by Summit.

                                   THE MERGER

     The following is a summary of the material features of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approval of Summit's stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into Summit, and Summit will be the surviving corporation and remain a wholly-owned subsidiary of CKE. If the requisite approval of the stockholders of Summit is obtained, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger, which is expected to occur as soon as practicable following receipt of stockholder approval at the Special Meeting.


     The Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") or at such later time as is specified on such certificate (the "Effective Time"). The
Effective Time of the Merger is currently expected to be on or about July   ,
1996. The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction of the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by CKE or Summit if the Merger has not been consummated on or before July 15, 1996, and may also be terminated by either party under certain other conditions. See "The Merger Agreement -- Conditions to the Merger", "-- Termination" and "-- Fees and Expenses."


CONVERSION OF SHARES

     At the Effective Time of the Merger, each then outstanding share of Summit Common Stock and Summit Preferred Stock (other than shares with respect to which the holders exercise appraisal rights and shares owned by CKE or its subsidiaries), will be converted into and represent the right to receive $2.63 per share in cash and a number of shares of CKE Common Stock to be determined by dividing $2.64 by the Adjusted CKE Price. The Merger Consideration is subject to adjustment as described below.

     The Adjusted CKE Price shall be determined as follows:

          (a) if the Average CKE Price is equal to or greater than $17.00, the Adjusted CKE Price shall be $16.00 plus the amount by which the Average CKE Price exceeds $17.00;

          (b) if the Average CKE Price is less than $17.00 and equal to or greater than $15.00, the Adjusted CKE Price shall be $16.00;

          (c) if the Average CKE Price is less than $15.00 and equal to or greater than $13.25, the Adjusted CKE Price shall be $16.00 less the amount by which $15.00 exceeds the Average CKE Price;

          (d) if the Average CKE Price is less than $13.25 and CKE does not exercise the Fill-Up Election, but neither Summit nor CKE elects to terminate the Merger Agreement, the Adjusted CKE Price shall be $14.25; and

          (e) if the Average CKE Price is less than $13.25 and CKE exercises the Fill-Up Election, the Adjusted CKE Price shall be $16.00 less the amount by which $15.00 exceeds the Average CKE Price.


     Notwithstanding the foregoing, in no event will the Adjusted CKE Price exceed $29.00, even if the Average CKE Price exceeds $30.00.



     For purposes of the Merger Agreement, the Average CKE Price will be the average of the per share closing sales prices of CKE Common Stock on the NYSE for the 20 consecutive trading days ending five days prior to the date of the Special Meeting. The number of shares of CKE Common Stock to be issued in the Merger will decrease as the Average CKE Price increases up to $30.00 per share. See "Risk Factors --

Exchange Ratio." If the Average CKE Price is less than $13.25, each of Summit and CKE will have the right to terminate the Merger Agreement unless CKE exercises the Fill-Up Election. Summit or CKE may decline to exercise their rights to terminate the Merger Agreement if the Average CKE Price is determined to be less than $13.25 and CKE fails to exercise the Fill-Up Election. See "The Merger Agreement -- Termination."



     Based upon the capitalization of CKE and Summit as of May 6, 1996, and assuming an Average CKE Price of $21.74, the holders of Summit Common Stock immediately prior to consummation of the Merger will own approximately 3.2% of the outstanding shares of CKE Common Stock upon consummation of the Merger. Such percentage could change depending on the numbers of shares of Summit Common Stock or the number of shares of CKE Common Stock that are outstanding at the Effective Time of the Merger, or in the event that the Average CKE Price is determined to be different than $21.74.



ADJUSTMENT OF MERGER CONSIDERATION


     CKE and Summit have agreed that the Merger Consideration shall be increased by one-half of the amount, if any, by which the consideration to be received from any purchasers of Summit assets exceeds, in an immediately quantifiable dollar amount, $40,000,000 pursuant to fully executed definitive Asset Purchase Agreements in effect as of the date of the Merger. The amount of the increase, if any, shall be determined at the date of the Merger and shall not be further affected by any other transactions involving Summit assets or properties subsequent to the date of the Merger. The increase, if any, shall be allocated one-half to the cash portion of the Merger Consideration and one-half to the CKE Common Stock portion of the Merger Consideration.

     CKE has advised Summit of its intention to immediately dispose of Summit's HomeTown Buffet restaurants, and that it is participating in preliminary discussions with a potential purchaser resulting in a draft agreement for the sale of such assets. See "Proposed Disposition of Certain Assets of Summit." However, CKE is not presently a party to any agreements or discussions relating to any other dispositions of Summit's assets. Accordingly, it is not expected that fully executed definitive Asset Purchase Agreements will be in effect as of the date of the Merger for any dispositions of assets other than the HomeTown Buffet restaurants. As a result, it is not expected that any adjustments will be made to the Merger Consideration pursuant to the foregoing adjustment provisions of the Merger Agreement. After the Merger, no additional merger consideration will be paid to former Summit stockholders based upon any further sales of Summit's assets.

     The adjustment provisions relating to potential dispositions of Summit assets were added to the Merger Agreement by the First Amendment thereto. The intention of the parties was to provide a measure of potential additional merger consideration to Summit stockholders in recognition of the belief that, if the value of Summit's assets exceeds the aggregate value of the Merger Consideration, Summit stockholders should be entitled to greater value in connection with the Merger. However, the parties also recognized (a) that Summit had not generated significant interest in its separate businesses from parties other than CKE and had not been able to reach agreement with any potential third party purchasers of those businesses, notwithstanding its efforts and those of its financial advisors to do so, (b) the probability that Summit would remain responsible, after the Merger and such asset sales, if any, for significant liabilities of Summit which purchasers of such assets would not be willing to assume, (c) the risk that CKE would not ultimately be able to consummate those asset sales, and (d) that CKE should be provided an incentive to actively solicit proposals to purchase those assets and complete such transactions contemporaneously with the Merger. Summit and CKE believed that the 50% limitation on the adjustment provision was designed to appropriately balance the foregoing objectives. See "Special Factors -- Background."

FRACTIONAL SHARES

     No fractional shares of CKE Common Stock will be issued pursuant to the Merger. In lieu of any fractional shares of CKE Common Stock that a stockholder of Summit would otherwise be entitled to receive as a result of the Merger, such holder shall be entitled to receive cash in an amount to be determined by multiplying the Adjusted CKE Price by such fraction of a share.

PROPOSED DISPOSITION OF CERTAIN ASSETS OF SUMMIT

     CKE intends to cause Summit, concurrently with or promptly following the Effective Time of the Merger, to dispose of all 16 of Summit's HomeTown Buffet restaurants, and has entered into negotiations with a potential purchaser which may lead to the completion of such disposition.


     CKE and [                  ] have agreed in principle that, if CKE
completes the Merger and acquires Summit on or before [May 30, 1996], upon
consummation of the Merger [                  ] CKE and Summit will enter into a
definitive agreement with respect to the sale by Summit of all 16 of Summit's
HomeTown Buffet restaurants to [                 ]. The proposed purchase price
of the HomeTown Buffet restaurants is $17,250,000, which would be adjusted by adding to such amount the value of all cash in stores, restaurant receivables, lease deposits and inventory (subject to reasonable reserves for such
receivables and inventory) to be acquired by [                  ] and by
subtracting the amount of all accounts payable and payroll obligations of Summit
to be assumed by [                  ]. The assets to be sold would include all
of Summit's assets used in the operation of its HomeTown Buffet restaurants.



     It is currently anticipated that the above-described disposition of assets will be consummated concurrently with or promptly following the closing of the Merger. Consummation of such disposition will be subject to the condition that the Merger shall have become effective on or prior to [May 30, 1996], and to certain other conditions, including compliance with the HSR Act and the receipt of consents required from third parties under various real and personal property leases and other agreements. CKE is negotiating the terms and conditions of the foregoing transaction, but there can be no assurance that definitive agreements will be entered into or that the proposed disposition of assets will be completed on the above-described terms or at all. None of the proceeds of such dispositions will be distributed to holders of Summit Common Stock or Summit Preferred Stock. See "Risk Factors -- Uncertainties Relating to Integration of Operations" and "-- Proposed Disposition of Certain Assets of Summit."



     The Special Committee and the Board of Summit have concluded, after consultation with Piper Jaffray, not to pursue separate sales of assets pursuant to which Summit would be required to retain and pay significant liabilities, thereby reducing the proceeds available for distribution to the Summit stockholders. These liabilities included trade accounts payable, accrued liabilities, long term debt, deferred compensation and change of control and other severance costs estimated to total approximately $17.5 million at March 11, 1996. In addition, the proceeds available for distribution in asset sales by Summit would be reduced by any taxes payable by Summit at the corporate level on any gains from these sales. Gains on any asset sales could be offset by losses on other asset sales depending upon the timing and amount of such gains and losses. In addition at March 11, 1996 Summit had state net operating loss carryforwards available to offset approximately $120,000 in state taxes in various states. In addition Summit had $1,634,000 in general business credits and $928,000 in alternative minimum tax credits available to reduce future regular federal income taxes. The ability of Summit to utilize these available tax credits to offset any potential gains on the sale of assets is subject to alternative minimum tax limitations as provided in the Code. Separate sales of assets would also subject the Summit stockholders to the uncertainties of closing transactions with several purchasers. The Special Committee and the Board also considered selling only certain portions of Summit's operations, but concluded not to pursue this alternative because the issues of liability retention and taxation on asset sales remained, as well as concerns that the loss of territory exclusivity of the HomeTown franchise and Summit's deteriorating financial condition would make this alternative unattractive with respect to the retained assets.


TREATMENT OF SUMMIT STOCK OPTIONS

     As of April 8, 1996, options to purchase 742,000 shares of Summit Common Stock (the "Summit Stock Options") were outstanding under the Summit Stock Option Plans, with a range of exercise prices per share of $3.63 to $7.88. On or prior to the Effective Time, Summit and its Board of Directors (or a committee thereof) have agreed to take all action necessary to implement the following provisions concerning outstanding options to purchase Summit Common Stock; provided, that such provisions do not create an aggregate cash liability at the Effective Time in excess of $375,000 (which amount will be adjusted for the per share increase, if any, in the Merger Consideration pursuant to the adjustment provisions of the Merger Agreement). At the Effective Time, all Summit Stock Options shall become fully exercisable in accordance with the terms of the Summit Stock Option Plan. Each holder of a Summit Stock Option may elect to have such Summit Stock Option cancelled in consideration of the payment of an amount equal to the product of
(x) the excess, if any, of the aggregate dollar amount of the Merger Consideration over the respective exercise price thereof and (y) the number of shares of Summit Common Stock subject thereto, respectively (such payment to be net of any required withholding taxes). From and after the Effective Time, each outstanding Summit Stock Option that is not so cancelled shall constitute an option to acquire, on the same terms and conditions as were applicable under such Summit Stock Option, a number of shares of CKE Common Stock equal to (w) the product of the aggregate dollar amount of the Merger Consideration and the number of shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Time divided by (x) the Average CKE Price, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Date divided by (z) the aggregate number of shares of CKE Common Stock purchasable upon exercise of such Summit Stock Option following the Effective Time. See "Special Factors -- Interests of Certain Persons in the Merger -- Stockholders and Optionees."

OUTSTANDING WARRANTS

     On September 1, 1987, Summit issued warrants (the "Warrants") to purchase 200,000 shares of Summit Common Stock to Crown Life Insurance Company, Ince & Co., and Security Mutual Group, which Warrants are scheduled to expire on July 30, 1996. The original exercise price of the Warrants was $8.13 per share. As a result of certain anti-dilution provisions in the Warrants, the number of shares of Summit Common Stock issuable upon exercise of the Warrants has been adjusted to 219,254 shares of Summit Common Stock and the exercise price of the Warrants has been adjusted to $7.416 per share (which exceeds the anticipated value of the Merger Consideration).

     Pursuant to the terms of the Warrants, following the consummation of the Merger a holder of a Warrant shall be entitled to receive upon the exercise of the Warrant (in lieu of the number of shares of Summit Common Stock which would have been issuable upon the exercise of the Warrant and at an aggregate purchase price equal to that which would have been payable if such number of shares of Summit Common Stock had been purchased upon exercise of the Warrant, subject to adjustment as described below) the number of shares of CKE Common Stock which the holder of the Warrant would have been entitled to receive if such holder had exercised the Warrant immediately prior to the Merger. In addition, there shall be a reduction in the aggregate exercise price equal to the amount of cash that would have been distributed to the holder of the Warrant with respect to the number of shares of Summit Common Stock then issuable upon exercise of such Warrant if such holder had exercised the Warrant immediately prior to the Merger. Following the Merger, the provisions of the Warrants shall, as nearly as practicable, be applicable to the CKE Common Stock deliverable upon exercise of the Warrant, including the registration rights set forth in the Warrants. In addition, prior to or simultaneously with the Merger, CKE must assume in writing Summit's obligations under the Warrants and the obligation to deliver the securities issuable upon exercise of the Warrants as described above, and deliver such written assumption to each of the holders of the Warrants.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting, with CKE as the acquiring party, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Summit, including direct costs of the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess of fair value of net assets received over the purchase consideration allocated as a reduction to the value of the related long-lived assets. The results of CKE's operations will include the results of operations of Summit commencing at the Effective Time.

     The Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Proxy Statement/Prospectus are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Merger is consummated, then CKE's financial statements will reflect effects of acquisition adjustments only from the Effective Time. The actual allocation of the purchase price may differ significantly from the allocation reflected in the

Unaudited Pro Forma Combined Condensed Financial Statements. See "Unaudited Pro Forma Combined Condensed Financial Statements."

STOCK EXCHANGE LISTING

     Pursuant to the Merger Agreement, CKE has agreed to use its best efforts to cause the shares of CKE Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on the New York Stock Exchange.

RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger is consummated, dissenting holders of Summit Common Stock may be entitled to have the "fair value" (exclusive of any elements of value arising from the accomplishment or expectation of the Merger) of their shares (the "Dissenting Shares") at the Effective Time judicially determined and paid to them by complying with the provisions of Section 262 of the DGCL ("Section 262"). The obligations of CKE to effect the Merger are subject to the condition that the holders of not more than 10% of the shares of Summit Common Stock will have asserted dissenters' rights in accordance with the DGCL.

     The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary does not purport to be a complete statement of provisions of the Delaware Law relating to the rights of stockholders of Summit to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is attached as Appendix C. This Proxy Statement/Prospectus constitutes notice to the holders of Summit Common Stock and Summit Preferred Stock concerning the availability of appraisal rights under Section 262.

     Each stockholder electing to demand the appraisal of his or her shares must deliver to Summit, before the taking of the vote on the Merger, a written demand for appraisal of his or her shares. A proxy or vote against the Merger shall not constitute such a demand, and stockholders electing to take such action must do so by a separate written demand as provided in Section 262. Voting against, abstaining from voting or failing to vote on the Merger will not, by itself, constitute a demand for appraisal within the meaning of Section 262.

     A Summit stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Office of the Chief Financial Officer, Summit Family Restaurants Inc., 440 Lawndale Drive, Salt Lake City, Utah 84115-2917. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder intends thereby to demand appraisal of his or her shares. Within ten days after the Effective Time of the Merger, Summit must provide notice of the date that the Merger has become effective to all of Summit's stockholders who have complied with Section 262 and have not voted for approval of the Merger.

     Within 120 days after the Effective Time of the Merger, any stockholder of Summit who has satisfied the requirements of Section 262 shall be entitled to receive from Summit, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be mailed to the stockholder within 10 days after his or her written request is received by Summit or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     Within 120 days after the Effective Time of the Merger, either Summit or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the Dissenting Shares. Summit has no present intention to file such a petition if a demand for appraisal is made. If no petition for appraisal is timely filed, then the rights of Summit stockholders to an appraisal shall cease.

     Upon the filing of any petition by a stockholder, service of a copy of such petition will be made upon Summit, which shall within 20 days after service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Summit. If such petition is filed by Summit, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Summit and to the stockholders shown upon the list at the addresses therein stated, and such notice will also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof will be borne by Summit.

     At the hearing on the petition, the Court will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the appraisal proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the court shall appraise the shares, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors involving Summit, which may include market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of Summit. The Court shall direct the payment of the fair value of the Dissenting Shares, together with interest, if any, by Summit to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to Summit of the certificates representing such shares.

     The costs of the appraisal proceedings may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his or her own expenses.

     From and after the Effective Time, no stockholder who has duly demanded an appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the Merger Agreement only with the written approval of Summit. No appraisal proceeding in the Court may be dismissed as to any stockholder without the approval of the Court, and such approval may be conditional upon such terms as the Court deems just.

     Summit stockholders considering seeking appraisal of their shares of Common Stock or Preferred Stock should note that the fair value of their shares determined under Section 262 could be more, the same or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, SUMMIT STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE PROPOSED MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and specified waiting period requirements have been satisfied. CKE and Summit each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on February 1, 1996. The waiting period for each of these filings was terminated on February 12, 1996.

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

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Special Meeting, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of CKE or its subsidiaries or Summit or its subsidiaries. In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of CKE or Summit. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

AFFILIATES' RESTRICTIONS ON SALES OF CKE COMMON STOCK


     All shares of CKE Common Stock received by Summit stockholders in the Merger will have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing those shares to be traded without restriction by all former holders of Summit Common Stock and Summit Preferred Stock who (i) are not deemed to be "affiliates" (as that term is defined in Rule 145 under the Securities Act) of Summit at the time of the Special Meeting and
(ii) do not become affiliates of CKE after the Merger. Summit stockholders who are identified by Summit as its affiliates will be so advised prior to the Merger.


     Summit has agreed to use its best efforts to cause each person who may be deemed to be an affiliate to agree not to make any public sale of any CKE Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally, this will require that sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that for specified periods such sales be made in compliance with volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not impose any material limitation on any Summit stockholder who owns less than one percent of CKE's outstanding Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of other stockholders.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time, CKE will cause the Exchange Agent to mail to each stockholder of record of Summit a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Summit Common Stock in exchange for the Merger Consideration. Letters of transmittal will also be available as soon as practicable after the Effective Time of the Merger at the offices of the Exchange Agent. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Summit of shares of Summit Common Stock or Summit Preferred Stock which were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY SUMMIT'S STOCKHOLDERS.

     Upon the surrender of the Summit stock certificate to the Exchange Agent or to such other agent as may be appointed by CKE together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the cash component of the Merger Consideration, a certificate representing the number of whole shares of CKE Common Stock to which such holder is entitled to receive as the stock component of the Merger Consideration and cash in lieu of fractional shares pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of Summit Common Stock or Summit Preferred Stock which is not registered in the transfer records of CKE, the Merger Consideration may be delivered to a transferee if the certificate representing such Summit Common Stock or Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

     Until a certificate representing Summit Common Stock has been surrendered to the Exchange Agent, each such certificate will be deemed at any time after the Effective Time to represent the right to receive upon surrender the Merger Consideration which such Summit stockholder is entitled under the Merger Agreement.

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

Upon consummation of the Merger, shares of Summit Common Stock will cease to be traded on the Nasdaq National Market, and there will be no further trading market for the shares of Summit Common Stock.

     After the Effective Time, holders of certificates of Summit Common Stock or who have not perfected appraisal rights pursuant to DGCL will not be entitled to the rights and privileges of holders of Summit Common Stock other than the right to exchange such certificates for the Merger Consideration. No dividends or other distributions, if any, payable to holders of CKE Common Stock will be paid to holders of any certificates for shares of Summit Common Stock until such certificates are surrendered.

                              THE MERGER AGREEMENT

     The following description of the Merger Agreement is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. Stockholders of Summit are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of Summit and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Summit in accordance with Delaware law, whereupon the separate corporate existence of Merger Sub will cease and Summit will be the surviving corporation of the Merger (the "Surviving Corporation"). As a result of the Merger, Summit will become a wholly-owned subsidiary of CKE. At the Effective Time, the conversion of Summit Common Stock into cash and shares of CKE Common Stock will be effected as described below. The officers and directors of Merger Sub immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

CONVERSION OF SECURITIES

     At the Effective Time, each outstanding share of Summit Common Stock (other than dissenting shares, if any, and shares held by CKE as its subsidiaries) will be converted into the right to receive the Merger Consideration. See "The
Merger -- Conversion of Shares." As of the Effective Time, the holders of such shares of Summit Common Stock will cease to have any rights as holders of such shares, except for the right to receive the Merger Consideration upon surrender of the certificates representing such shares. After the Effective Time, the stock transfer books of Summit will be closed and there will be no further transfers of Summit Common Stock or Summit Preferred Stock. See "The
Merger -- Procedures for Exchange of Certificates."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of both Summit and CKE relating to the following matters: (i) the due organization, good standing and corporate power of each of Summit and CKE and their respective subsidiaries; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each party thereto; (iii) the authorized capitalization of each such party; (iv) the name, jurisdiction of incorporation, capitalization, ownership, and the names of the officers and directors of each subsidiary of each party; (v) the absence of any conflict with each party's charter documents or any Applicable Agreement; (vi) the accuracy of reports and financial statements filed with the Commission; (vii) the accuracy of information supplied of both parties for inclusion in the Registration Statement and this Proxy Statement/Prospectus; (viii) the absence of any authorization, consent, approval or permit of, or filing with or notification to, any governmental or regulatory authority required to consummate the Merger, except as to filings under the HSR Act, the Exchange Act and the Securities Act and filings with the NYSE and Nasdaq; (ix) the absence of any undisclosed brokerage commission, finder's fee or similar payment in connection with the Merger; (x) the absence of litigation that could have a material adverse effect on either of CKE or Summit; (xi) the compliance with laws, regulations and zoning ordinances by each of CKE and Summit such that any failure to comply with such laws would not singly or in the aggregate have a material adverse effect on either party; and (xii) the absence of certain adverse developments.

     Summit has also made certain additional representations and warranties to CKE in the Merger Agreement relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and limitations): (i) the maintenance of certain insurance; (ii) the absence of labor matters; (iii) ERISA compliance; (iv) taxes and audits; (v) the legality and validity of title to real property and other assets; (vi) the absence of certain environmental matters; and (vii) certain contracts and commitments. To Summit's knowledge, there are no material pending matters in the foregoing additional categories of representations and warranties.

     The representations and warranties of Summit and CKE in the Merger Agreement will not survive the Merger. The parties to the Merger Agreement agreed to give prompt notice to the other, prior to the Effective Time, of any event that would likely cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate.

CONDUCT OF BUSINESS PENDING THE MERGER

     Prior to the Effective Time, unless CKE shall otherwise agree in writing, Summit will conduct its business and will cause the business of its subsidiaries to be conducted only in the ordinary course of business and in the manner consistent with past practice, meeting its obligations as they become due, fulfilling its commitments to suppliers and maintaining in effect its existing insurance policies through the Effective Time. Without the written approval of CKE, Summit shall not prior to the Effective Time, nor shall it permit its subsidiaries to: (i) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice and, with respect to indebtedness, pursuant to existing agreements; (ii) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, other than shares issuable upon exercise of issued and outstanding options, warrants and other rights to purchase capital stock of Summit; (iii) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock; (iv) make any change to its Certificate of Incorporation or Bylaws other than the filing of the Certificate of Merger; (v) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets (other than (a) shares of HomeTown common stock held by Summit and (b) restaurants in the process of being disposed of or transferred as disclosed in the Merger Agreement) or cancel, release, compromise or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice; (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice; (vii) make any material tax election or make any material change in Summit's accounting principles or practices;
(viii) enter into any material contracts that would involve the payment or accrual of payments of more than $100,000 in any fiscal year or enter into any additional franchise agreements; or (ix) do any other act which would cause any representation or warranty of Summit made in the Merger Agreement to be or become untrue.

EXCLUSIVITY

     Summit has agreed that, until consummation of the Merger or the termination of the Merger Agreement, Summit will not, nor will it permit its officers, directors, affiliates, representatives or agents, directly or indirectly, to:
(i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Transaction (other than the Merger); (ii) facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of any Acquisition Transaction;
(iii) furnish or cause to be furnished to any person or entity any information concerning the business, operations, properties or assets of Summit in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Summit has also agreed to inform CKE by telephone within 24 hours of its receipt of any proposal or bid (including the terms thereof and the person or entity making such proposal or bid) in respect of any Acquisition Transaction.

COVENANTS

     Directors' and Officers' Insurance. CKE has agreed to either: (i) cause Summit to provide directors' and officers' and fiduciary liability insurance having substantially similar terms and conditions and providing substantially similar coverage as the directors' and officers' and fiduciary liability insurance maintained by Summit at the Effective Time for a period of one year following the Effective Time for all present directors and officers of Summit and its subsidiaries, provided that CKE may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, or (ii) cause Summit to purchase runoff extensions under its existing directors' and officers' and fiduciary liability insurance policies, extending the period for making claims under such policies for at least one year following the Effective Time; provided, however, that the total expense for such extensions shall not exceed $40,000.

     Change of Control Agreements and Other Severance Arrangements. Summit has caused certain employees of Summit who, pursuant to the Change of Control Agreements or Employment Agreements, may resign and obtain severance benefits set forth therein upon a change of control, such as the Merger, to extend the time at which such employees may resign and collect severance benefits to 90 days following the Effective Time. CKE has agreed to honor and to cause Summit to honor, without modification, all employee severance plans or policies and employment and severance agreements of Summit or any of its subsidiaries that were in effect as of November 30, 1995.


     Indemnification Agreements. Summit has provided the officers and directors of Summit with an indemnification agreement which provides for indemnification and payment of expenses on behalf of the officer in actions or threatened actions against the officer in his or her capacity as an officer of Summit. CKE has agreed to assume these indemnification agreements. See "Special
Factors -- Interests of Certain Persons in the Merger."


     Access to Summit Information. Summit has agreed, subject to restrictions contained in a confidentiality agreement to which CKE and Summit are subject and the restrictions on disclosure of confidential information contained in the Merger Agreement, to afford to the officers, employees, accountants, counsel and other representatives of CKE, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, Summit has agreed to promptly furnish to CKE all information concerning its business, properties and personnel during regular business hours, and shall make available to CKE the appropriate individuals (including attorneys, accountants and other professionals) for discussion of Summit's business, properties and personnel. In particular, Summit has agreed to cooperate with CKE to allow CKE to, among other things, conduct full environmental reviews or studies of Summit's properties and facilities and to arrange for meetings between CKE and franchisees of Summit and its subsidiaries.

     Both Summit and CKE have agreed to maintain the secrecy of information exchanged during the course of negotiations and preparation of consummation of the Merger that is of a confidential nature and to not disclose such information except to consultants, lenders, advisors and affiliates in connection with the Merger or as required by law. In the event of termination of the Merger Agreement, each party has agreed to return such confidential documents and working papers obtained from the other and use all reasonable efforts to maintain its confidentiality.

CONDITIONS TO THE MERGER

     The obligation of CKE to cause Merger Sub to consummate the Merger and the obligation of Summit to consummate the Merger are subject to satisfaction in all material respects of the following conditions: (i) the Registration Statement will have become effective under the Securities Act and no stop orders shall have been issued; (ii) the CKE Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance;
(iii) no government proceeding or litigation will have been instituted or threatened which questions the validity or legality of the Merger and which could reasonably be expected to have a Material Adverse Effect on Summit or its subsidiaries; (iv) the waiting period, including any extension thereof, under the HSR Act will have expired; and (v) all consents, approvals and waivers from governmental authorities and other parties necessary to permit Summit or CKE to consummate the Merger will have been obtained.

     The obligations of Summit to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions: (i) the representations, warranties of CKE contained in the Merger Agreement will be true and correct at and as of the Effective Time as though such representations and warranties had been made on and as of such date; and CKE and its subsidiaries will have performed in all material respects all agreements and covenants required to be performed, with a certificate delivered to

Summit to the foregoing effect; (ii) CKE will have furnished Summit with certificates of its officers, directors and others to evidence compliance with the conditions set forth in the Merger Agreement and Summit will have received an opinion of counsel to CKE reasonably acceptable to Summit; (iii) Summit will have received from CKE resolutions adopted by the board of directors of CKE and certified by CKE's corporate secretary approving the Merger Agreement and the transactions contemplated therein; and (iv) Summit will have received a letter from Piper Jaffray confirming the opinions rendered to Summit's Board of Directors to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view.

     The obligations of CKE to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions: (i) the representations, warranties of Summit contained in the Merger Agreement will be true and correct at and as of the Effective Time as though such representations and warranties had been made on and as of such date, and Summit and its subsidiaries will have performed in all material respects all agreements and covenants required to be performed, with a certificate delivered to CKE to the foregoing effect; (ii) Summit will have furnished CKE with certificates of its officers, directors and others to evidence compliance with the conditions set forth in the Merger Agreement and CKE will have received an opinion of counsel to Summit reasonably acceptable to CKE; (iii) CKE will have received from Summit resolutions adopted by the board of directors of Summit and certified by Summit's corporate secretary approving the Merger Agreement and the transactions contemplated therein; and (iv) to the extent that holders of Summit Common Stock and Summit Preferred Stock are entitled to dissent from the Merger, the holders of not more than 10% of the shares of Summit Common Stock or Summit Preferred Stock will have asserted dissenters' rights in accordance with the DGCL.

TERMINATION


     The Merger Agreement may be terminated at any time prior to the Effective Time, before or after stockholder approval, by: (i) mutual consent of CKE and Summit; (ii) either CKE or Summit if the Merger shall not have been consummated before July 15, 1996, unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking termination; (iii) CKE if there has been a material breach by Summit of its covenants under the Merger Agreement, or any failure by Summit to comply with its material obligations under the Merger Agreement, or any other events or circumstances shall have occurred such that Summit could not satisfy on or prior to July 15, 1996 any of the conditions to closing set forth in the Merger Agreement, or Summit's stockholders do not approve the Merger at the Special Meeting; (iv) Summit if there has been a material breach by CKE of its covenants under the Merger Agreement, or any failure by CKE to comply with its material obligations under the Merger Agreement, or any other events or circumstances shall have occurred such that CKE could not satisfy on or prior to July 15, 1996 any of the conditions to closing set forth in the Merger Agreement, or Summit's stockholders do not approve the Merger at the Special Meeting; and (v) Summit if, prior to the approval of the Merger by Summit's stockholders, Summit receives a firm offer with respect to an Acquisition Transaction that is reasonably capable of being financed and, in the good faith determination of its Board of Directors after consultation with its financial advisors, is financially superior to the Merger and the Board of Directors of Summit, after consulting with its outside counsel, determines that to proceed with the Merger would violate its fiduciary duties under applicable law (a "Superior Proposal Termination"). Summit has not been presented with, and is not currently entertaining, any financially superior merger transaction.



     Summit or CKE also have the right to terminate the Merger Agreement if the Average CKE Price is determined to be less than $13.25, unless CKE makes the Fill-Up Election. At the present time, CKE does not intend to exercise its right to terminate the Merger Agreement if the Average CKE Price is determined to be less than $13.25. Summit may elect not to terminate the Merger Agreement even if the Average CKE Price falls below $13.25. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Summit Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether CKE is prepared to make the Fill-Up Election, the market for restaurant industry stocks in general, the relative value of the CKE Common Stock in the market, and the advice of its financial advisors and legal counsel. If the Average CKE Price is determined to be less than $13.25, Summit stockholders, by approving and adopting the Merger

Agreement and the Merger at the Special Meeting, would be permitting the Summit Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the per share Merger Consideration was less than $5.08 ($2.63 in cash plus shares of CKE Common Stock with a value, based on an Average CKE Price of $13.25 or less, of $2.45 or less). In such event, Summit will give the holders of Summit Common Stock an opportunity to reconsider their investment decision and the number of shares of CKE Common Stock to be issued in the Merger for each share of Summit Common Stock.


FEES AND EXPENSES

     In the event of a Superior Proposal Termination, Summit has agreed to promptly pay CKE a cash fee of $800,000. It is expected by Summit that the source of funds for any such payment, if required, would be cash on hand or the proceeds of the Acquisition Transaction resulting in the Superior Proposal Termination, or a combination thereof. In the event that all conditions to CKE's obligations under the Merger Agreement have been satisfied and CKE nevertheless fails to proceed with the Merger, CKE has agreed to pay Summit a fee of $800,000, in addition to other damages that Summit may suffer as a result of such breach. CKE and Summit will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of the Merger Agreement.

                         BUSINESS AND MANAGEMENT OF CKE


     CKE is engaged primarily in the food service industry, and its restaurant operations are conducted primarily through its two wholly-owned subsidiaries, Enterprises and Boston Pacific. Enterprises operates, franchises and licenses the Carl's Jr. quick-service restaurant concept, primarily in the Western United States, Mexico and the Pacific Rim. As of March 25, 1996, there were a total of 664 Carl's Jr. restaurants in operation, of which 394 were operated by Enterprises, 236 were operated by its franchisees and 34 were operated by its international licensees. Boston Pacific holds a minority interest in Boston West, which owns and operates Boston Market stores primarily in Southern California.

CARL'S JR. RESTAURANTS

  Company Operations

     CKE believes that it is one of the innovators in the quick-service restaurant industry. A variety of products that have a strong reputation for quality and taste are offered in its Carl's Jr. restaurants, along with comfortable dining rooms and partial table service. CKE was among the first to offer self-service salad bars, all-you-can-drink beverage bars and the convenience of an automated debit card for payment of a meal. The Carl's Jr. menu is relatively uniform throughout the chain and features several charbroiled hamburgers and chicken sandwiches, including the Famous Big Star, Western Bacon Cheeseburger(R), Super Star(R), Charbroiler Chicken Sandwiches(R) and the new Crispy Chicken Sandwiches, which were introduced in the current fiscal year. Other entrees include a fish sandwich, several baked potatoes and prepackaged salads. Side orders, such as french fries, onion rings and fried zucchini, are also offered. Most restaurants also have a breakfast menu including eggs, bacon, sausage, French Toast Dips(R), the Sunrise Sandwich(R) and a breakfast burrito. In addition, the restaurants sell a variety of promotional products on a limited basis.

     The Company strives to maintain high standards in all materials used by its restaurants as well as the operations related to food preparation, service and cleanliness. Hamburgers and chicken sandwiches at Carl's Jr. restaurants are generally prepared or assembled after the customer has placed an order and served promptly. Hamburger patties and chicken breasts are charbroiled in a gas-fired double broiler that sears the meat on both sides. The meat is conveyed through the broiler automatically to maintain uniform heating and cooking time.

     In May 1995, the Company entered into a five-year agreement with GB Foods Corporation, operator of The Green Burrito quick-service restaurants. The agreement calls for a minimum of 40 Carl's Jr./Green Burrito dual-brand conversions in fiscal 1997, with up to 200 dual-brand restaurants over the next five years. The Company is required to pay a $7,500 initial franchise fee for each store opened and remit royalties on Green Burrito food sales to GB Foods Corporation pursuant to this agreement. This strategic opportunity allows the Company to offer to its customers more choices under one roof. In addition, Green Burrito's Mexican menu matches the Carl's Jr. menu in terms of superior quality and general portions.

     At year end, the Company elected to sub-franchise the Carl's Jr./Green Burrito dual-brand to its franchise community. The Company anticipates 10 franchise dual-brand conversions in fiscal 1997. As of January 29, 1996, the Company has converted 22 Carl's Jr. restaurants to the Green Burrito dual-concept. Sales in these dual-brand restaurants are averaging approximately 25% over same-store sales prior to the conversions.

  Franchised and Licensed Operations

     The Company's franchise strategy is designed to further the development of the Carl's Jr. chain and reduce the total capital required of the Company for development of new restaurants. Franchise arrangements with franchisees, who operate in Arizona, California, Nevada, Oregon and Utah, generally provide for initial fees and continuing royalty payments to the Company based upon a percentage of sales. Additionally, franchisees may purchase food, paper and other supplies from the Company. Franchisees may also be obligated to remit lease payments for the use of Company-owned or leased restaurant facilities. Under the terms of these leases, they are generally required to pay related occupancy costs, which include maintenance, insurance and property taxes.

     The Company's franchising philosophy is such that only candidates with appropriate experience are considered for the program. Specific net worth and liquidity requirements must also be satisfied. Absentee ownership is not permitted and franchise owners are encouraged to live within a one-hour drive of their restaurants. Area development agreements generally require franchisees to open a specified number of Carl's Jr. restaurants in a designated geographic area with a specified time period.

     In an effort to expand the Carl's Jr. presence internationally, Enterprises has entered into nine exclusive licensing agreements that allow licensees the use of the Carl's Jr. name and trademarks and provide for initial fees and continuing royalties based upon a percent of sales. In May 1995, the Company entered into a joint venture agreement with its Malaysia-based licensee, MBf Holdings Berhad, under the terms of which a minimum of 130 Carl's Jr. restaurants will be developed in 16 Asian countries over the next five years. The Company will hold a 30% equity interest in this venture with no capital outlay. As of March 25, 1996, there were 16 licensed restaurants in operation in Mexico, one licensed restaurant in operation in Japan, four licensed restaurants in operation in Malaysia, 10 sub-licensed restaurants in operation in the Philippines, two sub-licensed restaurants in operation in Indonesia and one sub-licensed restaurant in operation in Thailand. None of the Company's licensing agreements generated material royalties in the fiscal year ended January 29, 1996.

INVESTMENT IN BOSTON MARKET FRANCHISE OPERATIONS

     Boston Pacific holds a minority interest in Boston West, which operates Boston Market franchise operations under the terms of an area development agreement with BCI. BCI operates and franchises food service stores in the fast-growing home meal replacement category of the food service industry, a category that combines appealing meals associated with traditional home cooking with the convenience and value associated with quick service restaurants. The area development agreement with BCI allows Boston West the rights to develop, own and operate up to 300 Boston Market stores primarily in Southern California.

     Boston Markets feature rotisserie-roasted chicken, breast of turkey, double-glazed baked ham and double-sauced meat loaf, fresh-baked chicken pot pies, a variety of chicken sandwiches, chicken soup and fresh vegetables, salads and other side dishes, including mashed potatoes made from scratch, corn, stuffing and creamed spinach, as well as beverages and desserts. The signature menu item is chicken that is marinated and then slow-roasted in rotisserie ovens in full view of the customer. All of these stores offer meals in a bright, inviting retail setting and are staffed by friendly and knowledgeable salespeople.

     CKE believes that the Boston Market concept, which provides the freshness and flavor of home-style meals with a high level of convenience and value, combined with the resurgence of the traditional family meal and the need for convenience, has become very popular in many areas of the United States.

     A total of 61 Boston Market stores have been opened under the area development agreement with BCI as of April 8, 1996, the first of which commenced operations in July 1994.

     Additional information concerning CKE is included in the CKE Reports incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

DIRECTORS

     The following table sets forth certain information with respect to the persons who are expected to serve as directors of CKE following the Effective Time of the Merger:


         NAME AND YEAR FIRST                                 BUSINESS EXPERIENCE
           BECAME DIRECTOR              AGE                 AND OTHER INFORMATION
- -------------------------------------   ----   ------------------------------------------------
William P. Foley II (1993)...........    51    Mr. Foley became Chief Executive Officer of CKE
                                               in October 1994, has been a director of CKE
                                               since December 1993 and became Chairman of the
                                               Board in March 1994. Since 1981, Mr. Foley has
                                               been Chairman of the Board, President (until
                                               January 1995) and Chief Executive Officer of
                                               Fidelity National Financial, Inc., a company
                                               engaged in title insurance and related services.
                                               Mr. Foley is also a member of the Board of
                                               Directors of Micro General Corporation and
                                               Rally's Hamburgers Inc.
Daniel D. (Ron) Lane (1993)..........    61    Mr. Lane became the Vice Chairman of the Board
                                               of CKE in October 1994 and has been a director
                                               of CKE since December 1993. Since February 1983,
                                               he has been a principal, Chairman and Chief
                                               Executive Officer of Lane/Kuhn Pacific, Inc., a
                                               real estate development company. Mr. Lane also
                                               serves as a director of Fidelity National
                                               Financial, Inc. and Resort Income Investors,
                                               Inc. Mr. Lane's business address is 14 Corporate
                                               Plaza, Newport Beach, CA 92660.
Peter Churm (1979)...................    70    Mr. Churm is the Chairman Emeritus of Furon
                                               Company, a publicly held diversified
                                               manufacturing company headquartered in Laguna
                                               Niguel, California. He previously served as
                                               Chairman of the Board of Furon Company from May
                                               1980 through February 1992 and President of
                                               Furon Company for more than 16 years prior to
                                               that time. He remains a member of the Board of
                                               Directors of Furon Company. Mr. Churm's business
                                               address is 29982 Ivy Glenn Drive, Laguna Niguel,
                                               CA 92677.
Carl L. Karcher (1992)...............    47    Mr. Karcher is the President of CLK, Inc., a
                                               franchisee of CKE. Mr. Karcher has been a
                                               franchisee of CKE since May 1985. For more than
                                               17 years prior to that time, Mr. Karcher was
                                               employed by CKE in several capacities, including
                                               Vice President, Manufacturing and Distribution.
                                               Carl L. Karcher is Carl N. Karcher's son. Mr.
                                               Karcher's business address is 72-875 Fred Waring
                                               Drive, Suite C, Palm Desert, CA 92260.
Carl N. Karcher (1966)...............    79    Mr. Karcher, the founder of CKE, purchased his
                                               first hot dog stand on July 17, 1941 and has
                                               been developing CKE's concepts since that time.
                                               He first became a director of CKE in 1966. He
                                               has served as Chairman of the Board Emeritus
                                               since January 1994. He was Chairman of the Board
                                               of CKE until October 1993, and served as Chief
                                               Executive Officer until December 1992. Prior to
                                               1980, he was President of CKE. Carl N. Karcher
                                               is Carl L. Karcher's father.

         NAME AND YEAR FIRST                                 BUSINESS EXPERIENCE
           BECAME DIRECTOR              AGE                 AND OTHER INFORMATION
- -------------------------------------   ----   ------------------------------------------------
Frank P. Willey (1994)...............    42    Mr. Willey became President of Fidelity National
                                               Financial, Inc. in January 1995 and has been a
                                               director and Executive Vice President of
                                               Fidelity National Financial, Inc. since February
                                               1984. Mr. Willey was General Counsel of Fidelity
                                               National Financial, Inc. from 1984 to January
                                               1995, and also serves on the Board of Directors
                                               of Southern Pacific Funding Corporation. Mr.
                                               Willey's business address is 17911 Von Karman
                                               Avenue, Irvine, CA 92714.
W. Howard Lester (1996)..............    60    Mr. Lester became Chief Executive Officer of
                                               Williams-Sonoma, Inc., a retailer of kitchen and
                                               cooking supplies and equipment, in 1978 and
                                               Chairman of its Board in 1986. Mr. Lester also
                                               serves as a director of The Good Guys, Inc. and
                                               Harold's Stores, Inc. Mr. Lester's business
                                               address is 3250 Van Ness, San Francisco, CA
                                               94109.



EXECUTIVE OFFICERS


     The following table sets forth certain information with respect to the persons who are expected to serve as executive officers of CKE following the Effective Time of the Merger:

                                                         OFFICE, BUSINESS EXPERIENCE
                NAME                    AGE                 AND OTHER INFORMATION
- -------------------------------------   ----   ------------------------------------------------
William P. Foley II..................    51    Mr. Foley became Chief Executive Officer in
                                               October 1994, Chairman of the Board of Directors
                                               in March 1994, and has served as a director of
                                               CKE since December 1993. Since 1981, Mr. Foley
                                               has been Chairman of the Board and Chief
                                               Executive Officer of Fidelity National
                                               Financial, Inc.
C. Thomas Thompson...................    46    Mr. Thompson was appointed President and Chief
                                               Operating Officer in October 1994. Mr. Thompson
                                               has been a franchisee of Enterprises since 1984.
Robert E. Wheaton....................    43    Mr. Wheaton became Executive Vice President in
                                               January 1996. Mr. Wheaton served as Vice
                                               President and Chief Financial Officer of
                                               Denny's, Inc., a subsidiary of Flagstar
                                               Corporation, which operates and franchises
                                               family style restaurants, from April 1995 to
                                               January 1996. From 1991 to 1995, Mr. Wheaton
                                               served as President and Chief Executive Officer,
                                               and from 1989 to 1991 as Vice President and
                                               Chief Financial Officer, of The Bekins Company.
Richard C. Celio.....................    45    Mr. Celio was appointed Senior Vice President,
                                               Development in February 1996. Mr. Celio joined
                                               CKE as Vice President, General Counsel in
                                               January 1989 and was promoted to Senior Vice
                                               President in July 1995. Prior to joining CKE, he
                                               was an attorney at law and partner of the law
                                               firm of Holden, Fergus & Celio for seven years,
                                               a firm which provided various legal services to,
                                               and acted as General Counsel for, CKE.
Rory J. Murphy.......................    48    Mr. Murphy has been Senior Vice President,
                                               Restaurant Operations for the past three years.
                                               He has been employed by CKE in various positions
                                               for 17 years.

                                                         OFFICE, BUSINESS EXPERIENCE
                NAME                    AGE                 AND OTHER INFORMATION
- -------------------------------------   ----   ------------------------------------------------
Loren C. Pannier.....................    54    Mr. Pannier was appointed to his current
                                               position as Senior Vice President,
                                               Purchasing/Distribution in January 1996. Prior
                                               to January 1996, Mr. Pannier served as Treasurer
                                               since May 1995 and as Chief Financial Officer
                                               from 1980 to May 1995. Mr. Pannier has been a
                                               Senior Vice President of CKE since 1980 and has
                                               been employed by CKE for 24 years.
Joseph N. Stein......................    35    Mr. Stein was appointed as Chief Financial
                                               Officer in May 1995. Mr. Stein served as Senior
                                               Vice President and Director of National Agency
                                               Operations of Fidelity National Title Insurance
                                               Company from April 1990 to May 1995 and as a
                                               Certified Public Accountant with KPMG Peat
                                               Marwick LLP from July 1985 to April 1990.
Robert W. Wisely.....................    50    Mr. Wisely has been Senior Vice President,
                                               Marketing since January 1995. Mr. Wisely has
                                               been a franchisee since 1990. Prior to 1990, Mr.
                                               Wisely served as Senior Vice President,
                                               Marketing from 1985 to 1990 and as Group Vice
                                               President, Marketing from 1974 to 1979.
Carl A. Arena........................    42    Mr. Arena was promoted to the position of Vice
                                               President, Real Estate in July 1995 and had been
                                               CKE's Director of Real Estate since 1987. Prior
                                               to joining CKE in 1987, Mr. Arena was a real
                                               estate acquisition officer with Security Pacific
                                               National Bank in Los Angeles, California.
Robert A. Wilson.....................    36    Mr. Wilson became Vice President, General
                                               Counsel and Secretary in February 1996. Mr.
                                               Wilson served as Senior Litigation Counsel of
                                               Fidelity National Title Insurance Company from
                                               August 1995 to February 1996 and as an attorney
                                               at law with Stradling, Yocca, Carlson & Rauth
                                               from October 1987 to March 1994 and from January
                                               1995 to August 1995. From March 1994 to January
                                               1995, Mr. Wilson served as General Counsel for
                                               Orchids Paper Products Company.



     Each of the persons who is expected to be a director or executive officer of CKE following the Merger is a citizen of the United States of America. For each such person whose principal employment is with CKE, the business address of such person is 1200 North Harbor Boulevard, Anaheim, California 92801. Except as set forth in "Security Ownership of Summit", neither CKE nor, to CKE's knowledge, any of such persons is the beneficial owner of any Summit Common Stock.



     For information concerning (i) the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of CKE for the fiscal year ended January 29, 1996, (ii) the beneficial ownership of CKE Common Stock as of May 6, 1996 by certain stockholders, including directors and certain executive officers of CKE, and (iii) certain transactions between CKE and certain of its executive officers and directors and their affiliates and related persons, see the 1996 Proxy Statement of CKE for its Annual Meeting of Stockholders to be held on June 19, 1996, the relevant portions of which are incorporated by reference into the CKE Form 10-K. See "Available Information" and "Incorporation of Certain Documents by Reference."

                               BUSINESS OF SUMMIT

DESCRIPTION AND GENERAL DEVELOPMENT

     Summit was organized in 1985 as the successor to a California corporation which was organized in 1963. Effective April 4, 1995, Summit changed its corporate name to Summit Family Restaurants Inc. from JB's Restaurants, Inc.

     As of April 8, 1996, Summit operated 77 JB's Restaurants: 40 in Arizona, seven in Idaho, four in Montana, eight in New Mexico, 15 in Utah, and three in Wyoming and franchised 24 JB's Restaurants: five in Arizona, three in Idaho, two in Montana, one in New Mexico, two in South Dakota, five in Utah, two in Washington and four in Wyoming. Summit also operated six Galaxy Diner restaurants: four in Utah, one in Arizona and one in Idaho, and 16 franchised HomeTown Buffet restaurants: eight in Arizona, two in Colorado, two in New Mexico, three in Utah and one in Wyoming. A summary of the number of Summit-operated restaurants in operation in each of the last three fiscal years follows:

                                                                             NUMBER       NUMBER OF     NUMBER OF
                               NUMBER OF RESTAURANTS                         OF JB'S      NET JB'S       COMPANY
                                OPENED OR ACQUIRED            NUMBER OF    RESTAURANTS   RESTAURANTS    OPERATED
                         ---------------------------------   RESTAURANTS    CONVERTED    TRANSFERRED   RESTAURANTS
        FISCAL                  GALAXY                          SOLD        TO GALAXY        TO         AT END OF
         YEAR            JB'S   DINER    HOMETOWN   SBARRO    OR CLOSED      DINERS      FRANCHISEES   FISCAL YEAR
        ------           ----   ------   --------   ------   -----------   -----------   -----------   -----------
1993...................   --      --         2         1           8(1)        --             7            113
1994...................   --       1         8        --          14(2)         1             3            104
1995...................   --       5         2        --           1            5             3            102

- ---------------

(1) Included 3 Sbarro restaurants and 5 JB's Restaurants

(2) Included 10 Sbarro restaurants and 4 JB's Restaurants

JB'S RESTAURANTS

     Menu and Format. JB's Restaurants are family style restaurants offering a variety of breakfast, lunch and dinner selections at moderate prices. The JB's soup and salad bar features homestyle soups, salads, fresh fruits and vegetables. The restaurants also feature the JB's Bakery with a full line of freshly baked products.

     Summit's JB's Restaurants range in size from 3,600 square feet to 7,600 square feet with an average of 4,875 square feet. Seating capacity for Summit's JB's Restaurants ranges from approximately 95 to 240. The JB's Restaurant decor is designed to provide an appealing and relaxed atmosphere.

     Summit's JB's Restaurants are typically open 18 hours a day, seven days a week. With the exception of the breakfast buffet and the soup and salad bar, all entrees are cooked to order and served by waiters and waitresses with an average check of approximately $5.00.

     Summit seeks to locate its JB's Restaurants in commercial districts adjacent to middle and upper income residential areas. The restaurant buildings are typically free standing and located on the corner of main arteries.

     Remodeling Program. Summit's JB's Restaurants typically have been remodeled every five to seven years with 16 of the current 101 restaurants having been remodeled to the current remodeling scheme. Summit's present remodeling program was designed to improve the image of Summit's existing JB's Restaurants to a warmer and more charming look featuring new custom designed carpets and specialty fabrics for the upholstery, both with a variety of pleasing patterns and colors, and extensive decorative artifacts and wall hangings.

     Operations. Summit's JB's Restaurant concept is organized into two divisions. Within each division are five or six District Managers who are each responsible for the operations of approximately six to nine restaurants.

     Each JB's Restaurant has a general manager who directs the restaurant's daily operations and two assistant managers. To become a general manager, an employee generally must complete Summit's management training program and, unless previously experienced as a full service restaurant general manager, serve as an assistant manager for approximately one year. General managers are responsible for hiring, providing ongoing staff training, and for the overall operation of the restaurant. General and assistant managers participate in a performance based incentive program in addition to a competitive base salary.

     Advertising and Promotions. As part of Summit's strategy to focus on improving its core markets and increasing revenues from existing stores, Summit executes a marketing program focusing on television and newspaper advertising. Advertising spending was approximately 4.0% of JB's Restaurants revenues in fiscal 1995.

     Franchising. Summit has concentrated on franchise development of new JB's Restaurants in small towns in states where JB's Restaurants already operate and in states contiguous to current markets. In addition, Summit has franchised JB's Restaurants which were previously operated by Summit in small isolated cities and other strategically advantageous situations.

     Summit's franchise agreement presently requires the payment of an initial franchise fee of $35,000 per restaurant and requires the payment of continuing royalty fees of 4% of gross revenues. Under Summit's "Employee Ownership Program", which is designed to offer management employees the opportunity to become franchisees, individuals receive a credit against the initial franchise fee for one franchised restaurant based on the number of years of service with Summit. A credit of $12,500 is given for 10-14 years of service, $18,750 for 15-19 years of service and $25,000 for over 20 years of service.

     Summit has the right to audit and receive annual financial statements from franchisees. Franchise agreements generally have an initial term of 20 years with no renewal options. Summit also retains the right to terminate a franchise agreement for a variety of reasons, including insolvency or bankruptcy, failure to operate the restaurant according to standards or failure to pay fees.

     During the six fiscal years ended September 25, 1995, Summit transferred a total of fifteen operating JB's Restaurants to franchisees. At the end of fiscal 1995, Summit had 24 franchised restaurants: five in Arizona, three in Idaho, two in Montana, one in New Mexico, two in South Dakota, five in Utah, two in Washington and four in Wyoming. Since September 25, 1995, Summit has transferred one additional operating JB's Restaurant located in Wyoming to a franchisee, and has terminated one franchise located in Wyoming.

GALAXY DINER

     In fiscal year 1994, Summit developed the Galaxy Diner concept intended to be used initially as a conversion vehicle for underperforming JB's Restaurants. Longer-term, subject to available financing, Summit planned to open new company-operated Galaxy Diner restaurants as well as potentially franchise the concept. Summit converted its first underperforming JB's Restaurant to a Galaxy Diner in June 1994 and five additional conversions were completed in fiscal year 1995.

     Menu and Format. Galaxy Diner is a 1950's theme restaurant with 1950's decor, menu and music. The award winning menu covers all dayparts -- breakfast, lunch and dinner, plus special menus have been devised for the soda fountain and a full kids menu on a separate activity sheet. Included in the eight page main menu are entrees such as "Monster Mash" Hash, "Blueberry Hill" Flapjacks, the "best burgers in the Galaxy", "Ty Cobb" Salad, "Route 66" Pileup appetizer, "Bring My Baby Back" Ribs, and selections from the "Mama's and the Pastas". The soda fountain brings back many of the traditional favorites, including flavored cokes, malts and shakes, and ice cream sodas. One of the house fountain specialties is the Hollywood Boulevard Brownie Sundae built with fudge brownies cut in the shape of stars. The Galaxy Diner restaurants have an average check of approximately $6.00.

     Operations. The Galaxy Diner restaurants are supervised by a District Manager, who reports to Summit's President. Each Galaxy Diner has a general manager who directs the restaurant's daily operations and three managers or assistant managers. Managers are required to attend formal training sessions in management and operations of the restaurant. In addition, each restaurant manager is required to comply with an extensive operations manual to assure uniformity of operations and consistent high quality products. Summit has a performance based incentive program covering all its restaurant managers in addition to a competitive base salary.

HOMETOWN BUFFET RESTAURANTS

     Summit has a franchise and exclusive area development agreement with HomeTown, under which Summit has the exclusive rights to develop and operate HomeTown Buffet restaurants, as a franchisee, in Arizona, Colorado, Idaho, Nevada, New Mexico, Montana, Utah and Wyoming. Under the terms of the agreement, Summit is required to open a minimum of 17 HomeTown Buffet restaurants in these states prior to June 30, 1996. As of April 8, 1996, Summit operated 16 HomeTown Buffet restaurants. Should Summit not open the required number of HomeTown Buffet restaurants, Summit would lose its exclusive area rights.

     Under the terms of the development agreement, Summit pays an initial fee of $25,000 for each location. After the third location opened, Summit paid development fees in the aggregate amount of $150,000, which has been applied against the $25,000 initial fee in increments of $10,000 per location. In addition, Summit had two one-year options to extend the exclusive area development agreement which requires Summit to open five additional locations in each option period. Summit has exercised the first option. A $50,000 fee is due upon the execution of the franchise agreement for the 18th location, which will be applied against the $25,000 initial fee in increments of $10,000 per location for each of the next five locations. The source of payment of the development fees paid by Summit to HomeTown has been cash flow generated from operations of Summit. The second option expires on December 31, 1997.

     For each location, Summit enters into a franchise agreement which requires, among other items, the payment of a continuing royalty fee to HomeTown. The royalty fee is based on the aggregate gross sales of all Summit's HomeTown Buffet restaurants at the following rates:

                                 ANNUAL GROSS SALES                          RATE
            -------------------------------------------------------------    ----
            $0 to $1,000,000.............................................     4%
            $1,000,001 to $2,000,000.....................................     3%
            $2,000,001 and over..........................................     2%

     Concept and Menu. HomeTown Buffet restaurants are located both in shopping "strip centers" and as free standing restaurants. Each of the restaurants occupies between 8,000 -- 13,000 square feet, seats 265 -- 460 people and employs 75 -- 100 people. HomeTown Buffet restaurants are generally open seven days per week, 12 hours per day serving lunch, dinner and dessert items with a special brunch offering on Sundays.

     HomeTown Buffet restaurants feature a "scatter bar" buffet system with eight separate food islands in an "all-you-can-eat" format, offering a wide variety of fresh "made in the kitchen" menu items including soups, salads, hot entrees, vegetables, non-alcoholic beverages, and a dessert bar. It also features a display bakery where customers can see the desserts and baked goods prepared fresh throughout the day. Customers pay upon entry to the restaurant and select the items and portions of their choice. This system allows customers to serve themselves from the food island of their choice without standing in long lines. The concept has an average check of approximately $5.50.

     Operations. The franchised HomeTown Buffet restaurants are operated through a 100% wholly-owned subsidiary of Summit, HTB Restaurants, Inc., and are operated and supervised separately from the JB's Restaurant and Galaxy Diner operations. The HomeTown Buffet restaurants are supervised directly by two district managers who report to the Senior Vice President, HomeTown Buffet Operations who reports to Summit's President.

     Each HomeTown Buffet restaurant has a general manager and at least three co-managers or assistant managers. Managers are required to attend formal training sessions in management and operations of the restaurant. In addition, each restaurant manager is required to comply with an extensive operations manual to assure uniformity of operations and consistent high quality of products. Summit has a performance based incentive program covering its general and assistant managers in addition to a competitive base salary.

PURCHASING

     Purchasing for all of Summit's restaurants is supervised by the Senior Vice President, Food Services. Two national food service distributors distribute substantially all non-perishable items to Summit's restaurants twice per week. Perishable items are generally purchased locally. Summit believes that there are other distributors who are able to service Summit's needs and that alternative sources of supply are generally available for all items regularly used in the restaurants.

INFORMATION AND REPORTING SYSTEMS

     Through the use of management information systems including a computerized point of sale system in each unit, Summit maintains centralized financial and accounting controls for all of its restaurants. Weekly reports of individual restaurant sales, labor costs, food costs and other expenses, together with comparisons to preceding weeks, give management current indications of its operations on a per-unit basis as well as on a company-wide basis.

LICENSES, TRADEMARKS AND SERVICE MARKS

     Under franchise agreements with HomeTown, Summit has exclusive rights to operate and develop HomeTown Buffet restaurants and use the trademarks and service marks of HomeTown in Arizona, Colorado, Idaho, Montana, Nevada, New Mexico, Utah and Wyoming. The term of the franchise rights, including the use of trademarks and service marks, for each restaurant is the shorter of 20 years or the lease term with a right to renew for additional 10-year periods. Summit's franchise rights are subject to termination if Summit fails to comply with the provisions of the franchise agreements, including the payment of franchise fees.

     Summit believes that its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business. Summit owns a number of trademarks and service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including, but not limited to, JB's, JB's Restaurants, JB's Bakery, JB's is family, fast break breakfast, fast break, and Galaxy Diner. It is Summit's policy to pursue registration of its marks whenever possible and to vigorously oppose any infringement of its marks.

SEASONALITY

     Summit's business is seasonal in nature with the spring and summer quarters being the highest volume periods. Summit's lowest volume periods typically occur during the fall and winter quarters.

COMPETITION

     The restaurant business is highly competitive with respect to price, service, restaurant location and food quality and is often affected by changes in consumer tastes, economic conditions, population and traffic patterns. Summit competes within each market with locally-owned restaurants as well as with national and regional restaurant chains, many of which operate more restaurants and have greater financial resources and longer operating histories than Summit. There is also active competition for management and hourly personnel, as well as for attractive commercial real estate sites suitable for restaurants.

GOVERNMENTAL REGULATION

     Summit's business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants.

     Summit is subject to FTC regulation and various state laws that regulate the offer and sale of franchises. The FTC requires Summit to provide prospective franchisees with a franchise offering circular containing prescribed information about Summit and its franchise operations. Some states in which Summit has existing franchisees and a number of states in which Summit might consider franchising regulate the sale of franchises; several states require the registration of franchise offering circulars. Beyond state registration requirements, several states regulate the substance of the franchisor-franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors. Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

     Summit's restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. Federal agencies having jurisdiction over Summit's operations include the Department of Labor, the Equal Employment Opportunity Commission, the Internal Revenue Service, the Social Security Administration and the Occupational Safety and Health Administration. From time to time legislative proposals are considered by governmental authorities that could, if enacted, materially increase Summit's operating costs and have a material effect on Summit's business. To Summit's knowledge, no such legislative proposals are currently pending or have been enacted since September 1993 which have had a material effect on Summit's business. There is no assurance that Summit would be able to pass such increased costs on to its guests or that, if it were able to do so, it could do so in a short period of time.

EMPLOYEES

     As of April 12, 1996 Summit employed approximately 4,500 persons, of whom approximately 30 were corporate personnel. All other employees are involved directly in the operation of Summit's restaurants. Summit considers its employee relations to be good and believes that its employee turnover rate is consistent with the industry average. Most employees, other than restaurant management and corporate personnel, are paid on an hourly basis. Summit believes that it provides working conditions and wages that are comparable with those of its competition. Summit's employees are not covered by a collective bargaining agreement.

     Additional information concerning Summit is included in the Summit Reports incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                          SECURITY OWNERSHIP OF SUMMIT


     The following table sets forth certain information as of May 14, 1996, except as noted, with respect to the voting securities of Summit held by (i) each person who owns of record, or is known by Summit to own beneficially, more than five percent of any class of voting securities; (ii) each director of Summit; (iii) the Chief Executive Officer of Summit and each of the four most highly compensated executive officers of Summit other than its Chief Executive Officer (calculated based upon compensation of executive officers of Summit for its fiscal year 1995); and (iv) all directors and executive officers of Summit as a group.



                                                      AMOUNT AND
                                                      NATURE OF
   TITLE                NAME AND ADDRESS              BENEFICIAL       PERCENT
  OF CLASS             OF BENEFICIAL OWNER           OWNERSHIP(1)     OF CLASS
- ------------    ---------------------------------    ------------     ---------
Series A        CKE Restaurants, Inc.                   946,714(2)        100%
Convertible     1200 North Harbor Boulevard
Preferred       Anaheim, CA 92803
Common          Kennedy Capital Management, Inc.        654,255(3)      13.61%
                425 North New Ballas Road
                St. Louis, MO 63141
Common          Heartland Advisors, Inc.                512,500(4)      10.66%
                790 North Milwaukee Street
                Milwaukee, WI 53202
Common          David L. Babson & Company, Inc.         422,500          8.79%
                One Memorial Drive
                Cambridge, MA 02142
Common          Dimensional Fund Advisors Inc.          315,150(5)       6.56%
                1299 Ocean Avenue, Suite 1100
                Santa Monica, CA 90401
Common          Clark D. Jones                          101,065(6)       2.10%
Common          Don M. McComas                          115,000(7)       2.39%
Common          David E. Pertl                           42,687(8)       *
Common          Gary A. Bales                            33,486(9)       *
Common          Daniel Yanez                             38,038(10)      *
Common          Ronald L. Sacks                          36,729(11)      *
Common          Norman N. Habermann                      15,000(12)      *
Common          Thomas J. Russo                          12,500(13)      *
Common          Carl R. Hays                             11,500(13)      *
Common          Norton Parker                            11,500(13)      *
Common          Ronald N. Paul                           11,500(13)      *
Common          Directors and Executive Officers        305,608(14)      6.36%
                as a Group (9 persons)


- ---------------

  *  Less than one percent

 (1) Except as indicated all shares are beneficially owned and sole voting and investment power is held by the persons named. Does not include options to purchase shares unless they are exercisable within 60 days.


 (2) Holdings as of April 4, 1996. The shares of Summit Common Stock into which such shares are convertible represents beneficial ownership of 16.5% of the Summit Common Stock.



 (3) According a to Schedule 13D dated April 24, 1996 filed by a group of persons consisting of Kennedy Capital Management, Inc. (563,000 shares), Michael Portnoy (42,250 shares), Howard Foster

     (26,000 shares), Joe Campa & Associates (14,000 shares), Mark R. Tonucci (5,000 shares), William H. Burgess (4,000 shares) and First Global Securities, Inc. (5 shares).



 (4) As disclosed by the stockholder by telephone on April 4, 1996, as of April 3, 1996, Heartland Advisors, Inc. held sole dispositive power over all of the shares listed. Heartland Advisors, Inc. has sole voting power over 430,000 of the shares listed.



 (5) As disclosed by the stockholder on April 8, 1996, as of December 31, 1995, Dimensional Fund Advisors Inc. held sole voting power over 211,750 shares; however, persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund"), and The DFA Investment Trust Company (the "DFA Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the DFA Trust, these persons vote 22,100 shares which are owned by the Fund and 81,300 shares which are owned by the DFA Trust. Dimensional Fund Advisors Inc. holds sole dispositive power over 315,150 shares.



 (6) Includes 43,000 shares subject to options and 206 shares held in Mr. Jones' IRA.



 (7) Includes 110,000 shares subject to options.



 (8) Includes 35,500 shares subject to options, 292 shares in the Employee Stock Ownership Plan and 232 shares in Summit's 401(k) Plan.



 (9) Includes 27,000 shares subject to options, 623 shares in the Employee Stock Ownership Plan and 200 shares in Summit's 401(k) Plan.



(10) Includes 35,000 shares subject to options and 38 shares in Summit's 401(k) Plan.



(11) Includes 33,000 shares subject to options, 265 shares in the Employee Stock Ownership Plan and 219 shares in Summit's 401(k) Plan.



(12) Includes 5,000 shares subject to options.



(13) Includes 11,500 shares subject to options.



(14) Includes 226,500 shares subject to options, 772 shares in the Employee Stock Ownership Plan and 686 shares in the Summit's 401(k) Plan.

                  SUMMIT MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Summary Historical Consolidated Financial Information of Summit appearing elsewhere in this Proxy Statement/Prospectus.


OVERVIEW



     Excluding gains on the sale of HomeTown common stock, Summit has reported losses for five consecutive years with losses continuing through the first twenty-four weeks of fiscal 1996. These losses were primarily the result of declining same store sales in Summit's core JB's Restaurants during the periods. Cash flow from operations during these periods was inadequate to fund programs designed to return Summit to profitability and Summit's principal source of cash was the sale of its investment in HomeTown common stock. In April 1995, the Board of Directors reviewed and discussed the continuing disappointing results and determined that (a) Summit had insufficient access to liquid capital; (b) the JB's Restaurant concept continued to deteriorate and the long term viability of the JB's Restaurant concept was uncertain given the performance trends; and
(c) Summit's situation had resulted in a decline in stockholders' value. In May 1995 the Board of Directors engaged Piper Jaffray to review and analyze potential financial strategies for Summit. After reviewing various alternatives, in June 1995 Piper Jaffray concluded that Summit was not an attractive independent public company and recommended that the Board of Directors consider the sale of the business of Summit. On November 30, 1995, after an exhaustive and deliberate process to locate a purchaser for all or part of the assets of Summit, the Board approved and Summit entered into the Merger Agreement with CKE. The Merger Agreement was amended on January 24, 1996 and April 2, 1996. See "Special Factors -- Background," "-- Reasons for the Merger," and
"-- Recommendation of Summit's Board of Directors; Fairness of the Merger."



     In connection with the proposed Merger CKE is performing an ongoing evaluation regarding the nature and scope of the JB's Restaurant operations of Summit and various short- and long-term strategic considerations in the process of assessing whether, and to what extent, integration, consolidation or other modification of Summit's restaurant operations is appropriate following the Merger. Many operational and strategic decisions with respect to the combined companies have not been made. As a result, significant uncertainties and issues relating to the integration of Summit's business with CKE's operations, and the timing, manner and results of the implementation of decisions to be made with respect to Summit's ongoing operations following the Merger may adversely affect the results of operations of CKE. See "Risk Factors -- Recent Operating Results of Summit" and "-- Uncertainties Relating to Integration of Operations."



     As a result of the Merger, CKE's indirect interest in the assets and liabilities of Summit, including the net book value and net earnings of Summit, will increase, upon effectiveness of the Merger, from 16.5% to 100%. The directors of Merger Sub immediately prior to the Effective Time (who will be designees of CKE) will be the directors of Summit from and after the Effective Time (until their successors are duly elected or appointed and qualified).


RESULTS OF OPERATIONS

     Revenues and Selected Operating Data. The following table sets forth for the periods indicated certain information regarding Summit's revenues and selected operating data (in thousands, except store data).

                                                                                     TWENTY FOUR
                                                                                     WEEKS ENDED
                                                        FISCAL YEAR             ---------------------
                                               ------------------------------   MARCH 13,   MARCH 11,
                                                 1993       1994       1995       1995        1996
                                               --------   --------   --------   ---------   ---------
Total revenues...............................  $114,768   $115,367   $121,099    $54,324     $54,122
Percentage change from prior period..........      (7.5)       0.5        5.0        8.8        (0.4)
                                               --------   --------   --------   ---------   ---------
JB'S RESTAURANTS
Company owned units at end of period.........        97         89         80         83          78
Franchised units at end of period............        14         19         24         22          24
Company Restaurants transferred to
  franchisees, net...........................         7          3          3          4           1
Company Restaurants converted to Galaxy
  Diner......................................        --          1          5          3          --
Company Restaurants closed...................         5          4          1         --           1
Company average sales per unit...............  $    938   $    953   $    940    $   427     $   412
Percentage change from prior period..........       3.0        1.5       (1.4)       0.3        (3.6)
Same store sales percentage change from prior
  period.....................................      (1.3)      (3.2)      (3.6)      (2.8)       (5.6)
                                               --------   --------   --------   ---------   ---------
GALAXY DINERS
Company owned units at end of period.........        --          1          6          4           6
                                               --------   --------   --------   ---------   ---------
HOMETOWN BUFFETS
Units operated as a franchisee at end of
  period.....................................         6         14         16         14          16
Average sales per unit.......................        (1)  $  2,674   $  2,503    $ 1,145     $ 1,123
Percentage change from prior period..........        (1)        (1)      (6.4)      (5.4)       (1.9)
                                               --------   --------   --------   ---------   ---------
SBARRO
Units operated as a franchisee at end of
  period.....................................        10         --         --         --          --

- ---------------
(1) Average annual sales per unit, percentage change from prior year and same store sales percentage change from prior year data is either not available or is not presented due to the relatively small number of units open for a full year.

FISCAL YEARS ENDED SEPTEMBER 27, 1993, SEPTEMBER 26, 1994 AND SEPTEMBER 25, 1995

     In fiscal 1995, as compared with fiscal 1994, total revenues increased by $5.7 million, or 5.0%, primarily due to an increase in the number of HomeTown Buffet restaurants and Galaxy Diner restaurants in operation ($9.5 million and $6.3 million, respectively) which more than offset the decline in revenues resulting from the decrease in the number of JB's Restaurants in operation ($7.0 million) and the 3.6%, or $2.7 million, decline in JB's Restaurants same store sales. The average annual sales decrease per JB's Restaurant of 1.4% reflected a decrease in average guest counts of 1.7% partially offset by a 0.3% increase in the average guest purchase.

     In fiscal 1994, as compared with fiscal 1993, total revenues increased by $0.6 million, or 0.5%, primarily due to the opening of eight new HomeTown Buffet restaurants in 1994 ($15.0 million) partially offset by the closure and franchising of a total of seven JB's Restaurants ($7.1 million), the disposition of all Sbarro restaurants ($3.8 million) and a 3.2%, or $3.0 million, decline in JB's Restaurants same store sales. The average annual sales increase per JB's Restaurant of 1.5% reflected an increase in the average guest purchase of 3.7% partially offset by a decrease in average guest counts of 2.2%.

TWENTY FOUR WEEKS ENDED MARCH 13, 1995 AND MARCH 11, 1996

     The 0.4% or $202,000 decrease in revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, is primarily the result of the 5.6% ($1,975,000) decline in JB's Restaurants same store sales and the decrease in the number of JB's Restaurants in operation ($1,421,000) partially offset by the opening of two new HomeTown Buffet restaurants ($2,028,000) and two

Galaxy Diner conversions ($1,166,000). The 5.6% decline in JB's same store sales reflects a decrease of 10.2% in customer counts while the average customer purchase increased 4.6%.

     Costs and Expenses; Statement of Operations Data. The following table sets forth selected statements of operations data as a percentage of revenues for the periods indicated:

                                                                                    TWENTY FOUR
                                                                                    WEEKS ENDED
                                                       FISCAL YEAR            -----------------------
                                                -------------------------     MARCH 13,     MARCH 11
                                                1993      1994      1995        1995          1996
                                                -----     -----     -----     ---------     ---------
Total revenues................................  100.0%    100.0%    100.0%      100.0%        100.0%
                                                -----     -----     -----       -----         -----
Costs and expenses
  Food costs..................................   31.9      32.6      33.0        33.0          32.3
  Labor costs.................................   33.3      34.9      35.0        35.2          34.7
  Occupancy and other expenses................   22.8      23.3      23.8        23.8          24.1
  General and administrative expenses.........    6.5       7.1       6.9         6.8           9.2
  Depreciation and amortization...............    5.8       5.3       5.5         5.2           5.9
  Charge for property dispositions............    3.7       1.7        --          --            --
                                                -----     -----     -----       -----         -----
Total costs and expenses......................  104.0     104.9     104.2       104.0         106.2
                                                -----     -----     -----       -----         -----
Loss from operations..........................   (4.0)     (4.9)     (4.2)       (4.0)         (6.2)
Interest expense..............................   (2.2)     (1.7)     (1.3)       (1.3)         (1.0)
Interest income...............................    0.4       0.6       0.4         0.5           0.3
Gain on sale of HomeTown Buffet, Inc. stock...    1.5      12.7        --          --           7.3
Gains on sales of restaurants to franchisees
  and other...................................    1.0       0.6       0.1          --           0.1
Loss on disposition of note receivable........     --      (1.4)       --          --            --
                                                -----     -----     -----       -----         -----
Total interest and other income (expense).....    0.7      10.8      (0.8)       (0.8)          6.7
                                                -----     -----     -----       -----         -----
Income (loss) before income taxes and
  extraordinary item..........................   (3.3)      5.9      (5.0)       (4.8)          0.5
Income taxes (benefit)........................   (1.3)      2.3      (0.8)       (1.9)          1.7
                                                -----     -----     -----       -----         -----
Income (loss) before extraordinary item.......   (2.0)      3.6      (4.2)       (2.9)         (1.2)
Extraordinary loss resulting from
  extinguishment of debt-net of tax...........     --       0.3        --          --            --
                                                -----     -----     -----       -----         -----
Net income (loss).............................   (2.0)%     3.3%     (4.2)%      (2.9)%        (1.2)%
                                                -----     -----     -----       -----         -----

FISCAL YEARS ENDED SEPTEMBER 27, 1993, SEPTEMBER 26, 1994 AND SEPTEMBER 25, 1995

     Food Costs. The increases in food costs as a percentage of total revenues in fiscal 1995, as compared with fiscal 1994, and in fiscal 1994, as compared with fiscal 1993, were primarily the result of an increase in the number of HomeTown Buffet restaurants, which operate at a higher food cost percentage than Summit's JB's Restaurants and Galaxy Diner restaurants.

     Labor Costs. The increase in labor costs as a percentage of total revenues in fiscal 1995, as compared to fiscal 1994, was primarily due to the 3.6% decline in same store sales in the JB's Restaurants along with an increase in manager salaries (0.5 percentage points) offset by lower workers compensation costs (-0.4 percentage points). The increase in labor costs as a percentage of total revenues in fiscal 1994, as compared to fiscal 1993, was primarily due to costs incurred in training and increased scheduling designed to improve customer service in the JB's Restaurants along with a 3.2% decrease in same store sales.

     Occupancy and Other Expenses. The increase in occupancy and other expenses as a percentage of total revenues in fiscal 1995, as compared to fiscal 1994, primarily reflected higher pre-opening costs (0.3 percentage points) resulting from the increased number of Galaxy Diner conversions along with the 3.6% decline in JB's Restaurants same store sales. The increase in occupancy and other expenses as a percentage of total revenues in fiscal 1994, as compared to fiscal 1993, primarily reflects higher equipment rent as Summit leased most equipment in its new HomeTown Buffet restaurants (0.5 percentage points), higher smallware and supply costs (0.4 percentage points), higher pre-opening costs resulting from the increased number of HomeTown Buffet restaurant openings (0.2 percentage points) along with the 3.2% decline in JB's Restaurants same store sales partially offset by a decrease in marketing expenditures (-0.6 percentage points).

     General and Administrative Expenses. The decrease in general and administrative expenses as a percentage of total revenues in fiscal 1995, as compared to fiscal 1994, was primarily due to reduced employee relocation costs (-0.1 percentage points) along with the 5.0% increase in total revenues. The increase in general and administrative expenses as a percentage of total revenues in fiscal 1994, as compared with fiscal 1993, was primarily the result of an increase in salaries (0.6 percentage points) and relocation costs (0.2 percentage points) resulting from upgrading Summit's administrative staff support and an increase in legal expenses (0.2 percentage points). Additionally, in fiscal 1993 Summit incurred one-time executive search costs and wrote-off financing costs that were not incurred in fiscal 1994 (-0.4 percentage points).

     Depreciation and Amortization. The increase in depreciation and amortization as a percentage of total revenues in fiscal 1995, as compared with fiscal 1994, primarily reflected depreciation associated with remodeled JB's Restaurants and Galaxy Diner conversions (0.1 percentage points) and the 3.6% decrease in same store JB's Restaurants sales (0.2 percentage points) partially offset by the increase in the number of HomeTown Buffet restaurants (-0.1 percentage points) which operate with lower depreciation and amortization as a percent of revenues. The decrease in depreciation and amortization as a percentage of total revenues in fiscal 1994, as compared with fiscal 1993, primarily reflects higher per store revenue resulting from the disposition of underperforming restaurants and the increase in the number of HomeTown Buffet restaurants which operate with lower depreciation and amortization as a percent of revenues.

     Charge for Property Dispositions. The charge of $1,982,000 for fiscal 1994 was primarily related to the disposition of JB's Restaurants. The charge of $4,264,000 for fiscal 1993 was primarily related to the disposition of certain JB's Restaurants, Sbarro restaurants, non-operating properties and the termination of exclusive area development rights with Sbarro, Inc.

     Interest Expense. The decrease in interest expense as a percentage of total revenues in fiscal 1995, as compared with fiscal 1994, reflected lower outstanding debt balances (-0.3 percentage points) along with the 5.0% increase in total revenues. The decrease in interest expense as a percentage of total revenues in fiscal 1994, as compared to fiscal 1993, reflected lower outstanding debt partially resulting from the prepayment, in April 1994, of $4.6 million of outstanding 11.1% interest bearing debt payable to financial institutions.

     Interest Income. The decrease in interest income as a percentage of total revenues in fiscal 1995, as compared with fiscal 1994, was primarily a result of lower cash and short term investment balances. The increase in interest income as a percentage of total revenues in fiscal 1994, as compared to fiscal 1993, primarily resulted from an increase in invested cash balances (0.1 percentage points) and an increase in notes receivable (0.1 percentage points) resulting from the sale of restaurants to franchisees.

     Gain on Sale of HomeTown Stock. The $14.7 million gain in fiscal 1994 reflected the sale of 1,056,780 shares of HomeTown common stock. The $1.7 million gain in fiscal 1993 reflected the sale of 250,000 shares of HomeTown preferred stock.

     Loss on Disposition of Note Receivable. The charge of $1.6 million in fiscal 1994 reflected Summit's acceptance of $2.5 million as full repayment of a note receivable related to the sale of a combined restaurant and motel.

     Income Taxes. Summit's effective income tax rate was 17.3%, 39.8% and 39.1% in fiscal 1995, fiscal 1994 and fiscal 1993, respectively. The effective tax rate in all three years reflected federal and state income tax rates offset (benefited) by targeted jobs tax credits. However, the fiscal 1995 tax rate is further impacted by a $1.5 million reserve against net deferred tax assets that may not be realized in the future.

     Extraordinary Loss Resulting from Extinguishment of Debt. The charge of $350,000 (net of tax) in fiscal 1994 reflected the prepayment premium and the write-off of unamortized loan acquisition costs associated with Summit's prepayment in April 1994 of $4.6 million of outstanding 11.1% interest bearing debt payable to financial institutions.

TWENTY-FOUR WEEKS ENDED MARCH 13, 1995 AND MARCH 11, 1996

     Food Costs. The decrease in food costs as a percentage of total revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was primarily the result of menu and operational improvements in all of Summit's restaurant concepts.

     Labor Costs. The decrease in labor costs as a percentage of total revenues in the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was primarily due to reduced worker's compensation costs ($269,000) and lower labor costs in the HomeTown Buffet restaurants resulting from improved employee scheduling in the current year.

     Occupancy and Other Expenses. The increase in occupancy and other expenses as a percentage of total revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was primarily due to lower average restaurant sales and a $458,000 increase in the reserve for potentially uncollectable franchisee receivables partially offset by lower real estate taxes ($343,000) and lower preopening costs ($171,000).

     General and Administrative Expenses. The increase in general and administrative expenses as a percentage of total revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was primarily due to a $1.6 million charge in the second quarter for change of control and other severance costs, partially offset by reduced salaries expense ($260,000) and reduced travel and related expenses ($162,000).

     Depreciation and Amortization. The increase in depreciation and amortization as a percentage of total revenues in the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, primarily reflects depreciation associated with remodeled JB's restaurants and Galaxy Diner conversions (0.2% points) and lower average restaurant sales.

     Interest Expense. The decrease in interest expense as a percentage of total revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was due primarily to lower outstanding debt.

     Interest Income. The decrease in interest income as a percentage of total revenues for the twenty-four week period ended March 11, 1996, as compared with the comparable period of the prior fiscal year, was primarily a result of lower cash and short term investment balances.

     Gain on Sale of HomeTown Stock. To improve liquidity and to fund repayment of bank loans, Summit sold 398,220 shares of HomeTown stock during the first quarter of fiscal 1996 in open market sales transactions at prevailing market prices. The average selling price was $11.94 per share. Such sales resulted in a pre-tax gain of $3,959,000.

     Income Taxes. The effective income tax rate of 335.8% of pre-tax income for the twenty-four week period ended March 11, 1996, was higher than the 40.4% rate for the comparable period of the prior fiscal year primarily due to a $721,000 adjustment to fully reserve deferred tax assets that may not be realized in the future.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following summarizes financial information by quarter for the years ended September 26, 1994 and September 26, 1995 and the 24-week period ended March 11, 1996 (in thousands, except per share amounts):

                                                                                 NET INCOME
                                                       GROSS      NET INCOME       (LOSS)
                                         REVENUES     PROFIT        (LOSS)       PER SHARE
                                         --------     -------     ----------     ----------
    Fiscal 1994
      1st quarter......................  $24,228      $16,520      $   (537)       $ (.11)
      2nd quarter......................   25,681       17,321          (290)         (.06)
      3rd quarter......................   36,948       24,932         5,765(1)        .99
      4th quarter......................   28,510       18,916        (1,182)         (.25)
                                         --------     -------       -------        ------
                                         $115,367...  $77,689      $  3,756        $  .66
                                         ========     =======       =======        ======
    Fiscal 1995
      1st quarter......................  $27,263      $18,296      $   (876)       $ (.18)
      2nd quarter......................   27,061       18,104          (678)         (.14)
      3rd quarter......................   38,095       25,413        (1,309)         (.27)
      4th quarter......................   28,680       19,268        (2,181)         (.45)
                                         --------     -------       -------        ------
                                         $121,099...  $81,081      $ (5,044)       $(1.05)
                                         ========     =======       =======        ======
    Fiscal 1996
      1st quarter......................  $26,725      $18,038      $  1,226(2)     $  .21
      2nd quarter......................   27,397       18,615        (1,858)(3)      (.39)

- ---------------
(1) Includes a charge for property dispositions of $1,982,000, a loss on the disposition of a note receivable of $1,564,000, an extraordinary loss of $350,000 (net of tax benefit) resulting from the extinguishment of debt, and a gain on the sale of HomeTown common stock of $14,700,000. See Notes 4, 5, 6 and 7 of Notes to Summit's Consolidated Financial Statements appearing elsewhere herein.

(2) Includes a gain on the sale of HomeTown common stock of $4,000,000.

(3) Includes a charge for change of control and other severance costs of $1,600,000.

     Each quarter of the 52 week fiscal years 1994 and 1995 contains 12 weeks except for the third quarter, which contains 16 weeks.

LIQUIDITY AND CAPITAL RESOURCES

     Summit's primary sources of working capital have been cash flow from operations, borrowings and sales of assets. Summit requires capital principally for the acquisition and construction of new restaurants, remodeling and conversion of existing restaurants, and renewals of equipment leases and leasehold improvements. During 1996, Summit anticipates its capital requirements will be primarily for renewals of equipment and leasehold improvements and expects to fund these capital requirements through cash on hand at the end of the year, cash flow from operations and the sale of all, or a portion of, Summit's investment in HomeTown common stock.

     During the fiscal year ended September 25, 1995 and the 24-week period ended March 11, 1996, cash and cash equivalents were provided by the following sources (in thousands):

                                                             FISCAL YEAR       TWENTY FOUR WEEKS
                                                                ENDED                ENDED
                                                          SEPTEMBER 25, 1995    MARCH 11, 1996
                                                          ------------------   -----------------
    Net cash provided (used) by operations..............        $3,950              $(1,745)
    Proceeds from the sale of assets....................         3,028                4,756
    Proceeds from the sale of short term investments....         1,980                   --
    Payments received on notes receivable and other.....           135                   98
                                                                ------              -------
              Total provided............................        $9,093              $ 3,109
                                                                ======              =======

     During the same periods, cash and cash equivalents were applied for the following uses (in thousands):

                                                             FISCAL YEAR       TWENTY FOUR WEEKS
                                                                ENDED                ENDED
                                                          SEPTEMBER 25, 1995    MARCH 11, 1996
                                                          ------------------   -----------------
    Other capital expenditures..........................       $  6,920             $   587
    Capital expenditures for new stores.................          3,700                  --
    Principal payments on long-term debt and capital
      leases............................................          1,820               2,558
    Other...............................................             45                  --
                                                                -------              ------
              Total used................................       $ 12,485             $ 3,145
                                                                =======              ======

     During the first 24 weeks of fiscal 1996, cash used was approximately equal to cash provided. During fiscal 1995, cash used exceeded cash provided by $3.4 million due primarily to capital expenditures associated with the conversion of five underperforming JB's Restaurants to Galaxy Diner restaurants, the remodeling of four JB's Restaurants and the construction of two HomeTown Buffet restaurants.

     The current ratio at March 11, 1996 and at the end of fiscal 1995 was 0.3:1.0 compared to 0.8:1.0 at the end of fiscal 1994. Management does not consider the fact that the current ratio is less than one to be, itself, an indication of a liquidity problem as the restaurant business has practically no receivables and minimum inventories that typically turn faster than accounts payable to suppliers.

     At the end of fiscal 1995, Summit had $2.0 million in letters of credit and $2.2 million in bank loans which were secured by Summit's 528,220 shares of HomeTown common stock and by real properties owned by Summit. The real properties include 17 JB's Restaurant properties which are owned and operated by Summit or leased to and operated by franchisees. During the third quarter of fiscal 1995, Summit terminated its $3.0 million line of credit in exchange for the release of the lien on an office/warehouse property which Summit sold generating net proceeds of approximately $1.5 million. Summit was not in compliance with certain covenants in its lending agreements at the end of the year. Summit obtained a waiver from the bank with respect to these covenants. During the first quarter of fiscal 1996, Summit sold 398,220 shares of HomeTown common stock, generating net proceeds of $4.8 million. $2.1 million of these proceeds were used to repay Summit's bank loans in full, $700,000 remains in escrow as partial security against the $2.0 million in letters of credit with the remaining $2.0 million retained by Summit. The letters of credit remain secured by the above described real properties of Summit, by the remaining 130,000 shares of HomeTown common stock and the escrow account noted above. In addition, Summit has a $180,000 certificate of deposit securing $180,000 in letters of credit.

     In August 1994, Summit entered into a master lease agreement to finance equipment for new HomeTown Buffet restaurants. The master lease agreement, among other things, required Summit to maintain minimum tangible net worth of at least $40 million. Operating results during fiscal 1995 reduced Summit's net worth to less than $40 million as of September 25, 1995. On December 7, 1995, the lessor notified Summit it was in default under the terms of the master lease agreement and demanded a default payment in the amount of $1,493,938, which represents all remaining rent and other payments due to the lessor. Upon receipt of the default payment, the lessor is obligated to transfer to Summit all rights of ownership to the leased assets. On January 5, 1996, the master lease agreement was amended to require a minimum tangible net worth of $33 million. In exchange for this reduced covenant, Summit has deposited $365,000 with the leasing company. This deposit is to be applied against payments due for the final year of the lease subject to earlier release if certain financial performance objectives are achieved.

     Summit opened two new HomeTown Buffet restaurants during fiscal 1995, bringing the total number of HomeTown Buffet restaurants in operation to 16. Summit's exclusive area development agreement with HomeTown was amended during the third quarter of fiscal 1995 to extend Summit's requirement to open a minimum of 17 HomeTown Buffet restaurants to June 30, 1996 from December 31, 1995. In addition, in order to maintain its exclusive area development agreement with HomeTown, Summit is required to open an additional 5 HomeTown Buffet restaurants by December 31, 1996. Summit does not anticipate opening another HomeTown Buffet restaurant prior to June 30, 1996 and, as a result, it is expected that Summit will forfeit its exclusive area rights.

     During fiscal 1995, Summit remodeled four of its higher performing JB's Restaurants bringing to 11 the total number of company-operated JB's Restaurants remodeled to the latest remodeling scheme. Summit currently has no plans to remodel any further JB's Restaurants in fiscal 1996. Summit continues to routinely repair and maintain Summit's restaurants. In addition, Summit, in fiscal 1995, converted an additional five of its lower performing JB's Restaurants to Galaxy Diner restaurants bringing the number of Galaxy Diner restaurants to six at the end of 1995. If the Merger is not consummated, future Galaxy Diner conversions, JB's Restaurant remodels and new HomeTown Buffet restaurants will be dependent upon Summit improving internal cash flow and/or finding additional sources of capital including the potential sale of assets. If Summit's earnings do not improve or other sources of financing are not obtained, Summit would not have the available financing for capital spending beyond maintenance level capital additions. See "Risk Factors -- Recent Operating Results of Summit."

     Pursuant to Summit's Employment Agreement with Mr. McComas and the Change of Control Agreements, Summit paid $1,236,000 to Mr. McComas and four Senior Vice Presidents upon termination of their employment during the third quarter of fiscal 1996. Summit is obligated, under the terms of Change of Control Agreements with three remaining Senior Vice Presidents, to deposit approximately $450,000 in escrow, which amounts have not been funded by Summit as of the date of this Proxy Statement/Prospectus. See "Special Factors -- Interests of Certain Persons in the Merger."

SEASONALITY

     Summit's business is seasonal in nature with the spring and summer quarters being the highest volume periods. Summit's lowest volume periods typically occur during the fall and winter quarters.

IMPACT OF INFLATION


     The cost of food commodities utilized by Summit are subject to market supply and demand pressures as is evidenced by the recent increase in produce prices (lettuce in particular) resulting from the unusual weather conditions in the western U.S. growing regions. Shifts in these costs may have a significant impact on Summit's food costs. In addition, many of Summit's employees are paid hourly rates related to the federal and state minimum wage laws. Accordingly, increases in the minimum wage result in higher labor costs to Summit. Currently, there are several proposals in Congress to increase the federal minimum wage, although no such increase is currently scheduled. Summit anticipates that any increases in the minimum wage can be offset through pricing and other cost control efforts; however, there is no assurance that Summit would be able to pass such costs on to its guests or if it were able to do so, it could do so in a short period of time.


ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

     In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 extends existing fair value disclosure practices by requiring all entities to disclose, where practicable, the fair value of financial instruments, both assets and liabilities, recognized and not recognized, in the statement of financial position. SFAS No. 107 is effective for Summit's fiscal year end 1996. Management has not yet determined for which of its financial instruments it is practicable to determine fair value. It is management's intent to implement SFAS No. 107 at fiscal year end 1996.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires the assessment of certain long-lived assets, including many intangible assets, for possible impairment when events or circumstances indicate the carrying amounts of these assets may not be recoverable. SFAS No. 121 is effective for Summit's fiscal year 1997 and, upon adoption, any impairment losses recognized for assets to be held and used must be recorded in continuing operations while such losses attributable to assets to be disposed of must be reported as a cumulative effect of a change in accounting principle. Summit estimates that the implementation of SFAS No. 121 will result in a charge of approximately $7.0 million, or $1.22 per share. It is management's intent to implement SFAS No. 121 in fiscal year 1997.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     CKE's Common Stock has been listed on the NYSE under the symbol "CKR" since April 25, 1994. Prior to that date, CKE's Common Stock was regularly quoted on the Nasdaq National Market System under the symbol "CARL." The Summit Common Stock is traded on the Nasdaq National Market under the symbol "SMFR." The following table sets forth, for the periods indicated, the high and low closing sales prices of CKE's Common Stock, as reported on the NYSE Composite Tape and by the Nasdaq National Market, and the quarterly cash dividend per share paid on the shares of CKE Common Stock, and the high and low closing sales prices of the Summit Common Stock, as reported by the Nasdaq National Market.


                                                                                      SUMMIT COMMON
                                                           CKE COMMON STOCK               STOCK
                                                     -----------------------------    --------------
                                                      HIGH      LOW      DIVIDENDS    HIGH      LOW
                                                     ------    ------    ---------    -----    -----
Fiscal 1994
  First Quarter...................................                                    $7.75    $5.63
  Second Quarter..................................                                     8.25     5.88
  Third Quarter...................................                                     8.25     4.50
  Fourth Quarter..................................                                     6.13     3.88
Fiscal 1995
  First Quarter...................................   $14.00    $10.13      $0.04      $6.00    $3.63
  Second Quarter..................................    10.50      7.63         --       5.63     4.00
  Third Quarter...................................     9.13      7.75       0.04       5.75     3.63
  Fourth Quarter..................................     8.38      6.63         --       5.50     3.63
Fiscal 1996
  First Quarter...................................   $ 8.13    $ 6.38      $0.04      $5.75    $4.38
  Second Quarter..................................    11.25      7.38         --       5.69     4.44
  Third Quarter...................................    15.88     11.75       0.04       5.25*    4.63*
  Fourth Quarter..................................    17.88     14.38         --
Fiscal 1997
  First Quarter...................................   $24.13    $14.88       0.04
  Second Quarter..................................   $25.13*   $24.50*        --


- ---------------

* Through May 23, 1996.



     As of May 20, 1996, there were 499 holders of record of Summit Common Stock. As of May 6, 1996, there were 1,862 holders of record of CKE Common Stock.


     Stockholders are advised to obtain current market quotations for the CKE Common Stock and the Summit Common Stock prior to making any decision with respect to the Merger. No assurance can be given as to the market price of the CKE Common Stock or the Summit Common Stock at, or in the case of the CKE Common Stock after, the Effective Time of the Merger.


     Summit has not declared any cash dividends on the shares of Summit Common Stock since fiscal 1986. On March 12, 1996, CKE declared a cash dividend of $0.04 per share, which was paid on April 26, 1996 to holders of record of the CKE Common Stock as of April 5, 1996. The payment of future dividends on CKE Common Stock will be a business decision to be made by the Board of Directors of CKE from time to time based upon the results of operations and financial condition of CKE and such other factors as the CKE Board of Directors considers relevant.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of CKE at January 29, 1996 and the adjusted consolidated capitalization of CKE after giving effect to the Merger and the proposed disposition by CKE of certain assets and liabilities of Summit. This table should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/
Prospectus, which describe certain adjustments made to CKE's historical consolidated capitalization to arrive at the adjusted consolidated capitalization, and the historical consolidated financial statements of CKE, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus.


                                                                ACTUAL      AS ADJUSTED(1)(2)
                                                               --------     -----------------
                                                               (IN THOUSANDS)
    Borrowings:
      Long-term debt(3)......................................  $ 38,896         $  39,264
      Capitalized lease obligations(3).......................    43,978            52,381
                                                                -------           -------
         Total...............................................    82,874            91,645
                                                                -------           -------
    Total Stockholders' Equity...............................   101,189           114,488
                                                                -------           -------
    Total Capitalization.....................................  $184,063         $ 206,133
                                                                =======           =======


- ---------------

(1) Upon consummation of the Merger, each outstanding share of Summit Common Stock will be converted into the right to receive a combination of $2.63 in cash and a number of shares of CKE Common Stock to be determined by dividing $2.64 by the Adjusted CKE Price. The Average CKE Price, if determined for the 20 consecutive trading days ending on May 23, 1996, would have been $21.74. Accordingly, for purposes of this table, the Adjusted CKE Price is assumed to be $20.74, which would result in the issuance of 0.12729 shares of CKE Common Stock for each Summit share. See "The Merger -- Conversion of Shares."



(2) Pro Forma debt and equity capitalization reflect the issuance of 611,744 shares of CKE Common Stock in the Merger (based upon an assumed Adjusted CKE Price of $20.74).


(3) Includes related current portions.

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Condensed Financial Statements are based upon the consolidated financial statements of CKE and Summit combined and adjusted to give effect to the Merger and to the proposed disposition by CKE of certain assets and liabilities of Summit (the "Disposition"). Upon consummation of the Merger, each outstanding share of Summit Common Stock will be converted into the right to receive the Merger Consideration, which will consist of a combination of cash and shares of CKE Common Stock.

     The following Unaudited Pro Forma Combined Condensed Balance Sheet at January 29, 1996 gives effect to the Merger and the Disposition as if they had occurred on such date and was prepared based upon the consolidated balance sheets of CKE as of January 29, 1996 and of Summit as of March 11, 1996.

     The following Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended January 29, 1996 give effect to the Merger and the Disposition as if they had occurred at the beginning of such fiscal year. The Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended January 29, 1996 was prepared based upon the consolidated statements of operations of CKE for the fiscal year ended January 29, 1996 and of Summit for the 24 weeks ended March 11, 1996 and the 28 weeks ended September 25, 1995.

     These Unaudited Pro Forma Combined Condensed Financial Statements should be read in conjunction with the CKE and Summit audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference or which appear elsewhere in this Proxy Statement/Prospectus.

     The Unaudited Pro Forma Combined Condensed Financial Statements are provided for comparative purposes only, and are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the Merger and the Disposition occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon information set forth in this Proxy Statement/Prospectus, and certain assumptions included in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements. Given the range of potential outcomes arising with respect to the ongoing business of Summit, and the decisions and the interrelationships among decisions to be made with respect to the restructuring and integration of Summit's business with CKE, it is difficult to ascertain the impact of such decisions on the financial condition and results of operations of the combined companies. For example, CKE is planning on selling or otherwise disposing of certain assets of Summit after the Effective Time of the Merger. These assets include Summit's franchised HomeTown Buffet restaurant operations, and related area development rights. CKE is also performing an ongoing evaluation regarding the nature and scope of the JB's Restaurant operations of Summit and various short- and long-term strategic considerations in the process of assessing whether, and to what extent, integration, consolidation or other modification of Summit's restaurant operations is appropriate following the Merger. These strategic considerations include, among other things, the possibilities that CKE may cause Summit after the Merger to sell or otherwise dispose of some or all of the JB's Restaurants owned and operated by Summit, to convert individual restaurants or groups of restaurants into other or new restaurant concepts, and to close other restaurants. Many operational and strategic decisions with respect to the combined companies have not been made. As a result, significant uncertainties and issues relating to the integration of Summit's business with CKE's operations, and the timing, manner and results of the implementation of decisions to be made with respect to Summit's ongoing operations following the Merger may adversely affect the results of operations of CKE. There can be no assurance that any such transactions will be effected at a favorable price to CKE. Furthermore, there can be no assurances that the proceeds of any dispositions of Summit assets will not be offset by operating losses, other charges to earnings or losses of revenue, including losses of revenue of Summit which may result from problems and uncertainties of integrating the two companies and of any potential dispositions of Summit assets. CKE and Summit believe the pro forma assumptions are reasonable under the circumstances.

     The Merger will be accounted for by the purchase method of accounting. Accordingly, CKE's cost to acquire Summit (the "Purchase Consideration"), calculated to be $30,927,000 assuming an Adjusted CKE Price of $20.74, will be allocated to the assets acquired and liabilities assumed according to their respective fair values. The total cost to acquire Summit is subject to change, to the extent that fluctuations in the market value of CKE Common Stock cause the Adjusted CKE Price to change. A change in the Adjusted CKE Price will result in a corresponding change in net asset valuations. The final allocation of the Purchase Consideration is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying Unaudited Pro Forma Combined Condensed Financial Statements. Accordingly, the purchase allocation adjustments made in connection with the development of the Unaudited Pro Forma Combined Condensed Financial Statements are preliminary and have been made solely for the purpose of developing such Unaudited Pro Forma Combined Condensed Financial Statements.


     Acquisition costs, including fees payable to Summit's financial advisor, have been included in the Unaudited Pro Forma Combined Condensed Financial Statements.


     The Merger Agreement provides that the number of shares of CKE Common Stock to be issued in the Merger will be equal to $2.64 divided by the Adjusted CKE Price, which is to be determined pursuant to a formula set forth in the Merger Agreement on the basis of the Average CKE Price. In addition, the number of shares of CKE Common Stock to be issued in the Merger is subject to adjustment in accordance with the provisions of the Merger Agreement. The Pro Forma Combined Condensed Financial Statements have been prepared on the assumptions that (a) the Average CKE Price will be $21.74 and the Adjusted CKE Price will be $20.74, (b) the exchange ratio representing the stock portion of the Merger Consideration will be 0.12729 ($2.64 divided by the assumed Adjusted CKE Price), and (c) the fair value of the 611,744 shares of CKE Common Stock to be issued in the Merger will be $21.74 per share at the Effective Time of the Merger. See "The Merger -- Conversion of Shares." The estimated fair value of the stock portion of the Merger Consideration will be determined at closing, and may be more or less than the Adjusted CKE Price used in determining the exchange ratio, and any such variation may affect the actual total acquisition cost upon consummation of the Merger.


     The following table indicates the amounts of possible adjustments to the total acquisition cost (excluding direct costs) based upon a range of per share closing date values of the CKE Common Stock.


                                                      RANGE OF ACTUAL CKE CLOSING PRICES
                             ------------------------------------------------------------------------------------
                             $16.00     $18.00     $20.00     $22.00     $24.00     $26.00     $28.00     $30.00
                             -------    -------    -------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS)
Cash to be paid............  $17,628    $17,628    $17,628    $17,628    $17,628    $17,628    $17,628    $17,628
Value of CKE Common Stock
  to be issued.............    9,788     11,011     12,235     13,458     14,682     15,905     17,129     18,352
                             -------    -------    -------    -------    -------    -------    -------    -------
Total Acquisition Cost.....  $27,416    $28,639    $29,863    $31,086    $32,310    $33,533    $34,757    $35,980
                             =======    =======    =======    =======    =======    =======    =======    =======


     The Unaudited Pro Forma Combined Financial Statements do not reflect certain cost savings that CKE expects to be realized primarily through elimination of certain duplicative administrative costs. No assurances can be made as to the amount of cost savings, if any, that actually will be realized. There can be no assurance that the Merger or the Disposition will be consummated.

                             CKE RESTAURANTS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF JANUARY 29, 1996
                                 (IN THOUSANDS)


                                       HISTORICAL
                             -------------------------------    PRO FORMA                        PRO FORMA
                              CKE AT    SUMMIT AT              ACQUISITION                      DISPOSITION     PRO FORMA
                             1/29/96     3/11/96    COMBINED   ADJUSTMENTS          SUBTOTAL   ADJUSTMENTS(H)   COMBINED
                             --------   ---------   --------   -----------          --------   --------------   ---------
ASSETS
Cash and cash
  equivalents..............  $ 25,939    $ 1,875    $27,814     $ (18,634)(a)(f)(g) $  9,180      $ 15,452      $ 24,632
Notes receivable...........       594        190        784                              784                         784
Other receivables..........     8,392        584      8,976                            8,976           (37)        8,939
Inventories................     6,132      1,466      7,598                            7,598          (230)        7,368
Current deferred taxes,
  net......................    10,056         --     10,056                           10,056                      10,056
Prepaid expenses and
  other....................     5,656        189      5,845                            5,845                       5,845
                             --------    -------    --------     --------           --------      --------      --------
    Total current assets...    56,769      4,304     61,073       (18,634)            42,439        15,185        57,624
Property, building and
  equipment, net...........   127,346     44,636    171,982        (2,852)(d)        169,130       (17,444)      151,686
Real property and equipment
  under capitalized
  leases...................    28,399      7,091     35,490                           35,490        (2,267)       33,223
Notes receivable...........     7,236      2,241      9,477                            9,477                       9,477
Related party note
  receivable...............       969                   969                              969                         969
Long-term investments......    19,814      1,430     21,244                           21,244                      21,244
Other assets...............     6,226      2,693      8,919                            8,919          (375)        8,544
                             --------    -------    --------     --------           --------      --------      --------
    Total assets...........  $246,759    $62,395    $309,154    $ (21,486)          $287,668      $ (4,901)     $282,767
                             ========    =======    ========     ========           ========      ========      ========
LIABILITIES
Current maturities of
  long-term debt...........  $ 12,320    $   871    $13,191     $                   $ 13,191      $   (178)     $ 13,013
Accounts payable...........    15,824      5,358     21,182                           21,182        (1,826)       19,356
Accrued liabilities........    33,173      7,136     40,309         1,887(c)(e)(f)    42,196          (649)       41,547
                             --------    -------    --------     --------           --------      --------      --------
    Total current
      liabilities..........    61,317     13,365     74,682         1,887             76,569        (2,653)       73,916
Obligations under
  capitalized leases.......    40,233      9,981     50,214                           50,214        (2,248)       47,966
Long-term debt.............    30,321        345     30,666                           30,666                      30,666
Other liabilities..........    13,699                13,699                           13,699                      13,699
Deferred taxes, net........        --        468        468                              468                         468
Deferred compensation......        --      1,564      1,564                            1,564                       1,564
                             --------    -------    --------     --------           --------      --------      --------
    Total liabilities......   145,570     25,723    171,293         1,887            173,180        (4,901)      168,279
STOCKHOLDERS' EQUITY.......   101,189     36,672    137,861       (23,373)(a)(b)     114,488                     114,488
                             --------    -------    --------     --------           --------      --------      --------
    Total stockholders'
      liabilities and
      equity...............  $246,759    $62,395    $309,154    $ (21,486)          $287,668      $ (4,901)     $282,767
                             ========    =======    ========     ========           ========      ========      ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                             CKE RESTAURANTS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 29, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                           HISTORICAL
                                ---------------------------------
                                    CKE        SUMMIT
                                FISCAL YEAR   52 WEEKS               PRO FORMA                   PRO FORMA
                                   ENDED       ENDED                ACQUISITION                 DISPOSITION     PRO FORMA
                                  1/29/96     3/11/96    COMBINED   ADJUSTMENTS     SUBTOTAL   ADJUSTMENTS(H)   COMBINED
                                -----------   --------   --------   -----------     --------   --------------   ---------
RESTAURANTS:
  Total revenues..............   $ 465,437    $120,897   $586,334                   $586,334      $(38,078)     $548,256
COSTS AND EXPENSES:
  Food and packaging..........     121,029     39,563    160,592                     160,592       (14,199)      146,393
  Payroll and other employee
    benefits..................     109,942     41,977    151,919      $(1,600)(j)    150,319       (11,246)      139,073
  Occupancy and other
    expenses..................      82,095     32,208    114,303                     114,303        (9,876)      104,427
  Franchised and licensed
    restaurants...............      68,839        194     69,033                      69,033            --        69,033
  Advertising.................      19,940      3,316     23,256                      23,256          (140)       23,116
  General and
    administrative............      37,857      9,845     47,702         (570)(d)     47,132          (810)       46,322
                                  --------    --------   --------       -----       --------      --------      --------
                                   439,702    127,103    566,805       (2,170)       564,635       (36,271)      528,364
                                  --------    --------   --------       -----       --------      --------      --------
Operating income (loss).......      25,735     (6,206 )   19,529        2,170         21,699        (1,807)       19,892
Interest expense..............     (10,004)    (1,375 )  (11,379 )                   (11,379)          208       (11,171 )
Gain on sale of long-term
  investments.................                  3,959      3,959                       3,959                       3,959
Gain on sale of restaurants...                     50         50                          50                          50
Other income, net.............       2,222        350      2,572                       2,572                       2,572
                                  --------    --------   --------       -----       --------      --------      --------
Income (loss) before income
  taxes.......................      17,953     (3,222 )   14,731        2,170         16,901        (1,599)       15,302
Income tax expense
  (benefit)...................       7,001        900      7,901          868(i)       8,769          (640)(i)     8,129
                                  --------    --------   --------       -----       --------      --------      --------
Net income (loss).............   $  10,952    $(4,122 )  $ 6,830      $ 1,302       $  8,132      $   (959)     $  7,173
                                  ========    ========   ========       =====       ========      ========      ========
Net income per share..........   $    0.59                                          $   0.42                    $   0.37
                                  ========                                          ========                    ========
Weighted average shares
  outstanding.................      18,679                                            19,427                      19,427
                                  ========                                          ========                    ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

     (a) The pro forma combined condensed balance sheet and statements of operations have been prepared to reflect the acquisition of Summit by CKE for an aggregate estimated purchase price comprised of the following:


                Cash...........................................   $ 17,628,000
                Common Stock...................................   $ 13,299,000
                                                                        ------
                                                                  $ 30,927,000
                                                                        ======


     The cash portion of the purchase price includes cash in the amount of $4,989,183 paid by CKE for the purchase of the Summit Preferred Stock on April 4, 1996. The estimated tangible net assets, as adjusted, of Summit are assumed to be equal to the consideration given.

     (b) The pro forma combined condensed balance sheet has been adjusted to eliminate the equity of Summit.


     (c) To record anticipated additional change of control and severance costs of $1,337,000 for employees of Summit expected to be terminated after consummation of the Merger. See note (j) below.



     (d) To write down $1,150,000 of certain leasehold improvements, property and equipment which will not be used by CKE after the Merger, to allocate $1,702,000, the remaining excess of fair value of net assets acquired over consideration paid, in accordance with APB No. 16 and to record the related $570,000 impact on depreciation and amortization expense calculated over five years.


     (e) To record reserves for the excess of master lease payments over anticipated sublease rents of $300,000 for Summit's corporate office lease, $200,000 for computer and equipment lease commitments and $175,000 for other integration costs.


     (f) To record the use of cash of $773,000 for investment banker fees to be paid upon the closing of the Merger and to reduce liabilities by $125,000, representing investment bankers fees previously accrued by Summit.


     (g) To record the use of $233,000 in cash for the assumed exercise of Summit options whose exercise price is below the market value of the Summit Common Stock.

     (h) To give pro forma effect to the assumed Disposition, which would include the sale of certain assets and assumption of certain liabilities of Summit, for $15,452,000 in cash; the resulting gain of $5,090,000 has been treated as an adjustment of the original purchase price and considered in the allocation of the remaining excess of fair value of net assets acquired over consideration paid.

     (i) To record the income tax effects of the pro forma adjustments at an assumed rate of 40%.


     (j) To exclude $1,600,000 of change of control and severance costs, for employees of Summit who have already been terminated and which are included in Summit's results of operations for the 52 week period ended March 11, 1996, as a non-recurring charge.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                               OF CKE AND SUMMIT

     The rights of CKE's stockholders are governed by its Certificate of Incorporation (the "CKE Certificate"), its Bylaws (the "CKE Bylaws") and the laws of the State of Delaware. The rights of Summit's stockholders are governed by its Certificate of Incorporation, as amended by the Certificate of Designations establishing the Summit Preferred Stock (the "Summit Certificate"), its Bylaws, as amended (the "Summit Bylaws") and the laws of the State of Delaware. Upon consummation of the Merger, holders of Summit Common Stock and Summit Preferred Stock will become holders of CKE Common Stock. As a result, the rights of Summit stockholders will be governed by the DGCL and the CKE Certificate and CKE Bylaws. The following is a summary of the material differences between the rights of CKE stockholders and the rights of Summit stockholders under their respective Certificates of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the CKE Certificate, the CKE Bylaws, the Summit Certificate, the Summit Bylaws and the DGCL.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Article XIII of the CKE Certificate provides that any alteration, amendment, repeal or rescission (any "Change") of any provision contained in the CKE Certificate must be approved by a majority of the directors of CKE then in office and by the affirmative vote of the holders of a majority of the outstanding shares of stock of CKE of any class or series entitled to vote generally in the election of directors of CKE ("Voting Stock") then outstanding; provided, however, that, if the proposed Change relates to Article II (which sets forth definitions of certain terms used in the CKE Certificate, including the term "Interested Stockholder"), Article VII (which identifies the persons who are entitled to call special meetings of stockholders of CKE and sets forth the procedural requirements for the calling of such meetings), Article IX (which eliminates stockholder action by written consent), Article X (which provides for classification of the CKE Board of Directors and sets forth the procedures for elections of directors, including election to fill vacancies and newly created directorships, and for the removal of directors), Article XI (which sets forth a supermajority vote requirement for certain business combinations), or Article XIV (which sets forth appraisal rights of stockholders of CKE in connection with certain business combinations described in Article XI), such Change must also be approved by the affirmative vote of the holders of not less than 66 2/3% of the shares of Voting Stock then outstanding. In addition, any Change which relates to the provisions of Article XIII of the CKE Certificate must also be approved by the same percentage vote.

     Article Thirteenth of the Summit Certificate provides that the provisions of Article Sixth (which provides a supermajority vote requirement for amendments to the Summit Bylaws by stockholders of Summit), Article Seventh (which provides for the classification of the Summit Board of Directors), Article Eighth (which provides a supermajority vote requirement for certain business combinations), Article Ninth (which eliminates stockholder action by written consent), Article Tenth (which identifies the persons who may call special meetings of stockholders), Article Eleventh (which includes certain "fair price" provisions), and Article Twelfth (relating to the removal of directors without cause) may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of Summit. In addition, any change which relates to the provisions of Article Thirteenth of the Summit Certificate must also be approved by the same percentage vote, and any alteration, amendment or repeal of any provision of the Summit Certificate or the Summit Bylaws which would alter or change the rights of the Summit Preferred Stock so as to affect them adversely requires the vote of the holders of 75% of the Summit Preferred Stock.

AMENDMENT OF BYLAWS

     The CKE Bylaws provide that the CKE Bylaws may be adopted, amended or repealed by the Board of Directors or by the stockholders of CKE. The Summit Bylaws may be adopted, amended or repealed by a vote of 80% of the outstanding stock of Summit entitled to vote thereon. Summit Bylaws may also be adopted, amended or repealed by the Summit Board of Directors as permitted by law, however, any Summit Bylaw amendment increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than 80% of the directors.

AUTHORIZED CAPITAL


     The CKE Certificate authorizes 5,000,000 shares of preferred stock, the rights, preferences, powers and restrictions of which may be determined by the Board of Directors without stockholder approval. Accordingly, the CKE Board of Directors has the ability to designate a series of preferred stock with rights, preferences, powers and restrictions which would make a change of control of CKE not approved by the CKE Board of Directors more difficult and, therefore, less likely. No shares of CKE preferred stock are issued or outstanding, and CKE has no current plans or proposals for the issuance of any shares of preferred stock. The CKE Certificate also authorizes 50,000,000 shares of CKE Common Stock, of which 18,619,565 shares were issued and outstanding as of May 6, 1996. Shares of authorized and unissued CKE Common Stock could be issued in one or more transactions, which also could make a change in control of CKE more difficult and, therefore, less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and the book value per share of outstanding shares of CKE Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of CKE.



     The Summit Certificate authorizes 1,000,000 shares of preferred stock, all of which have been designated as Series A Convertible Preferred Stock and of which 946,714 shares are currently issued and outstanding and are owned by CKE. The Summit Certificate also authorizes 10,000,000 shares of Summit Common Stock, of which 4,805,902 shares were issued and outstanding on May 20, 1996.


DIVIDENDS AND DISTRIBUTIONS

     The CKE Certificate provides that (i) the Board of Directors is authorized to fix any dividend rights of CKE preferred stock, including whether dividends are cumulative, and (ii) in the event of voluntary or involuntary dissolution, liquidation, or winding up of the affairs of CKE, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of CKE Common Stock shall be entitled to receive pro rata all of the remaining assets of CKE available for distribution to its stockholders after payment or provisions for payment of the debts and other liabilities of CKE.

     The Summit Certificate provides to the holders of Summit Preferred Stock certain dividend and liquidation preferences, to which any shares of Summit Common Stock outstanding upon any distribution, liquidation or dissolution are subject.

FAIR PRICE PROVISIONS

     The Summit Certificate also includes a provision (the "Fair Price Provision") which imposes significant limitations on the voting rights of any shares of capital stock of Summit entitled to vote generally in the election of directors which are beneficially owned by any person who becomes a "Substantial Shareholder" (generally, any person who is or becomes the beneficial owner of more than 10% of the outstanding Summit voting shares, with certain exceptions). Such limitations on voting rights are designed to remain effective until such person ceases to be a Substantial Shareholder or consummates a tender offer (i) the terms of which are approved as in the best interests of Summit and its stockholders by a majority of the Board, or (ii) which meets certain minimum price and procedural requirements. The CKE Certificate includes no provisions similar to the Summit Fair Price Provision.

SPECIAL MEETINGS; PROHIBITIONS OF ACTIONS BY WRITTEN CONSENT

     Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. The CKE Certificate and the Summit Certificate each provides that special meetings of their respective stockholders may be called only by a majority of the Board of Directors or by a committee of the Board of Directors which has been duly empowered by the Board of Directors to call such special meetings.

     The CKE Certificate and the Summit Certificate each prohibits the taking of stockholder action without a meeting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The CKE Bylaws provide that a vacancy on the Board of Directors, whether such vacancy results from death, resignation, disqualification, an increase in the number of directors or any other cause, may be filled by the vote of a majority of the remaining directors, even though less than a quorum, or by a sole remaining director; provided, however, that whenever the holders of any class or series of shares are entitled to elect one or more directors, any vacancy or newly created directorship of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected. The Summit Bylaws provide that any vacancy occurring in the Board of Directors may be filled, for the unexpired term of office, by the affirmative vote of a majority of the remaining directors, even though less than a quorum. The holders of Summit Preferred Stock are entitled, voting as a separate class, to elect two directors to Summit's Board, and would be entitled to elect two additional directors upon the occurrence and during the continuation of certain circumstances described in the Certificate of Designations establishing the Summit Preferred Stock. In case of any vacancy occurring among the directors so elected by the holders of Summit Preferred Stock, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place is vacant. If both directors so elected by the holders of Summit Preferred Stock shall cease to serve as directors before their terms expire, the holders of Summit Preferred Stock then outstanding may elect their respective successors.

REMOVAL OF DIRECTORS

     Under the CKE Certificate and the DGCL, subject to the rights of the holders of any shares of preferred stock then outstanding, any or all directors of CKE may be removed only for cause at any time, and only by the affirmative vote of holders of a majority of the shares of Voting Stock of CKE then outstanding. Thus, a third party seeking to gain control of CKE's Board of Directors may be forced to await the expiration of the respective terms of incumbent directors, unless there were cause for removal and sufficient voting strength to remove a particular director or directors.

     Under the Summit Certificate, a director, or the entire board of directors, may be removed by the stockholders without cause only upon the affirmative vote of the holders of not less than 80% of the stock entitled to vote upon the election of directors. A director may be removed for cause only by the affirmative vote of the holders of a majority of the stock entitled to vote upon the director's election.

CLASSIFIED BOARD OF DIRECTORS

     The CKE Bylaws and the Summit Bylaws each currently provide for a nine member Board of Directors. The CKE Certificate and the Summit Certificate each provide that their respective Boards of Directors shall be divided into three classes, and, after an initial term, each director will be elected for a three-year term. The CKE Certificate of Incorporation also provides that, with the exception of Carl N. Karcher, no person who has attained the age of 75 shall be eligible for election to CKE's Board.

PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The CKE Bylaws provide that at any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board or by any stockholder of CKE who complies with the advance notice procedures set forth therein. Nominations for the election of directors of CKE may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if such stockholder complies with the advance notice procedures set forth therein. Such provisions are designed to prohibit last-minute attempts by any stockholder to nominate a director or present a business proposal at an annual stockholders' meeting, and to enable CKE's Board to be informed in advance of nominations or proposals (including any that may be made by a person seeking to acquire CKE) to be presented at stockholders' meetings in order to prepare informed and reasoned positions with respect to any such nominations or proposals. These procedures would also eliminate the element of surprise that a person seeking to acquire CKE might otherwise use to advantage in making a stockholder proposal.

     The Summit Certificate and the Summit Bylaws do not impose comparable conditions on the submission of stockholder proposals or director nominations.

CUMULATIVE VOTING

     Under the DGCL, the certificate of incorporation of any corporation may provide for cumulative voting in the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the stockholder, or to distribute such votes on the same principal among two or more nominees, as the stockholder sees fit. The CKE Certificate provides for cumulative voting in the election of directors. The Summit Certificate does not provide for cumulative voting in the election of directors.

BUSINESS COMBINATIONS AND SUPERMAJORITY PROVISIONS

     Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interest stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3 of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by the statute.

     The CKE Certificate contains an express election not to be governed by
Section 203. The Summit Certificate does not contain any such "opt-out" provision.

     The CKE Certificate provides that, in addition to any affirmative vote required by any applicable law or any other provision of such Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of CKE Common Stock or preferred stock, the approval or authorization of any Business Combination (as such term is defined in Section 203 of the DGCL and disregarding the definition of the term "interested stockholder" appearing therein) involving an "Interested Stockholder" that has not been approved in advance by at least 66 2/3% of the directors shall require the affirmative vote of the holders of not less than 66 2/3% of the Voting Stock then outstanding (the "CKE Supermajority Vote Requirement"). As used in the CKE Supermajority Vote Requirement, an "Interested Stockholder" is any person, firm or corporation which beneficially owns five percent (5%) or more of the outstanding Voting Stock of CKE. The CKE Certificate also provides that, to the fullest extent permissible under Section 262 of the DGCL, the stockholders of CKE shall be entitled to statutory appraisal rights provided therein, notwithstanding any exception otherwise provided in Section 262, with respect to any Business Combination involving CKE to which the CKE Supermajority Vote Requirement applies.

     In addition to the requirements of Section 203 of the DGCL, the Summit Certificate requires the affirmative vote of the holders of not less than 80% of the outstanding stock of Summit entitled to vote for approval if: (i) Summit merges or consolidated with any other corporation if such corporation and its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all outstanding shares of the voting stock of Summit (a "Related Corporation"); (ii) Summit sells to or exchanges with a Related Corporation all or a substantial part of its assets (comprising more than 10% of the book value or fair market value of the total assets of Summit and its subsidiaries taken as a whole); or (iii) Summit issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of a Related Corporation or securities issued by a Related Corporation, or in a merger of any affiliate of Summit with or into a Related Corporation or any of its affiliates; provided, however, that the foregoing shall not apply to any such transaction which was approved by resolution of the board of directors adopted by the affirmative vote of not less than a majority of the directors who were directors prior to the acquisition of beneficial ownership of more than 10% of all outstanding shares of the voting stock of Summit by the Related Corporation and its affiliates, or to any such transaction solely between Summit and another corporation 50% or more of the voting stock of which is owned by Summit.

INDEMNIFICATION

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Determination of indemnification shall be made (i) by members of the corporation's board of directors who were not parties to such action, even if less than a quorum, or (ii) if there are no such directors or if the directors so direct, by independent legal counsel in a written opinion, or (iii) by the corporation's stockholders.

     The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action was brought, shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The CKE Certificate and the Summit Certificate include provisions requiring that directors, officers and certain other persons be indemnified in the manner and to the fullest extent permitted by Delaware law.

LIMITATION OF LIABILITY

     The DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision shall not, however, eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     CKE and Summit have each adopted provisions in their respective Certificates of Incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty.

CERTAIN ANTITAKEOVER EFFECTS

     Certain of the above-described provisions of the CKE Certificate, the CKE Bylaws and the DGCL may have the effect of impeding the acquisition of control of CKE by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the CKE Board of Directors. Such provisions are designed to reduce, or have the effect of reducing, the vulnerability of CKE to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of CKE or an unsolicited takeover attempt which is unfair to CKE stockholders.

                             STOCKHOLDER PROPOSALS


     Proposals of stockholders of Summit which are intended to be presented by such stockholders at Summit's 1996 Annual Meeting of Stockholders (if the Merger is not consummated) must have been received by Summit on or before August 1, 1995 in order to be considered for inclusion in Summit's proxy materials. CKE's next Annual Meeting of Stockholders is scheduled to be held on June 19, 1996. Proposals by eligible stockholders of CKE which are intended to be presented at CKE's 1997 Annual Meeting of Stockholders must be received by CKE on or before January 21, 1997 in order to be considered for inclusion in CKE's proxy materials.


                                 LEGAL MATTERS

     The validity of the shares of CKE Common Stock to be issued in connection with the Merger will be passed upon for CKE by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. The federal income tax consequences in connection with the Merger will be passed upon by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements and schedules of CKE Restaurants, Inc. and subsidiaries as of January 31, 1996 and 1995, and for each of the years in the three-year period ended January 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Summit Family Restaurants Inc. and subsidiaries as of September 25, 1995 and September 26, 1994, and for each of the years in the three-year period ended September 25, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     It is expected that representatives of KPMG Peat Marwick LLP, Summit's independent certified public accountants, will be present at the Special Meeting, where they will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                         INDEX TO FINANCIAL STATEMENTS

                SUMMIT FAMILY RESTAURANTS INC. AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Consolidated Balance Sheets as of September 26, 1994, September 25, 1995 and March 11,
  1996 (unaudited)....................................................................  F-3
Consolidated Statements of Operations for the fiscal years ended September 27, 1993,
  September 26, 1994 and September 25, 1995 and for the twenty four weeks ended March
  13, 1995 and March 11, 1996 (unaudited).............................................  F-4
Consolidated Statements of Changes in Stockholders' Equity for the fiscal years ended
  September 27, 1993, September 26, 1994 and September 25, 1995 and for the twenty four weeks ended March 11, 1996 (unaudited).........................................  F-5
Consolidated Statements of Cash Flows for the fiscal years ended September 27, 1993,
  September 26, 1994 and September 25, 1995 and for the twenty four weeks ended March
  13, 1995 and March 11, 1996 (unaudited).............................................  F-6
Notes to Consolidated Financial Statements............................................  F-8

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors of
Summit Family Restaurants Inc., Salt Lake City, Utah

     We have audited the accompanying consolidated balance sheets of Summit Family Restaurants Inc. and subsidiaries as of September 26, 1994 and September 25, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 25, 1995. These consolidated financial statements are the responsibility of Summit's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Family Restaurants Inc. and subsidiaries as of September 26, 1994 and September 25, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 25, 1995, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 6 to the consolidated financial statements, Summit changed its method of accounting for investments to adopt the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" during the first quarter of fiscal 1994.

/s/ KPMG PEAT MARWICK LLP
- ---------------------------------------------------------
KPMG Peat Marwick LLP

Salt Lake City, Utah
November 3, 1995
except as to Note 15 which

is as of May 16, 1996

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                 MARCH 11,
                                                                                                   1996
                                                             SEPTEMBER 26,     SEPTEMBER 25,     ---------
                                                                 1994              1995
                                                             -------------     -------------     (UNAUDITED)
                                                                                                 ---------
                                                  ASSETS
Current Assets
  Cash and cash equivalents................................     $ 5,303           $ 1,911         $ 1,875
  Short-term investments...................................       2,160                --              --
  Receivables
    Short-term portion of notes receivable -- Note 4.......         173               190             190
    Other receivables......................................       3,404             1,898             584
  Inventories..............................................       1,386             1,411           1,466
  Deferred Taxes, net -- Note 9............................          78                76              --
  Prepaid expenses.........................................         309               199             189
                                                                -------           -------         -------
      Total current assets.................................      12,813             5,685           4,304
                                                                -------           -------         -------
Property, buildings and equipment, at cost, less
  accumulated depreciation and amortization -- Notes 2 &
  7........................................................      45,672            46,797          44,636
                                                                -------           -------         -------
Real property and equipment under capitalized leases at
  cost, less accumulated amortization -- Notes 2, 7 & 8....       7,480             6,731           7,091
                                                                -------           -------         -------
Other assets
  Notes receivable, net of current portion -- Note 4.......       2,580             2,696           2,241
  Investment in HomeTown Buffet, Inc. -- Note 6............       5,678             6,999           1,430
  Deposits and other.......................................         986               827           1,641
                                                                -------           -------         -------
      Total other assets...................................       9,244            10,522           5,312
                                                                -------           -------         -------
Intangible assets, at cost, less accumulated amortization
  Lease acquisition costs..................................         569               414             369
  Other intangible assets..................................         830               735             683
                                                                -------           -------         -------
      Total intangible assets..............................       1,399             1,149           1,052
                                                                -------           -------         -------
      Total assets.........................................     $76,608           $70,884         $62,395
                                                                =======           =======         =======
                                    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable -- trade................................     $ 6,874           $ 6,772         $ 5,358
  Accrued liabilities
    Payroll and related taxes..............................       2,764             3,334           2,627
    Sales and property taxes...............................       1,855             2,071           1,673
    Rent and other.........................................       2,762             2,045           2,836
  Current maturities of long-term debt -- Note 7...........       1,960             2,928             871
                                                                -------           -------         -------
      Total current liabilities............................      16,215            17,150          13,365
                                                                -------           -------         -------
Long-term debt, net of current maturities -- Notes 6, 7 & 8
  Capitalized real property & equipment leases.............      10,609             9,795           9,981
  Notes payable............................................       2,484               355             345
                                                                -------           -------         -------
      Total long-term debt.................................      13,093            10,150          10,326
                                                                -------           -------         -------
Deferred taxes, net -- Note 9..............................       1,376             1,877             468
                                                                -------           -------         -------
Deferred compensation -- Note 11...........................       1,588             1,580           1,564
                                                                -------           -------         -------
Commitments and contingencies -- Notes 8, 14 & 15
  Stockholders equity -- Notes 6, 7, 10, 11 & 12
    Preferred stock, $1 par value; 1,000,000 shares
      authorized;
      946,714 issued and outstanding.......................         947               947             947
    Junior common stock; $.01 par value; 500,000 shares
      authorized;
      none outstanding.....................................          --                --              --
    Common stock, $.10 par value; 10,000,000 shared
      authorized;
      5,288,759, 4,798,102 and 4,805,902 shared issued.....         529               480             481
    Additional paid-in capital.............................      29,581            26,389          26,428
    Unrealized gain on investment in HomeTown Buffet,
      Inc., net of tax.....................................       2,773             3,565             702
    Retained earnings......................................      13,790             8,746           8,114
                                                                -------           -------         -------
                                                                 47,620            40,127          36,672
Less: 500,000 common stock treasury shares in 1994 at
  cost.....................................................       3,284                --              --
                                                                -------           -------         -------
      Total stockholders equity............................      44,336            40,127          36,672
                                                                -------           -------         -------
Total liabilities and stockholders equity..................     $76,608           $70,884         $62,395
                                                                =======           =======         =======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        TWENTY-FOUR WEEKS
                                                          YEARS ENDED                         ENDED
                                           -----------------------------------------   -------------------
                                            SEPTEMBER      SEPTEMBER      SEPTEMBER     MARCH      MARCH
                                               27,            26,            25,         13,        11,
                                               1993           1994          1995         1995       1996
                                           ------------   ------------   -----------   --------   --------
                                                                                           (UNAUDITED)
Total Revenues...........................    $114,768       $115,367      $ 121,099    $54,324    $54,122
                                             --------       --------       --------    -------    -------
Costs and expenses:
  Food costs.............................      36,610         37,678         40,018     17,924     17,469
  Labor costs............................      38,233         40,280         42,376     19,157     18,758
  Occupancy and other expenses...........      26,168         26,846         28,809     12,902     13,051
  General and administrative expenses....       7,486          8,157          8,363      3,688      4,974
  Depreciation and amortization..........       6,658          6,065          6,585      2,830      3,201
  Charge for property
     dispositions -- Note 5..............       4,264          1,982             --         --         --
                                             --------       --------       --------    -------    -------
          Total costs and expenses.......     119,419        121,008        126,151     56,501     57,453
                                             --------       --------       --------    -------    -------
Loss from operations.....................      (4,651)        (5,641)        (5,052)    (2,177 )   (3,331 )
                                             --------       --------       --------    -------    -------
Interest and other income (expense):
  Interest expense.......................      (2,486)        (1,967)        (1,535)      (723 )     (563 )
  Interest income........................         487            668            452        282        180
  Gain on sale of HomeTown Buffet, Inc.
     stock -- Note 6.....................       1,727         14,700             --         --      3,959
  Gains on sales of restaurants to
     franchisees and other...............       1,126            630             38         11         23
  Loss on disposition of note
     receivable -- Note 4................          --         (1,564)            --         --         --
                                             --------       --------       --------    -------    -------
          Total interest and other income
            (expense)....................         854         12,467         (1,045)      (430 )    3,599
                                             --------       --------       --------    -------    -------
Income (loss) before income taxes and
  extraordinary item.....................      (3,797)         6,826         (6,097)    (2,607 )      268
                                             --------       --------       --------    -------    -------
Income taxes (benefit) -- Note 9
  Current................................        (369)         2,413         (1,028)    (1,028 )      324
  Deferred...............................      (1,114)           307            (25)       (25 )      576
                                             --------       --------       --------    -------    -------
Total income taxes (benefit).............      (1,483)         2,720         (1,053)    (1,053 )      900
                                             --------       --------       --------    -------    -------
Income (loss) before extraordinary
  item...................................      (2,314)         4,106         (5,044)    (1,554 )     (632 )
                                             --------       --------       --------    -------    -------
Extraordinary loss resulting from
  extinguishment of debt (less tax
  benefit of $233) -- Note 7.............          --            350             --         --         --
                                             --------       --------       --------    -------    -------
Net income (loss)........................    $ (2,314)      $  3,756      $  (5,044)   $(1,554 )  $  (632 )
                                             ========       ========       ========    =======    =======
Net income (loss) per common share before
  extraordinary loss.....................    $  (0.49)      $   0.72      $   (1.05)   $ (0.32 )  $ (0.13 )
Extraordinary loss from early
  extinguishment of debt, net of tax
  benefit................................          --          (0.06)            --         --         --
                                             --------       --------       --------    -------    -------
Net income (loss) per common share.......    $  (0.49)      $   0.66      $   (1.05)   $ (0.32 )  $ (0.13 )
                                             ========       ========       ========    =======    =======
Weighted average shares outstanding......       4,693          5,723          4,794      4,790      4,802
                                             ========       ========       ========    =======    =======


          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                    PREFERRED STOCK
                                                        COMMON STOCK
                                    ---------------   -----------------   ADDITIONAL
                                               PAR                 PAR     PAID-IN     UNREALIZED   RETAINED   TREASURY
                                    SHARES    VALUE    SHARES     VALUE    CAPITAL        GAIN      EARNINGS    STOCK      TOTAL
                                    -------   -----   ---------   -----   ----------   ----------   --------   --------   -------
BALANCE, SEPTEMBER 28, 1992.......       --   $ --    5,097,388   $510     $ 24,582     $     --    $12,348    $(3,284)   $34,156
Common stock issued Under
  options.........................       --     --      164,730     17          772           --         --         --        789
Common stock redeemed and
  retired.........................       --     --       (6,359)    (1)         (32)          --         --        (33)
Net loss..........................                           --     --           --           --     (2,314)        --     (2,314)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 27, 1993.......       --     --    5,255,759    526       25,322           --     10,034     (3,284)    32,598
Common stock issued Under
  options.........................       --     --       33,000      3          162           --         --         --        165
Preferred stock issued............  946,714    947           --     --        4,097           --         --         --      5,044
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax.............................       --     --           --     --           --        2,773         --         --      2,773
Net income........................       --     --           --     --           --           --      3,756         --      3,756
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 26, 1994.......  946,714    947    5,288,759    529       29,581        2,773     13,790     (3,284)    44,336
Common stock contributed to
  employee
  benefit plan....................       --     --        4,801     --           13           --         --         30         43
Treasury stock retired............       --     --     (495,458)   (49)      (3,205)          --         --      3,254         --
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax.............................       --     --           --     --           --          792         --         --        792
Net income........................       --     --           --     --           --           --     (5,044)        --     (5,044)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 25, 1995.......  946,714    947    4,798,102    480       26,389        3,565      8,746         --     40,127
Common stock issued under options
  (unaudited).....................       --     --        7,800      1           39           --         --         --         40
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax (unaudited).................       --     --           --     --           --       (2,863)        --         --     (2,863)
Net income (unaudited)............       --     --           --     --           --           --       (632)        --       (632)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, MARCH 11, 1996
  (UNAUDITED).....................  946,714   $947    4,805,902   $481     $ 26,428     $    702    $ 8,114    $    --    $36,672
                                    =======    ===    =========    ===       ======       ======     ======     ======     ======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               TWENTY-FOUR WEEKS
                                                              YEARS ENDED                            ENDED
                                             ---------------------------------------------   ---------------------
                                             SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 13,   MARCH 11,
                                                 1993            1994            1995          1995        1996
                                             -------------   -------------   -------------   ---------   ---------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................    $  (2,314)      $   3,756       $  (5,044)     $(1,554)    $  (632)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization..........        6,658           6,065           6,585        2,830       3,201
    Charge for property dispositions.......        4,264           1,982              --           --          --
    Provision for losses...................          108           1,697              --           --          17
    Loss on extinguishment of debt.........           --             583              --           --          --
    (Gain) loss on disposal of assets......         (346)           (592)            209          129          --
    Gain on sale of HomeTown Buffet, Inc.
      stock................................       (1,727)        (14,700)             --           --      (3,959)
    Change in operating assets and
      liabilities
      Decrease (increase) in receivables...       (1,230)            399           1,561          870       1,307
      Decrease (increase) in inventories...           70             (72)            (25)        (321)        (55)
      Decrease (increase) in other
         assets............................          296            (338)            449           51        (394)
      Increase (decrease) in accounts
         payable...........................          292           1,910            (102)      (2,554)     (1,414)
      Increase (decrease) in accrued
         liabilities.......................         (731)            475             319          531        (393)
      Increase (decrease) in net deferred
         taxes.............................       (1,114)            308              (2)         265         577
                                                --------        --------        --------      -------     -------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES...............................        4,226           1,473           3,950          247      (1,745)
                                                --------        --------        --------      -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of HomeTown Buffet,
    Inc. stock.............................        2,500          16,814              --           --       4,756
  Payments received on notes receivables...          297           2,580             135           61          59
  Proceeds from sale of assets.............        2,762           1,865           3,028          630          --
  Proceeds from sale of short-term
    investments............................           --              --           1,980        1,960          --
  Purchase of short-term investments.......           --          (2,160)             --           --          --
  Exercise of options in HomeTown Buffet,
    Inc. stock.............................           --            (120)             --           --          --
  Acquisition of intangible assets.........         (222)           (362)            (45)          --          --
  Acquisition of property, buildings and
    equipment..............................       (4,798)        (13,935)        (10,620)      (4,566)       (587)
                                                --------        --------        --------      -------     -------
Net cash provided (used) by investing
  activities...............................          539           4,682          (5,522)      (1,915)      4,228
                                                --------        --------        --------      -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line-of-credit
    agreement..............................       28,325              --             815           --          --
  Payments under line-of-credit
    agreement..............................      (29,650)           (762)           (815)          --          --
                                                --------        --------        --------      -------     -------
    Net payments on revolving
      line-of-credit.......................       (1,325)           (762)             --           --          --
  Proceeds from issuance of preferred
    stock..................................           --           5,044              --           --          --
  Proceeds from issuance of common stock,
    net of redemptions.....................          756             165              --           --          39
  Principal payments on long-term debt and
    capital leases.........................       (5,354)         (6,965)         (1,820)        (909)     (2,558)
                                                --------        --------        --------      -------     -------
  NET CASH USED BY FINANCING ACTIVITIES....       (5,923)         (2,518)         (1,820)        (909)     (2,519)
                                                --------        --------        --------      -------     -------
Net increase (decrease) in cash and cash
  equivalents..............................       (1,158)          3,637          (3,392)      (2,577)        (36)
  Cash and cash equivalents at beginning of
    period.................................        2,824           1,666           5,303        5,303       1,911
                                                --------        --------        --------      -------     -------
  Cash and cash equivalents at end of
    period.................................    $   1,666       $   5,303       $   1,911      $ 2,726     $ 1,875
                                                ========        ========        ========      =======     =======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               TWENTY-FOUR WEEKS
                                                              YEARS ENDED                            ENDED
                                             SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 13,   MARCH 11,
                                                 1993            1994            1995          1995        1996
                                               --------        --------        --------       -------     -------
                                                                                                  (UNAUDITED)
Supplemental disclosures of cash flow
  information
Cash paid for interest.....................    $   2,552       $   2,055       $   1,535      $   516     $   283
Cash paid for income taxes.................          106           3,839               1           --         268
                                                --------        --------        --------      -------     -------
                                               $   2,658       $   5,894       $   1,536      $   516     $   551
                                                ========        ========        ========      =======     =======
Supplemental schedule of noncash investing
  and financing activities
Debt incurred for acquisition of property,
  buildings and equipment..................    $   1,439       $      --       $      --      $    --     $   677
Notes and other receivables from sale of
  inventory, property and equipment........        2,242             830              --           --          --
                                                --------        --------        --------      -------     -------
                                               $   3,681       $     830       $      --      $    --     $   677
                                                ========        ========        ========      =======     =======
During each of the fiscal years, stores
  were sold to franchisees and notes
  receivable were recorded in exchange for
  equipment as follows -- Note 4:
Notes receivable...........................    $   1,226       $     647       $     377      $   377     $    --
Gain recognized............................       (1,073)           (630)            (38)          11          --
Gain deferred..............................           --              --            (207)        (234)         --
Cash received..............................          312             157              98           98          --
                                                --------        --------        --------      -------     -------
Net book value of equipment sold...........    $     465       $     174       $     230      $   230     $    --
                                                ========        ========        ========      =======     =======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Summit Family Restaurants Inc. and its wholly owned subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

     Summit utilizes a 52/53 week fiscal year which ends on the last Monday in September. Fiscal years 1995, 1994 and 1993 contain 52 weeks.

INVENTORIES

     Inventories consist of food, beverages and restaurant supplies and are valued at the lower of cost, determined by the first-in first-out method, or market.

INVESTMENT SECURITIES

     Summit adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" during the first quarter of fiscal 1994. As discussed in Note 6, Summit's investment in HomeTown Buffet, Inc. common stock is treated as an available-for-sale security and is reported at fair market value in the accompanying consolidated balance sheets. Unrealized holding gains are shown as a separate component of stockholders equity, net of tax.

     Short term investments in the accompanying consolidated balance sheets (consisting primarily of certificates of deposits, with original maturities of greater than three months) represent held-to-maturity securities, and accordingly, have been stated at their cost.

PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment and real property under capitalized leases are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following useful lives: buildings and leaseholds -- lesser of lease life or 20 years; equipment -- 5 to 8 years; capitalized leases -- lesser of lease life or 20 years.

INTANGIBLE ASSETS

     Lease acquisition costs are amortized using the straight-line method over the remaining terms of the leases, which range from 3 1/2 to 25 years. Other intangible assets are amortized using the straight-line method over the estimated period of value, which ranges from 1 to 40 years.

     At September 25, 1995 and September 26, 1994, accumulated amortization totaled $1,913,000 and $1,901,000, respectively. At March 11, 1996 and March 13, 1995, accumulated amortization totaled $2,010,000 and $1,807,000, respectively.

PRE-OPENING COSTS

     Pre-opening costs, which represent expenses incurred for hiring and training personnel relating to new restaurants and expenses for promotion of new store openings, are capitalized and amortized over the restaurant's first year of operation.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

FRANCHISING REVENUES AND EXPENSES

     Summit is a franchisor of JB's Restaurants and a franchisee of HomeTown Buffet restaurants. Gains or losses on Company operated JB's Restaurants sold to franchisees are recognized as a gain or loss in the period the transaction is completed provided the down payment received from the franchisee represents 20% or more of the total purchase price. Otherwise, the gain or loss is deferred and recognized over the period of the franchise agreement. Initial franchise fees received are recognized as revenue in the period the franchised restaurant opens. Franchise royalty revenues and all franchising costs are recognized on the accrual basis.

     Initial franchise fee payments related to HomeTown Buffet restaurants are amortized using the straight-line method over the life of the franchise agreement. Royalty costs and all other franchise costs are recognized as expense on the accrual basis.

PROPERTY DISPOSITIONS

     Assets which have been identified for closure and held for sale are written down to management's best estimate of realizable value, including related costs of disposition.

CASH EQUIVALENTS

     Cash equivalents consist of short-term liquid assets with original maturities of 3 months or less.

INCOME TAXES

     Income taxes are recorded using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A reserve is recorded for net deferred tax assets that may not be realized in the future.

NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during each period.

PRESENTATION

     Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

2.  PROPERTY, BUILDINGS AND EQUIPMENT AND REAL PROPERTY UNDER CAPITALIZED LEASES

     The components of property, buildings and equipment and real property under capitalized leases are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Property, buildings and equipment
      Land..................................       $  5,705             $  5,263           $  5,263
      Buildings and leasehold
         improvements.......................         42,653               44,023             44,254
      Equipment.............................         34,734               34,017             34,182
                                                    -------              -------            -------
                                                     83,092               83,303             83,699
      Less accumulated depreciation and
         amortization.......................         37,420               36,506             39,063
                                                    -------              -------            -------
                                                   $ 45,672             $ 46,797           $ 44,636
                                                    =======              =======            =======
    Real property under capitalized leases,
      net...................................       $ 16,055             $ 15,872           $ 16,578
      Less accumulated amortization.........          8,575                9,141              9,487
                                                    -------              -------            -------
                                                   $  7,480             $  6,731           $  7,091
                                                    =======              =======            =======

3.  OTHER RECEIVABLES

     The components of other receivables are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Income taxes............................        $2,045               $1,189             $   37
    Landlord receivables....................           830                   --                 --
    Franchise royalties and rents...........           142                  326                334
    Other...................................           387                  383                213
                                                    ------               ------             ------
                                                    $3,404               $1,898             $  584
                                                    ======               ======             ======

4.  NOTES RECEIVABLE

     Notes receivable consist of amounts due from corporations and individuals resulting primarily from the sale of property, buildings and equipment. The components of notes receivable are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Sales of restaurants to franchisees.....        $2,254               $2,399             $1,945
    Net investment in direct financing
      lease.................................           499                  487                486
                                                    ------               ------             ------
                                                     2,753                2,886              2,431
    Less short-term portion.................           173                  190                190
                                                    ------               ------             ------
                                                    $2,580               $2,696             $2,241
                                                    ======               ======             ======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     In August 1994, Summit accepted $2.5 million as full repayment of the note receivable related to the sale of a combined restaurant and motel, resulting in a loss of $1,564,000. The note had a principal and accrued interest balance of $4.1 million and was due in October 1994. Summit had received no payments on the note since January 1994 and elected to accept the lesser payment to eliminate the risks of collection of the full amount and to generate cash for use in restaurant operations.

     Summit has 14 notes relating to the sales of restaurants to franchisees which are unsecured or secured by receivables, inventory and equipment. Eleven of the notes bear interest at 10.0%. Two notes bear interest at prime plus 3.0% and another bears interest at prime plus 0.5%. Payments are made using a 15-year amortization with 13 of the notes having a 5-year balloon payment and the other note having a 10-year balloon payment.

     During 1991, Summit entered into a lease with a franchisee on the land and building for a new JB's Restaurant. Summit's net investment in the direct financing lease is as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Future minimum lease payments
      receivable............................         $975                 $913               $909
    Less unearned income....................          476                  426                423
                                                     ----                 ----               ----
    Investment in direct financing lease,
      net...................................          499                  487                486
      Less current portion..................           12                   12                 12
                                                     ----                 ----               ----
                                                     $487                 $475               $474
                                                     ====                 ====               ====

     At September 25, 1995, future minimum lease payments are as follows:
$61,000 in 1996, $61,000 in 1997, $61,000 in 1998, $61,000 in 1999, $61,000 in
2000 and $608,000 thereafter.

5.  CHARGE FOR PROPERTY DISPOSITIONS

     In 1994, the charge for property dispositions of $1,982,000 is primarily related to the disposition of certain JB's Restaurants. The charge of $4,264,000 for 1993 is primarily related to the disposition of certain JB's Restaurants, Sbarro restaurants, and the termination of its exclusive area development rights with Sbarro, Inc.

6.  INVESTMENT IN HOMETOWN BUFFET, INC.

     In November 1991, Summit invested $3.8 million with Americana Entertainment Group, Inc., the predecessor of HomeTown Buffet, Inc. ("HTBB"), in exchange for 1,266,667 shares of convertible preferred stock. In July 1993, Summit sold 250,000 shares of its preferred stock investment in HTBB for $2.5 million, resulting in a pre-tax gain of $1.7 million. In the fourth quarter of fiscal 1993, HTBB concluded an initial public offering ("IPO") of its common stock and commenced trading on NASDAQ under the symbol HTBB. At the completion of the IPO the outstanding preferred stock automatically was converted to common stock. During the second quarter of fiscal 1994, Summit exercised its option to purchase 60,000 shares of HTBB common stock and HTBB announced a three for two stock split increasing Summit's ownership of HTBB common stock to 1,585,000 shares. In the third quarter of fiscal 1994, Summit sold 1,056,780 shares of HTBB common stock as a selling shareholder in HTBB's secondary public offering for $16.8 million resulting in a pre-tax gain of $14.7 million. Summit's remaining 528,220 shares of HTBB common stock at September 25, 1995, is pledged as security on certain notes payable (see Notes 7 and 15).

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     On September 27, 1993, Summit reported its investment in HTBB at cost. During the first quarter of fiscal 1994, Summit elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". In accordance with SFAS No. 115, Summit's investment in the common stock of HTBB meets the definition of available-for-sale securities and, as such, is reported at fair value. On September 25, 1995 and November 3, 1995, the estimated fair value of Summit's 528,220 shares of HTBB common stock was $13.25 and $12.88 per share or $7.0 million and $6.8 million respectively. The unrealized gain of $3.6 million (net of tax) at the fiscal 1995 year-end is recorded as a separate component of stockholders' equity.

     In addition, Summit has a franchise and exclusive area development agreement with HomeTown Buffet, Inc., under which, as amended, Summit has the exclusive rights to develop and operate HomeTown Buffet restaurants, as a franchisee, in eight western states. Under the terms of the agreement, Summit is required to open a minimum of 17 HomeTown Buffet restaurants in these states prior to June 30, 1996, and open an additional 5 HomeTown Buffet restaurants prior to December 31, 1996.

7.  LONG-TERM DEBT

Long-term debt consists of (in thousands):

                                                                                        MARCH 11, 1996
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995   --------------
                                              ------------------   ------------------    (UNAUDITED)
    Debt secured by land, buildings,
      equipment and investment in HomeTown
      Buffet, Inc.:
    Note payable to a bank in monthly
      installments through June 1997,
      interest at 9.13% per annum...........       $  2,612             $  1,742           $     --
    Note payable to a bank in monthly
      nstallments through January 1997,
      interest at 8.5% per annum............            747                  453                 --
    Capitalized real property and equipment
      lease obligations payable in monthly
      installments through 2013, interest at
      8.9% to 13.9%.........................         11,249               10,485             10,808
    Other notes payable to individuals,
      financial institutions and other
      companies in monthly, quarterly, and
      annual installments through 2004,
      interest at 8.25% to 13.5%; unsecured
      or secured by land, buildings, and
      equipment.............................            445                  398                389
                                                    -------              -------            -------
                                                     15,053               13,078             11,197
    Less current maturities.................          1,960                2,928                871
                                                    -------              -------            -------
                                                   $ 13,093             $ 10,150           $ 10,326
                                                    =======              =======            =======

     Annual aggregate maturities as of September 25, 1995 of long-term debt, including obligations under capitalized leases, are as follows: $2,928,000 in 1996; $799,000 in 1997; $848,000 in 1998; $863,000 in 1999; $918,000 in 2000;
and $6,722,000 thereafter.

     On April 1, 1994, Summit used $5.1 million of the proceeds from the sale of HomeTown Buffet, Inc. common stock to prepay outstanding 11.1% interest bearing debt payable to financial institutions. The $5.1 million payment included a prepayment premium of $442,000 and $85,000 of accrued interest. The $442,000 prepayment premium combined with the writeoff of unamortized loan acquisition costs of $141,000

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

are recorded as an extraordinary loss on extinguishment of debt of $350,000, net of tax, in the accompanying 1994 consolidated statements of operations.

     In connection with the issuance of certain secured notes payable to financial institutions, Summit issued 8,000 nondetachable warrants, with each warrant consisting of an option to purchase, as adjusted, 27.4 shares of Summit's common stock. The warrants are exercisable until July 30, 1996 at $203.25 per warrant ($7.42 per share of common stock). As of September 25, 1995, no warrants had been exercised.

8.  LONG-TERM LEASES

     Summit occupies certain of its restaurants under long-term leases expiring at various dates through 2035. Most restaurant leases have renewal options for terms of five to twenty years, and substantially all require the payment of real estate taxes and insurance. Certain of the leases provide for rent to be the greater of a stipulated minimum rent or a specified percentage of sales.

     Rent expense for fiscal years 1995, 1994 and 1993 was $6,942,000, $5,938,000, and $5,696,000, respectively. Rent expense for the twenty-four weeks ended March 11, 1996 and March 13, 1995 was $3,393,000 and $3,223,000,
respectively. Contingent rentals, measured as a percentage of sales, included in rent expense for fiscal years 1995, 1994 and 1993 were $292,000, $615,000, and $706,000, respectively. Contingent rentals included in rent expense for the twenty-four weeks ended March 11, 1996 and March 13, 1995 were $192,000 and $296,000, respectively.

     Future aggregate minimum rental payments on noncancellable leases as of September 25, 1995, exclusive of taxes, insurance and percentage rentals based on sales are as follows (in thousands):

                                                                                FURNITURE FIXTURES
                                                          REAL PROPERTY           AND EQUIPMENT
                                                      ---------------------     ------------------
                       YEAR ENDED                     CAPITAL     OPERATING         OPERATING
    ------------------------------------------------  -------     ---------     ------------------
    1996............................................  $ 1,837      $ 5,342            $1,556
    1997............................................    1,817        5,291             1,187
    1998............................................    1,776        5,115             1,050
    1999............................................    1,731        4,915               654
    2000............................................    1,728        4,783                74
    Aggregate thereafter............................    9,863       37,853                --
                                                       ------       ------             -----
    Total minimum lease payments....................   18,752      $63,299            $4,521
                                                                   =======            ======
    Less amount representing interest...............   (8,267)
                                                       ------
    Present value of minimum lease payments.........  $10,485
                                                      =======

     Gains related to sale and leaseback transactions have been deferred for financial reporting purposes and are being amortized over the term of the leases. Deferred gains of $560,000 at September 25, 1995, $620,000 at September 26, 1994, $531,000 at March 11, 1996 and $592,000 at March 13, 1995 are
reflected as a reduction of real property under capitalized leases in the accompanying consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

9.  INCOME TAXES

     The income tax expense (benefit) consists of the following (in thousands):

                                                            CURRENT     DEFERRED      TOTAL
                                                            -------     --------     -------
    Year ended September 27, 1993
    U.S. federal..........................................  $  (310)    $   (935)    $(1,245)
    State and local.......................................      (59)        (179)       (238)
                                                            -------      -------     -------
                                                            $  (369)    $ (1,114)    $(1,483)
                                                            =======      =======     =======
    Year ended September 26, 1994
    U.S. federal..........................................  $ 2,026     $    258     $ 2,284
    State and local.......................................      387           49         436
                                                            -------      -------     -------
                                                            $ 2,413     $    307     $ 2,720
                                                            =======      =======     =======
    Year ended September 25, 1995
    U.S. federal..........................................  $  (950)    $    (22)    $  (972)
    State and local.......................................      (78)          (3)        (81)
                                                            -------      -------     -------
                                                            $(1,028)    $    (25)    $(1,053)
                                                            =======      =======     =======
    Twenty-four weeks ended March 11, 1996 (unaudited)
    U.S. federal..........................................  $   316     $    416     $   732
    State and local.......................................        8          160         168
                                                            -------      -------     -------
                                                            $   324     $    576     $   900
                                                            =======      =======     =======

     The income tax expense (benefit) attributable to income (loss) before income taxes and extraordinary item differs from the amounts computed by applying the U.S. federal statutory tax rate as follows (in thousands):

                                                                                        MARCH      MARCH
                                                                                         13,        11,
                                       SEPTEMBER        SEPTEMBER        SEPTEMBER       1995       1996
                                          27,              26,              25,        --------   --------
                                          1993             1994             1995
                                      ------------     ------------     ------------   (UNAUDITED) (UNAUDITED)
Computed "expected" income tax
  expense (benefit).................    $ (1,291)         $2,321          $ (2,073)    $  (886 )   $   91
State Income Taxes..................        (238)            436               (81)        (81 )      168
General Business Credits............         (90)           (230)             (231)       (115 )     (119)
Change in the valuation allowance
  for deferred tax assets...........          --              --             1,356          --        636
Other, net..........................         136             193               (24)         29        124
                                         -------          ------           -------       -----     ------
                                        $ (1,483)         $2,720          $ (1,053)    $(1,053 )   $  900
                                         =======          ======           =======       =====     ======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are summarized below (in thousands):

                              SEPTEMBER 26, 1994           SEPTEMBER 25, 1995             MARCH 11, 1996
                           ------------------------     ------------------------     ------------------------
                           CURRENT      NON-CURRENT     CURRENT      NON-CURRENT     CURRENT      NON-CURRENT
                           DEFERRED      DEFERRED       DEFERRED      DEFERRED       DEFERRED      DEFERRED
                           --------     -----------     --------     -----------     --------     -----------
                                                                                           (UNAUDITED)
Deferred tax assets:
Deferred compensation....    $ --         $   520        $   --        $   491        $   --        $   488
Deferred gain............      --             251            --            216            --            205
Compensated absences,
  principally due to
  accrual for financial
  reporting purposes.....      63              --           134             --           126             --
Provision for store
  dispositions...........      --           1,078            --            605            --            585
State net operating loss
  carryforward...........      --              --            --            225            --            120
General business
  credits................      --             739            --          2,214            --          1,634
Alternative minimum tax
  credits................      --             537            --            508            --            928
Other....................      26             117            84             70            65             67
                              ---         -------          ----        -------          ----        -------
     Total gross deferred
       tax assets........      89           3,242           218          4,329           191          4,027
  Less valuation
     allowance...........     (11)           (379)         (142)        (1,783)         (191)        (2,456)
                              ---         -------          ----        -------          ----        -------
Net deferred tax
  assets.................      78           2,863            76          2,546            --          1,571
Deferred tax liabilities
  Plant and equipment,
  principally due to
  differences in
  depreciation and
  capitalized interest...      --          (1,435)           --         (1,478)           --         (1,296)
Market valuation of
  investment in HomeTown
  Buffet, Inc............      --          (1,848)           --         (2,377)           --           (468)
Other....................      --            (956)           --           (568)           --           (275)
                              ---         -------          ----        -------          ----        -------
     Total gross deferred
       tax liabilities...      --          (4,239)           --         (4,423)           --         (2,039)
                              ---         -------          ----        -------          ----        -------
Net deferred tax asset
  (liability)............    $ 78         $(1,376)       $   76        $(1,877)       $   --        $  (468)
                              ===         =======          ====        =======          ====        =======

     The valuation allowance for deferred tax assets as of September 25, 1995, September 26, 1994 and March 11, 1996 was $1,925,000, $390,000 and $2,647,000,
respectively.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     At September 25, 1995, Summit has general business credit carryforwards for federal income tax purposes of approximately $2,214,000 which are available to reduce future federal income taxes, if any, through 2006. In addition, Summit has alternative minimum tax credit carryforwards of approximately $508,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

10.  PREFERRED STOCK

     In October 1993, Summit issued 946,714 shares of Series A Convertible Preferred Stock to ABS MB (JB) Limited Partnership ("ABS"), the general partner of which is ABS MB Ltd., a merchant banking affiliate of Alex. Brown & Sons Incorporated for approximately $5.0 million. The preferred stock has a par value of $1.00, is nondividend bearing and is convertible to common stock on a one-for-one basis at the option of ABS subject to certain conditions. The 946,714 preferred shares represent an approximate 17% ownership position in Summit. As holder of the preferred stock, ABS is entitled to liquidation preferences, rights to approve certain significant corporate transactions and certain registration rights. Also, as holder of the preferred stock ABS has the right to elect two of Summit's nine Board members.

11.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

     Summit has an employee stock ownership plan to which Summit contributes funds as authorized by the Board of Directors. The plan has the authority to purchase shares of Summit's common stock. All employees of Summit who have one year of service and are over age 21 participate in the plan. Participant vesting begins with the third year of participation in the plan at the rate of 20 percent per year. Funds contributed to the plan are used to retire debt previously incurred, to pay participants who are entitled to benefits under the plan and to purchase shares of Summit's common stock. Allocated shares within the plan were 92,737 and 114,857 at September 25, 1995, and September 26, 1994, respectively. Contributions to the employee stock ownership plan totaled $0, $85,000 and $90,000 in fiscal years 1995, 1994, and 1993, respectively, and $0 in the twenty-four week periods ended March 11, 1996 and March 13, 1995.

401(K) PLAN

     Summit has a 401(k) plan covering all employees who have attained age 21 and completed one year of service. The plan allows participants to allocate up to 10% of their annual compensation before taxes for investment in several investment alternatives. From January 1, 1995, until September 25, 1995, and in calendar 1994 and 1993, Summit made annual matching contributions of Summit's stock to the employees' investment portfolio of up to 25% of the first 3% of annual compensation contributed by the employee. An employee must be employed on December 31 to receive a matching contribution. Summit provided contributions of $26,000 and $27,000 in fiscal years 1995 and 1994, respectively, and Summit made no contribution in fiscal 1993. On September 26, 1995, Summit suspended annual matching contributions.

DEFERRED COMPENSATION PLAN

     Summit has a deferred compensation plan covering the Chairman and certain former executives, which requires payment upon retirement or disability. Under the plan, participants receive benefits based upon a multiple of compensation prior to retirement and years of service (not to exceed 50 percent of average annual compensation for the highest five-year period) reduced for benefits payable from Summit's profit sharing and employee stock ownership plans. Summit expects that participation in the plan will be limited to those individuals with previously approved deferred compensation agreements. Accruals for this plan were $133,000,

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

$158,000 and $153,000 for fiscal years 1995, 1994, and 1993, respectively and $78,000 and $73,000 in the twenty-four week periods ended March 11, 1996 and March 13, 1995, respectively.

12.  STOCK OPTION AND AWARD PLANS

STOCK OPTION PLANS

     Summit has stock option plans under which options to purchase Summit's common stock may be granted to employees and directors at the fair market value of the stock at the date of grant. Under the plans, options may be granted for a term of not more than ten years. Incentive stock options granted to employees through April 7, 1994, become exercisable over a four-year period. Incentive stock options granted after April 7, 1994 become exercisable over a five-year period. Nonqualified stock options issued to directors are not subject to vesting. As of September 25, 1995, shares under option total 782,400 shares of which 395,900 shares were exercisable at prices ranging from $4.00 to $7.88 per share. As of March 11, 1996, shares under option total 744,000 shares of which 432,200 shares were exercisable at prices ranging from $3.63 to $7.88 per share. The following table presents, for the periods indicated, activity with respect to Summit's stock option plans:

                                                              YEARS ENDED
                                           -------------------------------------------------
                                           SEPTEMBER 27,     SEPTEMBER 26,     SEPTEMBER 25,     MARCH 11,
                                               1993              1994              1995            1996
                                           -------------     -------------     -------------     ---------
                                                                                                 (UNAUDITED)
Shares under option, beginning of
  period.................................     574,430           527,600           679,700         782,400
Options granted (March 11, 1996 at prices
  from $4.50 to $5.50 (unaudited); 1995
  at prices from $3.63 to $6.00 per
  share; 1994 at prices from $4.00 to
  $7.75 per share; 1993 at prices from
  $5.00 to $7.88 per share)..............     207,000           237,000           261,000          11,500
Options expired due to terminations
  (March 11, 1996 at prices from $3.88 to
  $7.75 (unaudited); 1995 at prices from
  $4.50 to $7.75 per share; 1994 at
  prices from $4.88 to $7.75 per share;
  1993 at prices from $4.63 to $7.25 per
  share).................................      89,100            51,900           158,300          42,100
Options exercised (March 11, 1996 at
  prices from $4.00 to $5.13 (unaudited);
  1995, none; 1994 at prices from $4.13
  to $6.88 per share; 1993 at prices from
  $4.13 to $6.87 per share)..............     164,730            33,000                --           7,800
                                              -------           -------           -------         -------
Shares under option, end of period.......     527,600           679,700           782,400         744,000
                                              =======           =======           =======         =======

EXECUTIVE LONG-TERM STOCK AWARD PLAN

     Summit has an Executive Stock Award Plan (the "Plan") adopted in September 1992 by the Board of Directors and approved in February 1993 by Summit's shareholders. There are 100,000 shares authorized under the Plan to be awarded to key employees based on the achievement of certain performance objectives established by the Compensation Committee of the Board of Directors. There were no shares awarded in the twenty-four weeks ended March 11, 1996 and for fiscal years 1995, 1994 and 1993 under this Plan.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

13.  QUARTERLY FINANCIAL INFORMATION ( UNAUDITED)

     The following summarizes financial information by quarter for the twenty-four weeks ended March 11, 1996 and the two years ended September 25, 1995 and September 26, 1994 (in thousands, except per share amounts):

                                                                                      NET INCOME
                                                            GROSS      NET INCOME       (LOSS)
                                              REVENUES     PROFIT        (LOSS)       PER SHARE
                                              --------     -------     ----------     ----------
    1994
    1st quarter.............................  $ 24,228     $16,520      $   (537)       $ (.11)
    2nd quarter.............................    25,681      17,321          (290)         (.06)
    3rd quarter.............................    36,948      24,932         5,765(1)        .99
    4th quarter.............................    28,510      18,916        (1,182)         (.25)
                                              --------     -------       -------        ------
                                              $115,367     $77,689      $  3,756        $  .66
                                              ========     =======       =======        ======
    1995
    1st quarter.............................  $ 27,263     $18,296      $   (876)       $ (.18)
    2nd quarter.............................    27,061      18,104          (678)         (.14)
    3rd quarter.............................    38,095      25,413        (1,309)         (.27)
    4th quarter.............................    28,680      19,268        (2,181)         (.45)
                                              --------     -------       -------        ------
                                              $121,099     $81,081      $ (5,044)       $(1.05)
                                              ========     =======       =======        ======
    1996
    1st quarter.............................  $ 26,725     $18,038      $  1,226(2)     $ 0.21
    2nd quarter.............................    27,397      18,615        (1,858)(3)     (0.39)

- ---------------
(1) Includes a charge for property dispositions of $1,982,000, a loss on the disposition of a note receivable of $1,564,000, an extraordinary loss of $350,000 (net of tax benefit) resulting from the extinguishment of debt and a gain on the sale of HomeTown Buffet, Inc., common stock of $14,700,000. See Notes 4, 5, 6 and 7.

(2) Includes a gain on the sale of HomeTown Buffet, Inc. common stock of $3,959,000.

(3) Includes a charge for change of control and other severance costs of $1,600,000.

     Each quarter of the 52 week fiscal years 1995 and 1994 contain 12 weeks, except for the third quarter, which contains 16 weeks.

14.  COMMITMENTS AND CONTINGENCIES

     In connection with the sale of restaurants, Summit has assigned its rights and obligations under real property leases to the buyer. As such, Summit remains contingently liable for these obligations. Future minimum payments under these leases as of September 25, 1995 amount to $1,294,000 in 1996; $1,245,000 in
1997; $1,202,000 in 1998; $1,164,000 in 1999; $1,069,000 in 2000; and $3,287,000
thereafter.

     In addition, Summit is engaged in ordinary and routine litigation incidental to its business. Management does not anticipate that any amounts which it may be required to pay by reason thereof will have a material effect on Summit's consolidated statements of operations or financial position.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

15.  SUBSEQUENT EVENTS

PLAN OF MERGER AND REORGANIZATION

     On April 2, 1996, a Second Amendment to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") was executed between the Company and CKE Restaurants, Inc., a Delaware corporation ("CKE"), pursuant to which the Company will merge with a wholly-owned subsidiary of CKE with the Company being the surviving entity. Consideration for the merger to be paid to the Company's shareholders for each share of common stock will consist of $2.63 in cash and
 .165 shares of CKE common stock, provided that the average CKE common stock price is between $15.00 per share and $17.00 per share at the closing. If the average CKE common stock price is higher than $17.00 or lower than $15.00 at the closing, the exchange ratio will be adjusted accordingly. If the average CKE common stock price is below $13.25, the exchange ratio may be adjusted at the option of CKE. If CKE elects to not adjust the exchange ratio, Summit has the right to terminate the agreement. In addition, the consideration may be increased if CKE enters into agreements to sell certain assets and the total consideration to be received by CKE exceeds a specified level. Any such increase would be allocated one-half to the cash portion of the consideration and one-half to the common stock portion of the consideration. The transaction is conditioned upon the Company's shareholders approving the transaction and the usual and customary conditions to closing, including, without limitation, accuracy of the parties' representations and warranties, performance of the parties' covenants and obligations under the Merger Agreement and obtaining proper consents of third parties as necessary.

CHANGE OF CONTROL AGREEMENTS

     The Company has change of control agreements with the President and seven Senior Vice Presidents under which the Company may be obligated to pay benefits in the event of a significant change in ownership of the Company.

     Pursuant to these change of control agreements, the Company paid $1,236,000 to the President and four senior vice presidents upon their termination in April 1996. The Merger Agreement described above triggered a provision in the change of control agreements that requires the Company to place in escrow accounts an additional $450,000 for three additional senior vice presidents. Payment of benefits is made upon involuntary termination of any or all of the three senior vice presidents between the signing of the Merger Agreement and one year after consummation of the merger or upon the voluntary termination of employment during the second 90 days following consummation of the merger. The Company has not yet funded these escrow accounts.

PREFERRED STOCK

     On April 4, 1996, CKE purchased 946,714 shares of the Series A Convertible Preferred Stock (the "Preferred Stock") of the Company from ABS MB (JB) Limited Partnership ("ABS") for $5.27 per share. The shares purchased by CKE represent 100% of the Company's issued and outstanding Preferred Stock, and approximately 16.5% of the Company's total issued and outstanding voting securities. On April 2, 1996 the Company's Board of Directors specifically approved the acquisition of the Preferred Stock by CKE as part of the Second Amendment and also approved a waiver of the Company's right of first refusal to purchase the Preferred Stock. CKE also acquired ABS' rights under the Registration Rights Agreement dated October 27, 1993 between the Company and ABS.

     The holder of the Preferred Stock has the right to appoint two members to the Company's Board of Directors. The two directors appointed by ABS, William L. Paternotte and Frederick L. Bryant, have resigned

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

from the Company's Board effective April 4, 1996. The Company understands that it is CKE's intention to fill the two vacancies on the Company's Board upon consummation of the Merger Agreement, as amended.

LEASE COMMITMENT

     In August 1994, the Company entered into a master lease agreement (the "Agreement") to finance equipment for new HomeTown Buffet restaurants. The agreement, among other things, required the Company to maintain minimum tangible net worth of at least $40 million. On January 5, 1996, the master lease agreement was amended to require a minimum tangible net worth of $33 million. In exchange for this reduced covenant, the Company has deposited $365,000 with the leasing company. This deposit is to be applied against payments due for the final year of the lease subject to earlier release if certain financial performance objectives are achieved.

INVESTMENT IN HOMETOWN BUFFET, INC. COMMON STOCK

     As of September 25, 1995, the Company held 528,220 shares of HTBB common stock. Between September 25, 1995, and December 11, 1995, the Company sold 398,220 shares of HTBB common stock generating net proceeds of $4.8 million resulting in a pre-tax gain of $4.0 million. $2.1 million of these proceeds were used to repay the Company's bank loans in full, $700,000 remains in escrow as partial security against $2.0 million in letters of credit with the remaining $2.0 million retained by the Company. The letters of credit are secured by certain properties owned by the Company, by the remaining 130,000 shares of HTBB common stock and by the escrow account noted above.

                                                                      APPENDIX A


                                 AMENDMENTS TO

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                             CKE RESTAURANTS, INC.

                                      AND

                              SUMMIT MERGER, INC.
                                 --------------
                                  FOLLOWED BY
                                 --------------

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: NOVEMBER 30, 1995

                                    FORM OF



                               THIRD AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG


                        SUMMIT FAMILY RESTAURANTS INC.,


                             CKE RESTAURANTS, INC.


                                      AND



                              SUMMIT MERGER, INC.


                              DATED: MAY    , 1996

                               THIRD AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


     This Third Amendment, dated as of May   , 1996 (this "Third Amendment"), to
the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), as amended by that certain First Amendment to Agreement and Plan of Reorganization, dated as of January 24, 1996 (the "First Amendment") and as further amended by that certain Second Amendment to Agreement and Plan of Reorganization, dated as of April 2, 1996 (the "Second Amendment"), is entered into by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), CKE Restaurants, Inc., a Delaware corporation ("CKE"), and Summit Merger, Inc., a Delaware corporation and wholly-owned subsidiary of CKE ("Merger Sub"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement, as amended by the First Amendment and the Second Amendment (as so amended, the "Agreement"). Except as specifically amended below, all provisions of the Agreement remain in full force and effect.


                                    RECITAL


     Summit and CKE have determined to further amend the Agreement as set forth in this Third Amendment.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


     1. MERGER CONSIDERATION. The definitions of "Adjusted CKE Price" and "Average CKE Price" in Section 2.1 of the Agreement are hereby amended to read in full as follows:



          "Adjusted CKE Price" means (a) if the Average CKE Price is equal to or greater than $17.00, $16.00 plus the amount by which the Average CKE Price exceeds $17.00, (b) if the Average CKE Price is less than $17.00 and equal to or greater than $15.00, $16.00, (c) if the Average CKE Price is less than $15.00 and equal to or greater than $13.25, $16.00 less the amount by which $15.00 exceeds the Average CKE Price, (d) if the Average CKE Price is less than $13.25 and CKE has not exercised the Fill-Up Election, $14.25 and
     (e) if the Average CKE Price is less than $13.25 and CKE has exercised the Fill-Up Election, $16.00 less the amount by which $15.00 exceeds the Average CKE Price. Notwithstanding the foregoing, in no event shall the Adjusted CKE Price exceed Twenty Nine Dollars ($29.00).



          "Average CKE Price" means the average of the per share closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending [five] days prior to the date of the special meeting of stockholders of Summit to be held to consider the approval and adoption of this Agreement.



     2. TERMINATION (SECTION 9.1). The date June 30, 1996 in every instance it appears in Section 9.1 in the Agreement is hereby changed to July 15, 1996.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.


By:


    --------------------------------------------------------

    Clark D. Jones


    Chairman of the Board



By:


    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.


By:


    --------------------------------------------------------

    Joseph N. Stein


    Chief Financial Officer



By:


    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

SUMMIT MERGER, INC.


By:


    --------------------------------------------------------

    Joseph N. Stein


    Chief Financial Officer



By:


    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

                                SECOND AMENDMENT TO
                            AGREEMENT AND PLAN OF MERGER
                                 AND REORGANIZATION

                                    BY AND AMONG

                           SUMMIT FAMILY RESTAURANTS INC.

                                        AND

                               CKE RESTAURANTS, INC.

                                DATED: APRIL 2, 1996

                                                                [CONFORMED COPY]

                                SECOND AMENDMENT TO
                            AGREEMENT AND PLAN OF MERGER
                                 AND REORGANIZATION

     This Second Amendment, dated as of April 2, 1996 (this "Second Amendment"), to the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), as amended pursuant to the First Amendment to Agreement and Plan of Reorganization, dated as of January 24, 1996 (the "First Amendment") is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement and the First Amendment. Except as specifically amended below, all provisions of the Original Agreement and First Amendment remain in full force and effect.

                                    RECITAL

     The respective Boards of Directors of Summit and CKE have determined to amend the Original Agreement and the First Amendment as set forth in this Second Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. PURCHASE OF SUMMIT PREFERRED STOCK. On or prior to April 4, 1996, CKE shall purchase all of the shares of Summit Preferred Stock from the holder thereof at a purchase price of $5.27 per share in cash. CKE hereby agrees to vote all of such shares of Summit Preferred Stock in favor of the transactions set forth in the Original Agreement, as amended by the First Amendment and the Second Amendment.

     2. CONVERSION OF SECURITIES (SECTION 2.1).  The first paragraph of Section
2.1 of the Original Agreement and the first paragraph of the definition of "Merger Consideration" in Section 2.1 of the Original Agreement, as amended by the First Amendment, are amended to read in full as follows:

     At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto each share of Summit Common Stock and Summit Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Summit Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the DGCL, and other than shares owned by CKE or its subsidiaries (which will be cancelled), will be converted into the right to receive the Merger Consideration.

          "Merger Consideration" means, for each share of Summit Common Stock and Summit Preferred Stock (other than shares owned by CKE or its subsidiaries, which will be cancelled): (a) $2.63 in cash (without interest) and (b) a number of shares of CKE Common Stock equal to $2.64 divided by the Adjusted CKE Price.

     3. FAIRNESS OPINION (SECTION 6.9): Section 6.9 of the Original Agreement, as amended by the First Amendment, is hereby modified to read in full as follows:

     Summit shall have received letters from Piper Jaffray Inc. confirming the opinions rendered to Summit's Board of Directors on or prior to the date of the Original Agreement, on or prior to the date of the First Amendment and on or prior to the date of the Second Amendment to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, copies of which will be delivered to CKE at the Closing.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS. Sections 3.19(i) and 4.12(i) of the Original Agreement are hereby deleted in their entirety. CKE acknowledges receipt of the information provided to it regarding the separation compensation plan and procedures and other matters pursuant to the letter, dated February 29, 1996, from Summit. CKE and Summit agree that such information does not constitute a violation of the Original Agreement, as amended, including Sections (3.19(vii) and 5.2(a) thereof.

     5. TERMINATION (SECTION 9.1). Section 9.1(c)(i)(A) and 9.1(d)(i)(A) are hereby deleted in their entirety. The date May 30, 1996 in every instance it appears in Section 9.1 in the Original Agreement, as amended by the First Amendment, is hereby changed to June 30, 1996.

     6. ADOPTION OF ORIGINAL AGREEMENT BY MERGER SUB. Summit Merger, Inc., a Delaware corporation ("Summit Merger"), was recently organized by CKE for purposes of completing the Merger. Summit Merger, by its execution and delivery hereof, agrees to be bound by the terms and provisions of the Original Agreement, as amended, and is hereby made a party to the Original Agreement. For all purposes of the Original Agreement, all references to "Merger Sub" shall be deemed to refer to Summit Merger.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  ROBERT E. WHEATON

    --------------------------------------------------------
    Robert E. Wheaton
    Executive Vice President

By: /s/  ROBERT A. WILSON

    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

SUMMIT MERGER, INC.

By: /s/  ROBERT E. WHEATON

    --------------------------------------------------------
    Robert E. Wheaton
    Executive Vice President

By: /s/  ROBERT A. WILSON

    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: JANUARY 24, 1996

                                                                [CONFORMED COPY]

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This First Amendment, dated as of January 24, 1996 (this "Amendment"), to the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement. Except as specifically amended below, all provisions of the Original Agreement remain in full force and effect.

                                    RECITAL

     The respective Boards of Directors of Summit and CKE have determined to amend the Original Agreement in as set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. MERGER AND CLOSING. Recital A is hereby amended to provide that Summit will survive the Merger. Recital B is hereby deleted in its entirety. In addition, Sections 1.2, 1.4 and 1.5 are hereby amended to read in full as follows:

          1.2 The Merger. At the Effective Time, in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Merger Sub shall in the Merger merge with and into Summit, with Summit surviving the Merger, the separate existence of Merger Sub shall cease, and Summit shall continue as the surviving corporation as set forth in the Certificate of Merger. Summit is sometimes referred to herein as the "Surviving Corporation."

          1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Summit shall be the Surviving Corporation and shall have all of the rights, privileges, immunities and powers and shall be subject to all duties and liabilities of a corporation organized under the DGCL.

          1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Summit shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub in effect at the Effective Time. The Bylaws of Summit shall be amended and restated to conform to the Bylaws of Merger Sub in effect at the Effective Time until amended in accordance with applicable law.

     2. MERGER CONSIDERATION (SECTION 2.1). The definitions of "Merger Consideration" and "Adjusted CKE Price" in Section 2.1 of the Original Agreement are hereby amended to read in full as follows:

          "Merger Consideration" means, for each share of Summit Common Stock and each share of Summit Preferred Stock: (a) $2.77 in cash (without interest) and (b) a number of shares of CKE Common Stock equal to $2.78 divided by the Adjusted CKE Price.

          The Merger Consideration shall be increased by one-half of the amount, if any, by which the consideration to be received from the purchasers under
     the draft Asset Purchase Agreements with        and             dated
     January 24, 1996 (which CKE has provided to Summit) increases in an immediately quantifiable dollar amount from the amounts currently provided for in such drafts (either through an increase in the consideration paid or an increase in the liabilities the proposed buyer assumes) pursuant to fully executed definitive Asset Purchase Agreements in effect as of the Closing. The amount of any increase shall be determined at Closing and shall not be further affected by any other transactions involving Summit assets or properties subsequent to Closing. The increase, if any, shall be allocated one-half to the cash portion of the Merger Consideration and one-half to the CKE Common Stock portion of the Merger Consideration.

          "Adjusted CKE Price" means (a) if the Average CKE Price is equal to or greater than $17.00, $16.00 plus the amount by which the Average CKE Price exceeds $17.00, (b) if the Average CKE Price is less than $17.00 and equal to or greater than $15.00, $16.00, (c) if the Average CKE Price is less than $15.00 and equal to or greater than $13.25, $16.00 less the amount by which $15.00 exceeds the Average CKE Price, (d) if the Average CKE Price is less than $13.25 and CKE has not exercised the Fill-Up Election, $14.25 and
     (e) if the Average CKE Price is less than $13.25 and CKE has exercised the Fill-Up Election, $16.00 less the amount by which $15.00 exceeds the Average CKE Price.

     3. FRACTIONAL SHARES (SECTION 2.3). Section 2.3 of the Original Agreement is hereby amended to read as follows:

          No fractional shares of CKE Common Stock shall be issued in the Merger. In lieu thereof, cash shall be paid for any fractional shares calculated by multiplying the Adjusted CKE Price by the fraction of a share of CKE Common Stock to which the holder would otherwise have been entitled.

     4. FAIRNESS OPINION (SECTION 6.9). Section 6.9 of the Original Agreement is hereby modified to read in full as follows:

          Summit shall have received a letter from Piper Jaffray Inc. on or prior to the date of the Amendment to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, a copy of which will be delivered to CKE prior to the Closing.

     5. FAIRNESS OPINION (SECTION 7.10). Section 7.10 of the Original Agreement, providing for a fairness opinion from NatWest Markets, is hereby deleted in its entirety.

     6. TAX OPINIONS (SECTION 6.6 AND 7.6). Sections 6.6 and 7.6 of the Original Agreement, providing for legal opinions regarding certain tax matters, are hereby deleted in their entirety.

     7. TREATMENT OF STOCK OPTIONS (SECTIONS 5.14(A) AND 5.14(B)). Sections 5.14(a) and 5.14(b) of the Original Agreement are hereby amended to read in full as follows:

          (a) On or prior to the Effective Time, Summit and its Board of Directors (or a committee thereof) shall take all action necessary to implement the provisions contained herein; provided, that such provisions do not create an aggregate cash liability at the Effective Time in excess of $375,000, adjusted for any per share increase in the Merger Consideration as provided in paragraph 2 of this Amendment.

          (b) At the Effective Time, all options to purchase shares of Summit Common Stock (a "Summit Stock Option") under a Summit Stock Option Plan shall become fully exercisable in accordance with the terms of the Stock Option Plan. Each holder of Summit Stock Options may elect to have such Summit Stock Options cancelled in consideration of the payment of an amount equal to the product of (x) the excess, if any, of the aggregate dollar amount of the Merger Consideration over the exercise price thereof and (y) the number of shares of Summit Common Stock subject thereto, respectively (such payment to be net of any required withholding taxes). From and after the Effective Time, each outstanding Summit Stock Option that is not so cancelled shall constitute an option to acquire, on the same terms and conditions as were applicable under such Summit Stock Option, a number of shares of CKE Common Stock equal to (w) the product of the aggregate dollar amount of the Merger Consideration and the number of shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Time divided by (x) the Average CKE Price, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Date divided by (z) the aggregate number of shares of CKE Common Stock purchasable upon exercise of such Summit Stock Option following the Effective Date.

     8. TERMINATION (SECTION 9.1). The date April 15, 1996 in every instance it appears in Section 9.1 in the Original Agreement is hereby changed to May 30, 1996. The reference to $12.25 in Section 9.1(d) and Section 9.1(e) is hereby changed to $13.25.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  JOSEPH N. STEIN

    --------------------------------------------------------
    Joseph N. Stein
    Senior Vice President,
    Chief Financial Officer

By: /s/  RICHARD C. CELIO

    --------------------------------------------------------
    Richard C. Celio
    Senior Vice President,
    General Counsel

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: NOVEMBER 30, 1995

                                                                [CONFORMED COPY]

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (this "Agreement"), is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not otherwise defined have the meanings set forth in Article 10.

                                    RECITALS

     A. The respective Boards of Directors of Summit and CKE have determined that the merger (the "Merger") of Summit with and into a newly-formed wholly-owned subsidiary ("Merger Sub") of CKE, with Merger Sub surviving the Merger, would be advantageous and beneficial to their respective corporations and stockholders.

     B. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                               MERGER AND CLOSING

     1.1 FORMATION OF MERGER SUB. Prior to the Effective Time, CKE shall organize Merger Sub as a wholly-owned subsidiary of CKE incorporated under the laws of the State of Delaware.

     1.2 THE MERGER. At the Effective Time, in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), Summit shall in the Merger merge with and into Merger Sub, with Merger Sub surviving the Merger, the separate existence of Summit shall cease, and Merger Sub shall continue as the surviving corporation as set forth in the Certificate of Merger. Merger Sub is sometimes referred to herein as the "Surviving Corporation."

     1.3 CLOSING. The closing of the Merger and the other transactions contemplated herein (the "Closing") shall be held at 10:00 a.m., Utah time on February 28, 1996 or such later date to which Summit and CKE shall agree (the "Closing Date") at the offices of Summit, unless the parties hereto otherwise agree. After satisfaction or waiver of all conditions to the Closing, the parties hereto will cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware a certificate of merger as is required by, and executed in accordance with, the relevant provisions of DGCL (the time of such filing being the "Effective Time").

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Summit shall cease and Merger Sub shall be the Surviving Corporation and shall have all of the rights, privileges, immunities and power and shall be subject to all duties and liabilities of a corporation organized under the DGCL.

     1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of the Surviving Corporation. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                   ARTICLE 2

                  CONVERSION OF SECURITIES; DISSENTING SHARES

     2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto each share of Summit Common Stock and Summit Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Summit Common Stock and Summit Preferred Stock for which appraisal rights have been exercised pursuant to Section 262 of the DGCL, will be converted into the right to receive the Merger Consideration.

     "Merger Consideration" means, for each share of Summit Common Stock and each share of Summit Preferred Stock: (a) $3.00 in cash (without interest) and
(b) a number of shares of CKE Common Stock equal to $3.00 divided by the Adjusted CKE Price.

     "Adjusted CKE Price" means (a) if the Average CKE Price is equal to or greater than $17.00, $14.625 plus the amount by which the Average CKE Price exceeds $17.00, (b) if the Average CKE Price is less than $17.00 and equal to or greater than $12.25, $14.625, (c) if the Average CKE Price is less than $12.25 and CKE has not exercised the Fill-Up Election, $14.625 and (d) if the Average CKE Price is less than $12.25 and CKE has exercised the Fill-Up Election, $14.625 less the amount by which $12.25 exceeds the Average CKE Price.

     "Average CKE Price" means the average of the per share closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the Closing Date.

     2.2 DISSENTING SHARES. Notwithstanding Section 2.1, shares of Summit Common Stock and Summit Preferred Stock outstanding immediately prior to the Effective Time and held by holders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into rights to receive the Merger Consideration, and holders of such shares of Summit Common Stock and Summit Preferred Stock shall be entitled to receive payment from Summit of the appraised value of such shares of Summit Common Stock and Summit Preferred Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If after the Effective Time any such holder fails to perfect or withdraws or otherwise loses his right to appraisal or payment, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     2.3 FRACTIONAL SHARES. No fractional shares of CKE Common Stock shall be issued in the Merger. All fractional shares of CKE Common Stock that a holder of CKE Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive from Summit, in lieu thereof, an amount in cash (without interest) derived through the aggregation by Summit of all such fractional shares otherwise issuable, the sale of such shares of CKE Common Stock in the market and the distribution of the proceeds thereof calculated by multiplying the average per share sales price by the fraction of a share of CKE Common Stock to which such holder would otherwise have been entitled. Under no circumstances will the aggregate cash consideration paid by CKE in the Merger constitute more than 50% of the total aggregate consideration paid by CKE in the Merger, with the CKE Common Stock issued in the Merger being valued at the Adjusted CKE Price.

     2.4 EXCHANGE OF CERTIFICATES. From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding shares of Summit Common Stock and Summit Preferred Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent to be selected by CKE, a certificate or certificates representing the number of whole shares of CKE Common Stock into which such holder's shares were converted and a check representing (i) any cash payable in lieu of any fractional share of CKE Common Stock computed set forth above and
(ii) the cash portion of the Merger Consideration into which such holder's shares were converted. No holder of a certificate or certificates which immediately prior to the Effective Time represented shares of Summit Common Stock or Summit Preferred Stock shall be entitled to receive any dividend or other distribution from CKE until surrender of such holder's certificate for a certificate or certificates representing shares of Summit Common

Stock or Summit Preferred Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable on or after the Effective Time, but which were not paid by reason of the foregoing, with respect to the number of whole shares of CKE Common Stock represented by the certificates issued upon such surrender. After the Effective Time, there shall be no further registration of transfers of Summit Common Stock and Summit Preferred Stock and holders of certificates representing Summit Common Stock or Summit Preferred Stock shall not enjoy the rights and privileges of holders of such stock or CKE Common Stock other than to exchange the certificates for the Merger Consideration. If, after the Effective Time, certificates representing Summit Common Stock or Summit Preferred Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration. From and after the Effective Time, CKE shall, however, be entitled to treat certificates for shares of Summit Common Stock and Summit Preferred Stock which have not yet been surrendered for exchange and for which appraisal rights have not been perfected pursuant to the DGCL as evidencing solely the right to receive the Merger Consideration represented by such certificates, notwithstanding any failure to surrender such certificates in exchange therefor. If any certificate for shares of CKE Common Stock is to be issued in a name other than that in which the certificate for shares of Summit Common Stock or Summit Preferred Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of CKE Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of CKE or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, CKE shall not be liable to any holder of shares of Summit Common Stock or Summit Preferred Stock for any shares of CKE Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

     Except as otherwise set forth in the Summit Disclosure Schedule, Summit hereby represents and warrants to CKE as follows:

     3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Each of Summit and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Summit and its Subsidiaries has full corporate power to carry on its business, as it is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Each of Summit and its Subsidiaries is qualified to do business, is in good standing and has all required business licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or license could have a Material Adverse Effect on Summit.

     3.2 BINDING AGREEMENT. Summit has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action, subject to approval of Summit's stockholders. This Agreement is a legal, valid and binding obligation of Summit, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     3.3 CAPITALIZATION. The authorized capitalization of Summit consists solely of (a) 10,000,000 shares of Summit Common Stock, of which 4,798,811 shares were issued and outstanding as of November 30, 1995; (b) 500,000 shares of $.01 par value junior common stock, none of which are outstanding on the date hereof; and (c) 1,000,000 shares of Summit Preferred Stock, of which 946,714 shares were issued and outstanding as of the date hereof. On the Closing Date there will not be outstanding: (i) any options, warrants or other rights to purchase from Summit any capital stock of Summit, except for (x) the options, warrants and other rights to purchase capital stock of Summit outstanding as of the date of this Agreement as set forth on the Summit Disclosure Schedule, (y) options, warrants or other rights to purchase capital stock of Summit granted to employees and officers of Summit as set forth on the Summit Disclosure Schedule and (z) options, warrants and other rights to purchase in the aggregate not more than 50,000 shares of Summit Common Stock granted to new or newly promoted employees in the ordinary course of business; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Summit.

     3.4 SUBSIDIARIES. There is set forth in the Summit Disclosure Schedule (i) the name and percentage ownership by Summit of each of its Subsidiaries; (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary; and (iii) the names of the officers and directors of each Subsidiary.

     3.5 NO VIOLATION.

     (a) Except as set forth in the Summit Disclosure Schedule, none of Summit or any of its Subsidiaries is (i) in violation of its respective Charter Documents, or (ii) to Summit's best knowledge, in default in the performance of any obligation, agreement or condition contained in any Applicable Agreement, which violation or default could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     (b) Except as set forth in the Summit Disclosure Schedule, neither the execution or delivery by Summit of this Agreement or the performance by Summit of its obligations under this Agreement will (i) constitute a breach or violation under the Charter Documents of Summit or any of its Subsidiaries; or
(ii) conflict with, violate, constitute a material breach or material violation of or a material default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration or cancellation of or result in the imposition of a material Lien on any of the properties or assets of Summit or any of its Subsidiaries or an acceleration of material indebtedness pursuant to, any Applicable Agreement.

     3.6 EXCHANGE ACT REPORTS AND FINANCIAL STATEMENTS. Summit has furnished or will upon request furnish CKE with copies of its Annual Report on Form 10-K for the fiscal years ended September 28, 1992, September 27, 1993, September 26, 1994 and September 25, 1995 (when available), in each case with exhibits, and all other reports filed or required to be filed with the Securities and Exchange Commission (the "SEC") under applicable laws, rules and regulations since September 26, 1994 (all such reports being herein collectively called the "Summit SEC Reports"), each as filed with the SEC. Each such Summit SEC Report when it became effective or was filed with the SEC, or as amended, as the case may be, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder, and did not on the date of filing or amendment, if any, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in said Summit SEC Reports: (i) were prepared in accordance with the books and records of Summit and its Subsidiaries; (ii) were prepared in accordance with GAAP and with Regulation S-X promulgated under the Exchange Act;
(iii) fairly present Summit's consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity as at the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of its consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity for the periods covered by said financial statements; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by Summit or any Subsidiary, contain and reflect adequate reserves for all reasonably anticipated material losses, costs and expenses in excess of expected receipts.

     3.7 INFORMATION IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by Summit for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by CKE in connection with the issuance of shares of CKE Common Stock in the Merger (the "Registration Statement"), will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement relating to the meeting of Summit's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to Summit's stockholders, at the time of the meeting of stockholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed with the SEC by Summit, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Summit with respect to statements made therein about CKE and based on information supplied by CKE in writing specifically for inclusion in the Proxy Statement.

     3.8 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Summit in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under the HSR Act, the Exchange Act and the Securities Act and filings with NASDAQ.

     3.9 NO BROKERS. Except as set forth in the Summit Disclosure Schedule, neither Summit nor any affiliate thereof has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in any obligation of Summit to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     3.10 INSURANCE. Summit and its Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business.

     3.11 LABOR MATTERS.  Except as set forth in the Summit Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the best knowledge of Summit, threatened against or affecting Summit or any Subsidiary and, during the past five years, there has not been any such action; (ii) there are no union claims to represent the employees of Summit or any Subsidiary; (iii) neither Summit nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Summit or any Subsidiary;
(iv) none of the employees of Summit or any Subsidiary are represented by any labor organization and none of Summit or any Subsidiary have any knowledge of any current union organizing activities among the employees of Summit or any Subsidiary, nor to their best knowledge does any question concerning representation exist concerning such employees; (v) Summit and its Subsidiaries are, and have at all times been, in material compliance with all Applicable Employment Laws and are not engaged in any ULP; (vi) there is no ULP charge or complaint against Summit or any Subsidiary pending or, to the best knowledge of Summit, threatened before the NLRB; and (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Summit or any Subsidiary.

     3.12 ERISA.

     (a) Summit and its Subsidiaries are in compliance with the provisions of ERISA and the Code, and (ii) have not incurred any material liability with respect to any Benefit Plan or Multiemployer Plan to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service (the "IRS"), any Benefit Plan or Multiemployer Plan or any other party (other than to make premium payments to the PBGC or benefit payments to participants in the ordinary course of business). Each of the Benefit Plans of Summit is in material compliance with all Applicable Laws. The IRS has determined that each such Benefit Plan that is intended to be a qualified plan under section 401(a) of the Code is so qualified and Summit is aware of no event or circumstance that would adversely affect such determination. The liabilities incurred under each such Benefit Plan are accurately reflected on the financial statement included in the Summit SEC Reports. No condition exists or event or transaction has occurred that could result in Summit or any Subsidiary incurring any liability, fine or penalty with respect to any Benefit Plan or Multiemployer Plan that could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     (b) Summit has previously furnished the Buyer with (i) a true and complete copy of each Benefit Plan, (ii) a copy of each trust or other funding arrangement applicable to each Benefit Plan, (iii) the most recent summary plan description and any applicable summary of material modifications of each Benefit Plan, and (iv) the most recently prepared actuarial report and financial statement, if applicable. Except as contemplated herein, Summit and its Subsidiaries have no commitment or obligation to (x) create or incur any material liability with respect to, or cause to exist any other, employee benefit plan, program or arrangement, (y) enter into any material contract or agreement to provide compensation or benefits to any individual or (z) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code.

     3.13 TAXES. Except as set forth on the Summit Disclosure Schedule, all Tax Returns and reports required to be filed by Summit or any of its Subsidiaries have been filed or will be timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all material respects, and all Taxes, due or claimed to be due from Summit or any of its Subsidiaries have been paid, other than those currently payable without penalty or interest and for which an adequate reserve or accrual has been established. There are no: (a) tax audits pending with respect Tax Returns filed by Summit or of any of its Subsidiaries, (b) no waivers of the statute of limitations with respect to any Tax Return filed by Summit of any of the Subsidiaries or (c) to Summit's best knowledge, no actual or proposed additional Tax assessments for any fiscal period ending on or prior to the Closing Date against Summit or any of its Subsidiaries for which an adequate reserve or accrual has not been established.

     3.14 TITLE TO PROPERTIES. Each of Summit and each Subsidiary (a) has legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in the financial statements included in the Summit SEC Reports as owned, free and clear of all Liens (other than Permitted Liens) and free and clear of restrictions on the manner in which such property is presently being used, and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which Summit or any Subsidiary is a party are legal, valid and binding and in full force and effect, and no payment default by Summit, any Subsidiary or, to the best knowledge of Summit, any other party thereto has occurred or is continuing thereunder. Except as set forth in the financial statements included in the Summit SEC Reports or on the Summit Disclosure Schedule, no property or asset, the value of which is reflected in the balance sheets included in the financial statements included in the Summit SEC Reports, is held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities as are immaterial in the aggregate to the business of Summit and its Subsidiaries taken as a whole, all tangible assets and facilities of each of Summit and its Subsidiaries are in good condition and repair and are adequate for the uses to which they are being put.

     3.15 ENVIRONMENTAL MATTERS.

     (a) Each of Summit and its Subsidiaries is in compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by Summit or its Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Summit. None of Summit or any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, employee or otherwise, that alleges that Summit or any of its Subsidiaries is not in such compliance where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Summit, and there are no currently existing circumstances known to Summit that, if not corrected, could prevent such compliance in the future.

     (b) There is no Environmental Claim pending or, to the best knowledge of Summit, threatened against Summit or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Summit or any of its Subsidiaries has retained or assumed either contractually or by operation of law. To the best knowledge of Summit, there is no basis for any such claim.

     3.16 LITIGATION. All Proceedings against Summit or any of its Subsidiaries or any of their properties or assets, and a brief description thereof are listed in the Summit Disclosure Schedule. There is no Proceeding or series of related Proceedings against or affecting Summit or any of its Subsidiaries or any of their properties or assets, that could, singly or in the aggregate, have a Material Adverse Effect on Summit. Neither Summit nor any of its Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     3.17 CONTRACTS AND COMMITMENTS.

     (a) Except as set forth in the Summit Disclosure Schedule, neither Summit nor any of its Subsidiaries will have any (i) agreement for the employment of any individual or agreements that contain any severance pay liabilities or obligations; or (ii) contract or commitment not terminable without penalty or cost on notice of thirty (30) days or less and which contains an obligation to pay and/or accrue more than $100,000 per year, other than real estate and equipment leases and franchise agreements.

     (b) Except as set forth in the Summit Disclosure Schedule: (i) to the best knowledge of Summit, neither Summit nor any of its Subsidiaries has breached, nor has received notice in writing or otherwise of any claim that it has breached, any of the terms of conditions of any agreement, contract or commitment set forth or required to be set forth in the Summit Disclosure Schedule, any agreement with HomeTown Buffet, Inc. or any franchise agreement with respect to a JB's restaurant, which breach or breaches singly or in the aggregate are reasonably likely to have a Material Adverse Effect on Summit, and
(ii) to the best knowledge of Summit, there are no facts or conditions which have occurred or are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a breach under any such contract which breach is reasonably likely to have a Material Adverse Effect on Summit.

     3.18 COMPLIANCE WITH LAWS. Except as set forth on the Summit Disclosure Schedule, to the best knowledge of Summit, Summit and its Subsidiaries have complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations, applicable immigration laws and regulations and applicable laws governing the sale of franchises) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices or any owned or leased properties of Summit and its Subsidiaries and to which Summit and its Subsidiaries may be subject, except where such failure to comply would not singly or in the aggregate have a Material Adverse Effect on Summit.

     3.19 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the Summit Disclosure Schedule and except as expressly contemplated by this Agreement, since September 25, 1995, neither Summit nor any of its Subsidiaries has:

          (i) suffered a Material Adverse Effect in its business, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, business prospects, business condition or financing arrangements or material casualty loss or damage to its assets (whether or not covered by insurance);

          (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, in each case of Summit or any Subsidiary thereof;

          (iii) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

          (iv) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

          (v) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or as contemplated by this Agreement, or entered into any transaction with any insider except as contemplated by this Agreement;

          (vi) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

          (vii) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (viii) conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

          (ix) changed or authorized any change in its Charter Documents; or

          (x) committed to any of the foregoing.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF CKE

     Except as otherwise set forth in the CKE Disclosure Schedule, CKE hereby represents and warrants to Summit as follows:

     4.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Each of CKE and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of CKE and its Subsidiaries has full corporate power to carry on its business, as it is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Each of CKE and its Subsidiaries is qualified to do business, is in good standing and has all required business licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or license could have a Material Adverse Effect on CKE.

     4.2 BINDING AGREEMENT. CKE has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement is a legal, valid and binding obligation of CKE, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     4.3 CAPITALIZATION. The authorized capitalization of CKE consists solely of (a) 50,000,000 shares of CKE Common Stock, of which 18,676,587 shares were issued and outstanding as of October 31, 1995; and (b) 5,000,000 shares of Preferred Stock, $.01 per share, of which no shares were issued or outstanding as of the date hereof. On the Closing Date there will not be outstanding: (i) any options, warrants or other rights to purchase from CKE any capital stock of CKE, except for (x) the options, warrants and other rights to purchase capital stock of CKE outstanding as of the date of this Agreement as set forth on the CKE Disclosure Schedule, or (y) options, warrants or other rights to purchase capital stock of CKE granted to employees and officers of CKE as set forth on the CKE Disclosure Schedule; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of CKE other than rights to purchase not more than 400,000 shares of CKE Common Stock granted to existing officers, directors and employees and to new or newly promoted employees in the ordinary course of business.

     4.4 SUBSIDIARIES. There is set forth in the CKE Disclosure Schedule (i) the name and percentage ownership by CKE of each of its Subsidiaries; (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary; and (iii) the names of the officers and directors of each Subsidiary.

     4.5 NO VIOLATION.

     (a) Except as set forth in the CKE Disclosure Schedule, none of CKE or any of its Subsidiaries is (i) in violation of its respective Charter Documents, or
(ii) to CKE's best knowledge, in default in the performance of any obligation, agreement or condition contained in any Applicable Agreement, which violation or default could, singly or in the aggregate, have a Material Adverse Effect on CKE.

     (b) Except a set for in the CKE Disclosure Schedule, neither the execution or delivery by CKE of this Agreement or the performance by CKE of its obligations under this Agreement will (i) constitute a material breach or material violation under the Charter Documents of CKE or any of its Subsidiaries; or (ii) conflict with, violate, constitute a material breach or material violation of or a material default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration or cancellation of or result in the imposition of a material Lien on any of the properties or assets of CKE or any of its Subsidiaries or an acceleration of material indebtedness pursuant to, any Applicable Agreement.

     4.6 EXCHANGE ACT REPORTS AND FINANCIAL STATEMENTS. CKE has furnished or will upon request furnish CKE with copies of its Annual Report on Form 10-K for the fiscal years ended January 31, 1993, 1994 and 1995 and its Quarterly Reports on Form 10-Q for the quarters ended May 22, 1995 and August 14, 1995, in each case with exhibits, and all other reports filed or required to be filed with the Securities and Exchange Commission (the "SEC") under applicable laws, rules and regulations since January 31, 1995 (all such reports being herein collectively called the "CKE SEC Reports"), each as filed with the SEC. Each such CKE SEC Report when it became effective or was filed with the SEC, or as amended, as the case may be, complied in all material respects with the requirements of the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and did not on the date of filing or amendment, if any, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in said CKE SEC
Reports: (i) were prepared in accordance with the books and records of CKE and its Subsidiaries; (ii) were prepared in accordance with GAAP and with Regulation S-X promulgated under the Exchange Act; (iii) fairly present CKE's consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity as at the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of its consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity for the periods covered by said financial statements; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by CKE or any Subsidiary, contain and reflect adequate reserves for all reasonably anticipated material losses, costs and expenses in excess of expected receipts.

     4.7 INFORMATION IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by CKE for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to Summit's stockholders, at the time of the meeting of stockholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will, when filed with the SEC by CKE, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by CKE with respect to statements made therein based on information supplied by Summit for inclusion in the Registration Statement.

     4.8 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by CKE in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under the HSR Act, the Exchange Act, the Securities Act and filings with the New York Stock Exchange.

     4.9 NO BROKERS. Except as set forth in the CKE Disclosure Schedule, neither CKE nor any affiliate thereof has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in any obligation of CKE to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.10 LITIGATION. All material proceedings against CKE or any of its Subsidiaries or any of their properties or assets, and a brief description thereof are listed in the Disclosure Schedule. There is no Proceeding or series of related Proceedings against or affecting CKE or any of the Subsidiaries or any of their properties or assets, that could, singly or in the aggregate, have a Material Adverse Effect on CKE. Neither CKE nor any of its Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on CKE.

     4.11 COMPLIANCE WITH LAWS. Except as set forth on the CKE Disclosure Schedule, to the best knowledge of CKE, CKE and its Subsidiaries have complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations and applicable immigration laws and regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices or any owned or leased properties of CKE and its Subsidiaries and to which CKE and its Subsidiaries may be subject, except where such failure to comply would not singly or in the aggregate have a Material Adverse Effect on CKE.

     4.12 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the CKE Disclosure Schedule and except as expressly contemplated by this Agreement, since August 14, 1995, neither CKE nor any of its Subsidiaries has:

          (i) suffered a Material Adverse Effect in its business, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, business prospects, business condition or financing arrangements or material casualty loss or damage to its assets (whether or not covered by insurance);

          (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, in each case of CKE or any Subsidiary thereof;

          (iii) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

          (iv) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

          (v) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or as contemplated by this Agreement, or entered into any transaction with any insider except as contemplated by this Agreement;

          (vi) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

          (vii) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (viii) conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

          (ix) changed or authorized any change in its Charter Documents; or

          (x) committed to any of the foregoing.

                                   ARTICLE 5

                             ACTIONS BY SUMMIT AND
                             CKE PENDING THE MERGER

     Summit and CKE covenant as follows for the period from the date hereof through the Closing Date:

     5.1 MAINTENANCE OF BUSINESS. Summit shall, and shall cause each Subsidiary to, diligently carry on its business in the ordinary course consistent with past practice, including, without limitation, meeting its obligations as they become due and fulfilling its commitments to suppliers. Summit shall cause its existing insurance policies to be maintained in effect through the Closing Date.

     5.2 CERTAIN PROHIBITED TRANSACTIONS. Without the prior written approval of CKE or except as otherwise contemplated under this Agreement, prior to the Effective Time Summit shall not, and shall cause each of its Subsidiaries not to:

          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice and, with respect to indebtedness, pursuant to existing agreements;

          (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, other than shares issued upon exercise of issued and outstanding options, warrants and other rights to purchase capital stock of Summit, which rights are outstanding as of the date hereof and are reflected in Schedule 3.3 of the Summit Disclosure Schedule;

          (c) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

          (d) make any change to its Certificate of Incorporation or bylaws other than the filing of the Certificate of Merger;

          (e) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets (other than (i) shares of HomeTown Buffet, Inc. common stock held by Summit and (ii) restaurants in the process of being disposed of or transferred as set forth in the Summit Disclosure Schedule) or cancel, release, compromise or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

          (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (g) make any material tax election or make any material change in Summit's accounting principles or practices;

          (h) enter into any material contracts that would involve the payment or accrual of payments of more than $100,000 in any fiscal year or enter into any additional franchise agreements; or

          (i) do any other act which would cause any representation or warranty of Summit in this Agreement to be or become untrue.

     5.3 REGISTRATION STATEMENT/PROXY STATEMENT. Subject to the terms and conditions of this Agreement, Summit and CKE each agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party with respect to (i) the prompt preparation and filing of the Registration Statement by CKE with the SEC under the Securities Act relating to the offer and sale of the CKE Common Stock in the Merger and (ii) the prompt preparation and filing by Summit of the Proxy Statement pertaining to solicitation of approval of Summit's stockholders, the form of which shall be included as part of the Registration Statement, (iii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with the other parties hereto as to, and responding promptly to, any SEC comments with respect thereto, and (iv) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of the CKE Common Stock contemplated hereby. Each party hereto shall promptly consult with the other party with respect to, provide any necessary information with respect to and provide the other party (and its counsel) copies of, all filings made with respect to the Registration Statement and the Proxy Statement. The information supplied by each party for inclusion in the Registration Statement and the Proxy Statement shall not, at
(i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Summit and
(iii) the time of the Summit stockholders' meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and shall comply as to form in all material respects with the requirements of the Securities Act. In addition, if at any time prior to the Effective Time any event or circumstance relating to either Summit or CKE or any of their respective subsidiaries, or any of their respective officers or directors, should be discovered by Summit or CKE, as the case may be, and which are required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the discovering party shall promptly inform the other party of such event or circumstance.

     5.4 INVESTIGATION BY CKE. Summit shall, and shall cause the Subsidiaries to, allow CKE during regular business hours through their employees, agents, advisors and representatives, to make such investigation of the business, properties, books and records of Summit and its Subsidiaries, and to conduct such examination of the condition of Summit and its Subsidiaries, as CKE deems necessary or advisable to familiarize itself and its lenders with such business, properties, books, records, condition and other matters, and to investigate the accuracy and completeness of the representations and warranties of Summit hereunder; provided however, that any information so obtained is subject to the confidentiality agreement previously entered into. Such access shall include authorizing Summit's legal, accounting, tax, insurance and environmental consultants and advisors to cooperate with CKE, its lenders and their advisors. In particular, Summit and its consultants and advisors shall cooperate with CKE to allow CKE (a) to conduct full environmental reviews or studies of Summit's properties and facilities and (b) to arrange for meetings between CKE and the franchisees under the Summit's franchise agreements; provided, that representatives from Summit may attend all such meetings.

     5.5 TITLE REPORTS. As promptly as possible after the date hereof, Summit shall order preliminary title reports from a title insurance company or companies reasonably satisfactory to CKE for all real properties that are owned by Summit. Summit shall use its best efforts to cause such reports to be delivered to CKE on or prior to [30] days following the date hereof.

     5.6 CONSENTS AND BEST EFFORTS. As promptly as possible after the date hereof, CKE and Summit shall make all filings required under the HSR Act. Summit and CKE will, as soon as possible, commence to take all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the Merger and the other transactions contemplated by this Agreement. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Summit shall give prompt notice to CKE, and CKE shall give prompt notice to Summit, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate any time from the date hereof to the Closing Date and (ii) any material failure of Summit or CKE, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same. Summit and the CKE acknowledge that they are presently unaware of any facts that cause any representation or warranty contained in this Agreement to be untrue or inaccurate.

     5.8 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to either Summit or CKE or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by Summit or CKE, as the case may be, and which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the discovering party shall promptly inform the other party of such event or circumstance.

     5.9 LETTER OF SUMMIT'S ACCOUNTANTS. Following receipt by KMPG Peat Marwick LLP, Summit's independent auditors, of an appropriate request from CKE pursuant to Statement on Auditing Standards ("SAS") No. 72, Summit shall use its reasonable best efforts to cause to be delivered to CKE a letter of KMPG Peat Marwick LLP, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CKE, in form and substance reasonably satisfactory to CKE and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     5.10 LETTER OF CKE'S ACCOUNTANTS. Following receipt by KMPG Peat Marwick LLP, CKE's independent auditors, of an appropriate request from CKE pursuant to SAS No. 72, CKE shall use its reasonable best efforts to cause to be delivered a letter of KMPG Peat Marwick LLP, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CKE, in form and substance reasonably satisfactory to CKE and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     5.11 STOCKHOLDERS MEETING. Summit shall call a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and related matters. Summit will, through its Board of Directors, recommend to its stockholders approval of such matters and will coordinate and cooperate with respect to the timing of this meetings and shall use its reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

     5.12 NEW YORK STOCK EXCHANGE LISTING. CKE shall use its reasonable best efforts to cause the CKE Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

     5.13 BENEFIT PLANS.

     (a) It is CKE's present intent to provide continuing employees of Summit and its Subsidiaries with employee benefits comparable to those provided to CKE employees.

     (b) CKE will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of Summit or any of its Subsidiaries hereto identified in the Summit Disclosure Schedule as such agreements (or policies) are in effect on the date of this Agreement.

     5.14 STOCK OPTION PLANS.

     (a) On or prior to the Effective Time, Summit and its Board of Directors (or a committee thereof) shall take all action necessary to implement the provisions contained herein; provided, that such provisions do not create an aggregate cash liability at the Effective Time in excess of $606,000.

     (b) At the election of each holder of an option to purchase shares of Summit Common Stock (a "Summit Stock Option") which is currently vested under a Summit Stock Option Plan, at the Effective Time, (i) all Summit Stock Options held by such holder shall become fully exercisable, (ii) such Summit Stock Options shall be cancelled and (iii) in consideration of such cancellation, Summit shall pay to such holders of such Summit Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of $6.00 over the respective exercise price thereof and (y) the number of shares of Summit Common Stock subject thereto, respectively (such payment to be net of any required withholding taxes). From and after the Effective Time, each outstanding Summit Stock Option, whether vested or unvested, that is not so cancelled shall constitute an option to acquire, on the same terms and conditions as were applicable under such Summit Stock Option, a number of shares of CKE Common Stock equal to (w) the product of $6.00 and the number of shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Time divided by (x) the Average CKE Price, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Date divided by (z) the aggregate number of shares of CKE Common Stock purchasable upon exercise of such Summit Stock Option following the Effective Date.

     (c) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Summit Stock Option Plan, the Summit Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of Summit or any of its Subsidiaries shall be deleted as of the Effective Time.

     5.15 CHANGE OF CONTROL LETTERS. Summit shall cause the seven employees who have signed the Change of Control letters dated August 17, 1995 identified in
Schedule 3.17(a)(i)(c) and Mr. McComas under the employment agreement dated November 24, 1993 to sign modifications extending to 90 days following the Closing the date after which such employees may voluntarily resign and obtain the severance benefits set forth therein.

     5.16 EXCLUSIVITY.

     (a) Until the termination of this Agreement pursuant to Section 9.1, Summit will not, nor will it permit its officers, directors, affiliates, representatives or agents, directly or indirectly, to do any of the following:

           (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Merger) involving any disposition or other change of ownership of Summit's stock or assets, other than acquisitions and dispositions of equipment and other property in the ordinary course of Summit's business and dispositions of HomeTown Buffet, Inc. common stock owned by Summit (an "Acquisition Transaction");

           (ii) facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of an Acquisition Transaction;

          (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of Summit in connection with an Acquisition Transaction; or

           (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

     Summit will inform CKE by telephone within 24 hours of its receipt of any proposal or bid (including the terms thereof and the Person making such proposal or bid) in respect of any Acquisition Transaction.

                                   ARTICLE 6

                       CONDITIONS TO SUMMIT'S OBLIGATIONS

     The obligations of Summit under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     6.1 COMPLETION OF OTHER TRANSACTIONS. Simultaneously with Summit's effectuation of the transactions to be effected by it at the Closing:

          (a) The Registration Statement shall have become effective under the Securities Act, the Proxy Statement shall have been cleared by the staff of the SEC and no stop order or proceeding seeking stop orders shall have been issued with respect to the Registration Statement or the Proxy Statement.

          (b) The Merger shall have been completed and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

          (c) This Agreement and the Merger shall have been approved and adopted by the holders of the Summit Common Stock and the Summit Preferred Stock pursuant to and in accordance with the Charter Documents of Summit.

          (d) The CKE Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     6.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of CKE contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and CKE shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Summit a certificate (signed by the President or a Vice President of CKE on behalf of the CKE) to the foregoing effect.

     6.3 CONSENTS. All consents, approvals and waivers from governmental authorities, and other parties necessary to permit Summit to consummate the transactions as contemplated hereby, shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect upon Summit.

     6.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Summit or its Subsidiaries.

     6.5 CERTIFICATES. CKE will furnish Summit with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 6 as may be reasonably requested by Summit and Summit shall have received an opinion of counsel to CKE reasonably acceptable to Summit.

     6.6 TAX OPINION. Summit shall have received an opinion of counsel (a copy of which will be delivered to CKE) to the effect that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     6.7 CORPORATE DOCUMENTS. Summit shall have received from CKE resolutions adopted by the board of directors of CKE approving this Agreement and the transactions contemplated hereby, certified by CKE's corporate secretary.

     6.8 HSR ACT. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

     6.9 FAIRNESS OPINION. Summit shall have received a letter from Piper Jaffray Inc. confirming the opinion rendered to Summit's Board of Directors on or prior to the date hereof to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, a copy of which will be delivered to CKE at the Closing.

                                   ARTICLE 7

                        CONDITIONS TO CKE'S OBLIGATIONS

     The obligations of CKE under this Agreement, including the obligation to pay the Merger Consideration as provided hereby, are subject, in the discretion of CKE, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     7.1 COMPLETION OF OTHER TRANSACTIONS. Simultaneously with or prior to CKE's effectuation of the transactions to be effected by it at the Closing:

          (a) The Registration Statement shall have become effective under the Securities Act, the Proxy Statement shall have been cleared by the staff of the SEC and no stop order or proceeding seeking stop orders shall have been issued with respect to the Registration Statement or the Proxy Statement.

          (b) The Merger shall have been completed and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

          (c) This Agreement and the Merger shall have been approved and adopted by the holders of the Summit Common Stock and the Summit Preferred Stock pursuant in accordance with the Charter Documents of Summit.

          (d) The CKE Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Summit contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Summit and each Subsidiary shall have performed in all material respects all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date. There shall be delivered to CKE a certificate (signed by the President or a Vice President of Summit on behalf of Summit) to the foregoing effect.

     7.3 CONSENTS. All consents, approvals and waivers from governmental authorities, and other parties necessary to permit Summit or CKE to consummate the transactions as contemplated hereby, shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect upon Summit.

     7.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Summit or its Subsidiaries.

     7.5 CERTIFICATES AND OPINIONS. Summit shall furnish CKE with such certificates of the respective officers of Summit and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by CKE and CKE shall have received an opinion of counsel to Summit reasonably acceptable to CKE.

     7.6 TAX OPINION. CKE shall have received an opinion of counsel to CKE (a copy of which will be delivered to Summit) to the effect that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     7.7 CORPORATE DOCUMENTS. CKE shall have received from Summit resolutions adopted by the respective boards of directors of Summit approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary of Summit. CKE shall have also received the corporate minute books, Certificates of Incorporation, bylaws and stock transfer books of Summit and each of the Subsidiaries.

     7.8 HSR ACT. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

     7.9 DISSENTING SHARES. To the extent that holders of Summit Common Stock and Summit Preferred Stock are entitled to dissent from the Merger, the holders of not more than 10% of the shares of Summit Common Stock or Summit Preferred Stock shall have asserted dissenters' rights in accordance with the DGCL.

     7.10 FAIRNESS OPINION. CKE shall have received a letter from NatWest Markets confirming the opinion rendered to CKE's Board of Directors on or prior to the date 10 days following to the date hereof to the effect that the terms of the Merger are fair to the holders of CKE Common Stock from a financial point of view, a copy of which will be delivered to Summit at the Closing.

                                   ARTICLE 8

                  ACTIONS BY SUMMIT AND CKE AFTER THE CLOSING

     8.1 FURTHER ASSURANCES. On and after the Closing Date, Summit and CKE will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting CKE in possession and operating control of the business of Summit.

     8.2 DIRECTORS' AND OFFICERS' INSURANCE. CKE shall either: (i) cause Summit to provide directors' and officers' and fiduciary liability insurance having substantially similar terms and conditions and providing substantially similar coverage as the directors' and officers' and fiduciary liability insurance maintained by Summit at the Effective Time for a period of one year following the Effective Time for all present directors and officers of Summit and its Subsidiaries, provided that CKE may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, or (ii) cause Summit to purchase runoff extensions under its existing directors' and officers' and fiduciary liability insurance policies, extending the period for making claims under such policies for at least one year following the Effective Time; provided, however, that the total expense for such extensions shall not exceed $40,000.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of CKE and Summit;

          (b) by either CKE or Summit if the Merger shall not have been consummated before April 15, 1996 despite the good faith effort of such party to effect such consummation (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

          (c) by CKE if (i) (A) there are inaccuracies in the representations and warranties of Summit that would have a Material Adverse Effect on Summit, or (B) there has been a material breach on the part of Summit in the covenants of Summit set forth herein, or any failure on the part of Summit to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in

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

     any such case, Summit could not satisfy on or prior to April 15, 1996, any of the conditions to the Closing set forth herein, or (ii) Summit's stockholders do not approve the Merger at the Summit stockholders' meeting;

          (d) by Summit if (i) (A) there are inaccuracies in the representations and warranties of CKE having a Material Adverse Effect on CKE or (B) there has been a material breach on the part of CKE in the covenants of CKE set forth herein, or any failure on the part of CKE to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, CKE could not satisfy on or prior to April 15, 1996, any of the conditions to the Closing set forth in this Agreement, (ii) Summit's stockholders do not approve the Merger at the Summit stockholders' meeting, (iii) prior to the approval of the Merger by Summit's stockholders, Summit receives a firm offer with respect to an Acquisition Transaction that is reasonably capable of being financed and, in the good faith determination of its Board of Directors after consultation with its financial advisors, is financially superior to the Merger and the Board of Directors of Summit, after consulting with its outside counsel, determines that to proceed with the Merger would violate its fiduciary duties under applicable law, or (iv) if the Average CKE Price is less than $12.25, unless CKE notifies Summit in writing that it elects to proceed with the Closing by issuing additional shares of CKE Common Stock to compensate for the reduction in the Average CKE Price below $12.25 (the "Fill-Up Election"); or

          (e) by holders of the Summit Preferred Stock through written notice to Summit and CKE if the Average CKE Price is less than $12.25, unless CKE makes the Fill-Up Election.

     9.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Summit or CKE as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CKE or Summit or their respective officers or directors (other than as provided in Section 9.3 below for termination by Summit pursuant to Section 9.1(d)(iii)) except for breach of the confidentiality provisions of Section 11.13, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     9.3 CERTAIN FEES. In the event that Summit terminates the Agreement pursuant to Section 9.1(d)(iii), Summit shall promptly pay CKE a cash fee of $800,000. In the event that all conditions to CKE's obligations as set forth in
Article 7 are satisfied and CKE nevertheless fails to proceed with the Merger, CKE shall forthwith pay Summit a fee of $800,000, in addition to all other damages that Summit may suffer as a result of such breach.

                                   ARTICLE 10

                                  DEFINITIONS

     10.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

     "Adjusted CKE Price" has the meaning set forth in Section 2.1.

     "Average CKE Price" has the meaning set forth in Section 2.1.

     "Acquisition Transaction" has the meaning set forth in Section 5.14.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning set forth in the Preamble hereof.

     "Applicable Agreement" means, with respect to any Person, any bond, debenture, note or any other evidence of indebtedness, indenture, mortgage, deed of trust, lease, contract, agreement, license or instrument to which such Person or any of the Subsidiaries is a party or by which any of their respective properties or assets is bound.

     "Applicable Employment Law" means any Applicable Law governing or respecting employment or the termination thereof, employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, or discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     "Applicable Law" means any law, statute, ordinance, judgment, injunction, decree, writ, regulation, interpretation, rule or order of any court or Governmental Authority, and any other governmental restrictions or requirements, including (without limitation) pursuant to any permit or license in effect on or prior to the Closing Date.

     "Benefit Plan" means, with respect to any Person, an employee benefit plan (as defined in Section 3(3) of ERISA) whether or not covered by ERISA, bonus or other incentive plan, deferred compensation, severance arrangement, executive compensation or any material fringe benefit plan or program maintained or contributed to by such Person or any of its Subsidiaries or with respect to which such Person or any of its Subsidiaries has an obligation, actual or potential.

     "Charter Documents" means, with respect to any Person, the articles or certificate of incorporation and by-laws, partnership agreement or other organizational documents of such Person.

     "CKE" has the meaning set forth in the Preamble.

     "CKE Common Stock" means the Common Stock, par value $.01 per share, of CKE.

     "CKE Disclosure Schedule" means a schedule delivered by CKE to Summit as of the date hereof (and which may be amended or modified on or prior to the Closing
Date) which sets forth exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by
Article 4 hereof and other provisions of this Agreement.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" has the meaning set forth in Recital B.

     "DGCL" has the meaning set forth in Section 1.1.

     "Effective Time" has the meaning set forth in Section 1.2.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Summit or any of the Subsidiaries, or (b) any noncompliance with any Environmental Law.

     "Environmental Law" means any and all Applicable Laws relating to pollution or the protection of human health or the environment or to emissions, discharges, releases or threatened releases of any Materials of Environmental Concern into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of any Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" has the meaning set forth in Section 3.6.

     "Fill-Up Election" has the meaning set forth in Section 9.1(d)(iv).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement.

     "Governmental Authority" means any Federal, state, local or foreign court or governmental, administrative or regulatory authority or agency.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" has the meaning set forth in Section 3.12.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell).

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, business or business prospects of such Person,
(ii) the ability of such Person or any of its Affiliates to perform its obligations hereunder or (iii) the validity or enforceability of this Agreement.

     "Merger" shall have the meaning set forth in Recital A.

     "Merger Consideration" has the meaning set forth in Section 2.1.

     "Materials of Environmental Concern" means pesticides, chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances.

     "Multiemployer Plan" means, with respect to any Person, on any date, a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made at any time during the six-year period ending on or prior to such date, by such Person and that is covered by Title IV of ERISA.

     "NLRB" means the National Labor Relations Board.

     "PBGC" has the meaning set forth in Section 3.12.

     "Permitted Liens" means (i) Liens securing indebtedness under the Summit's credit facility with Zions National Bank; (ii) Liens in favor of Summit or any Subsidiary; (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (iv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (v) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, (vi) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable, (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (viii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Summit or any of its Subsidiaries, (ix) Purchase Money Liens (including extensions and renewals thereof); (x) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; and (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

     "Person" means any individual, partnership, corporation, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     "Proceeding" means an action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

     "Proxy Statement" has the meaning set forth in Section 3.7.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure incurred incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property.

     "Registration Statement" has the meaning set forth in Section 3.7.

     "SAS" has the meaning set forth in Section 5.8.

     "SEC" has the meaning set forth in Section 3.6.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiaries" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of directors.

     "Summit" has the meaning set forth in the Preamble.

     "Summit Common Stock" means the Common Stock, par value $.10 per share, of Summit.

     "Summit Disclosure Schedule" means a schedule delivered by Summit to CKE as of the date hereof (and which may be amended or modified on or prior to the Closing Date) which sets forth exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by
Article 3 hereof and other provisions of this Agreement.

     "Summit Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of Summit.

     "Summit Stock Option" has the meaning set forth in Section 5.13.

     "Summit Stock Option Plans" means the 1987 Nonqualified Stock Option Plan, the 1987 Incentive Stock Option Plan, the 1984 Incentive Stock Option Plan, as amended on February 13, 1987, and the 1992 Stock Option Plan, as amended on April 8, 1994 and November 18, 1994, in each case of Summit.

     "Tax or Taxes" means any federal, state, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, transfer, stamp, occupation, alternative or add-on minimum, estimated or other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

     "Tax Returns" means any United States Federal, state, local and foreign returns, declarations, elections, statements, reports, schedules and information returns pertaining to any Tax or the refiling or amendment of any such Tax Returns previously filed.

     "ULP" means an unfair labor practice as defined in the National Labor Relations Act.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Summit and CKE contained herein shall not survive the Closing Date.

     11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Summit without the prior written consent of CKE, or by CKE without the prior written consent of Summit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     11.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission (with confirmation given) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

        If to Summit:  Charlotte L. Miller
                     Senior Vice President &
                       General Counsel
                     Summit Family Restaurants Inc.
                     440 Lawndale Drive
                     Salt Lake City, Utah 84115-2917
                     (801) 463-5500 Phone
                       (801) 463-5585 Facsimile

        If to CKE:        Richard C. Celio
                     Senior Vice President &
                       General Counsel
                     CKE Restaurants, Inc.
                     1200 North Harbor Boulevard
                     Anaheim, California 92801
                          (714) 774-5796 Phone

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.8 HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.9 EXPENSES. Summit and CKE will each be liable for its own, costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

     11.10 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and that the parties shall be entitled to specific performance of the terms hereof, in addition to actions for damages and any other remedy at law or equity.

     11.11 ATTORNEYS FEES. The parties hereby agree that if any party hereto pursues a Proceeding to enforce the terms of this Agreement, the prevailing party in any such Proceeding shall be entitled to recover its attorneys fees and other costs and expenses incurred in such Proceeding from the other party.

     11.12 PUBLICITY. Neither party shall issue or make or permit any Affiliate or advisor to issue or make any press release or other public statement regarding the transactions contemplated hereby, without the prior approval of the other party, except as required by law in the opinion of counsel to each party. The parties shall issue a mutually acceptable press release as soon as possible after execution of this Agreement and as soon as practicable after the Closing Date.

     11.13 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, lenders, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction. Neither Summit nor CKE shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby. Summit, at a time and in a manner which it reasonably determines and after prior notice to and consultation with CKE, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  JOSEPH N. STEIN

    --------------------------------------------------------
    Name: Joseph N. Stein
    Title: Senior Vice President,
    Chief Financial Officer

By: /s/  RICHARD C. CELIO

    --------------------------------------------------------
    Name: Richard C. Celio
    Title: Senior Vice President,
    General Counsel

                                                                      APPENDIX B

                                  [LETTERHEAD]

March 26, 1996

The Board of Directors
Summit Family Restaurants Inc.
440 Lawndale Drive
Salt Lake City, UT 84115

Members of the Board:

     In connection with the proposed merger transaction ("Merger") whereby a subsidiary of CKE Restaurants, Inc. ("CKE") will be merged with and into Summit Family Restaurants Inc. ("Summit") pursuant to an Agreement and Plan of Merger and Reorganization, as amended ("the Agreement") by and among Summit and CKE, you have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $.10 per share, of Summit ("Summit Stockholders") of the consideration to be received by the Summit Stockholders in the Merger. Pursuant to the Agreement, the aggregate consideration to be received by the Summit Stockholders will consist of $2.63 per share in cash and shares of common stock, par value $.01 per share, of CKE ("CKE Common Stock"). The number of shares of CKE Common Stock to be received by Summit Stockholders shall be determined by dividing $2.64 by $16.00 if the Average CKE Price (as defined) is equal to or greater than $15.00 and less than $17.00 per share. The number of shares of CKE Common Stock will be adjusted if the Average CKE Price is greater than $17.00 per share and may be adjusted if the Average CKE Price is less than $15.00 per share as described in the Agreement. As used herein, "Average CKE Price" means the average of the per share closing sales price of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the closing date.

     Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. We have acted as a financial advisor to the Special Committee of the Summit Board of Directors ("Special Committee") in connection with the Merger. On behalf of the Special Committee, we contacted potential purchasers of Summit and assisted in the solicitation of proposals from and negotiations with interested prospective purchasers. For our services in connection with the Merger, including rendering this opinion, Summit will pay us a fee and indemnify us against certain liabilities. Our fee is contingent upon the consummation of the Merger. We have, in the past, provided financial advisory services to Summit, including advising Summit as to alternative means to enhance shareholder value, and have received fees for rendering these services.

     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

           1. Reviewed the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995, and amended as of January 24, 1996 and April 2, 1996 between Summit and CKE.

           2. Reviewed the annual reports, Form 10-K's and audited financial statements for Summit for the four years ended September 28, 1992, September 27, 1993, September 26, 1994 and September 25, 1995.

           3. Reviewed the Form 10-Q for Summit for the quarter ended December 18, 1995 and a discussion draft of Form 10-Q for Summit for the quarter ended March 11, 1996.

           4. Reviewed five-year financial forecasts for Summit furnished by Summit management.

           5. Reviewed the annual report, Form 10-K's and audited financial statements for CKE for the three years ended January 31, 1995.

           6. Reviewed the Form 10-Q's for CKE for the quarters ended May 22, 1995 and August 14, 1995 and November 6, 1995.

           7. Conducted discussions with members of senior management of Summit, including the President, the Chief Financial Officer, the Controller and the General Counsel. In addition, we held discussions with the Board of Directors and discussions with members of the Special Committee. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger and the financial condition, operating performance, and the balance sheet characteristics of Summit.

           8. Conducted discussions with the Executive Vice President and Chief Financial Officer of CKE. Topics discussed included, but were not limited to, the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects of CKE's business independently and the financial and operating prospects for the combined company after consummation of the proposed Merger.

           9. Reviewed the historical prices and trading activity for CKE's common stock and Summit's common stock.

          10. Performed discounted cash flow analysis on five-year financial forecasts for Summit furnished by Summit's management.

          11. Analyzed the premiums paid in recent acquisitions of public company stock.

          12. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

          13. Compared certain financial and securities data of Summit with certain financial and securities data of companies deemed similar to Summit or representative of the business sector in which the company operates.

          14. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Summit or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of Summit management that the information provided has been prepared on a reasonable basis and, with respect to projections, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not conducted any physical inspections of the properties and facilities of Summit and have not performed any appraisals or valuations of specific assets of Summit or CKE and express no opinion regarding the liquidation value of Summit. Our opinion is based upon conditions as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of Summit Common Stock or CKE Common Stock have traded or at which such shares may trade at any future time.


     This opinion is for the benefit of the Board of Directors of Summit and shall not be published or otherwise used, nor shall any public references to us be made without our written consent. However, notwithstanding the foregoing, we consent to inclusion of the opinion in the proxy statement/prospectus to be issued in connection with the Special Meeting of Summit Stockholders. This opinion is not intended to be and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the Summit Stockholders pursuant to the Agreement is fair, from a financial point of view, to such Summit Stockholders as of the date hereof.

Sincerely,

/s/  PIPER JAFFRAY INC.

Piper Jaffray Inc.

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least

1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY CARD

                         SUMMIT FAMILY RESTAURANTS INC.


          Special Meeting of Stockholders -- To Be Held June   , 1996


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Special Meeting") of Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and the Proxy Statement/Prospectus delivered to the undersigned in connection therewith, and (b) appoints Clark D. Jones, David E. Pertl and Charlotte L. Miller, and each of them, individually, as the attorney, agent and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to vote, as designated below, upon and act with respect to all of the shares of Common Stock, par value $0.10 per share ("Common Stock"), of Summit standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournment or postponement thereof.

1. TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF NOVEMBER 30, 1995, AND AMENDED AS OF JANUARY 24, 1996 AND APRIL 2, 1996, BY AND BETWEEN SUMMIT AND CKE RESTAURANTS, INC. AND THE MERGER CONTEMPLATED THEREIN, AS DESCRIBED IN THE ACCOMPANYING PROXY
   STATEMENT/PROSPECTUS.

             / / FOR             / / AGAINST             / / ABSTAIN

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE
                        MERGER AGREEMENT AND THE MERGER

2. IN THEIR DISCRETION, UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

      IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                                Date                      , 1996
                                                    ----------------------


                                                --------------------------------
                                                   (Signature of stockholder)

                                                Please sign your name exactly as
                                                it appears hereon and mail this
                                                proxy in the enclosed envelope.
                                                Where there is more than one
                                                owner, each should sign. When
                                                signing as an executor,
                                                administrator, guardian or
                                                trustee, please add your title
                                                as such. If executed by a
                                                corporation, the proxy should be
                                                signed by a duly authorized
                                                officer.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED
TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE

PROXY CARD                 ATTENTION ESOP TRUSTEE(S)


                         SUMMIT FAMILY RESTAURANTS INC.


          Special Meeting of Stockholders -- To Be Held June   , 1996


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Special Meeting") of Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and the Proxy Statement/Prospectus delivered to the undersigned in connection therewith, and (b) appoints Clark D. Jones, David E. Pertl and Charlotte L. Miller, and each of them, individually, as the attorney, agent and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to vote, as designated below, upon and act with respect to all of the shares of Common Stock, par value $0.10 per share ("Common Stock"), of Summit standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournment or postponement thereof.

1. TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF NOVEMBER 30, 1995, AND AMENDED AS OF JANUARY 24, 1996 AND APRIL 2, 1996, BY AND BETWEEN SUMMIT AND CKE RESTAURANTS, INC. AND THE MERGER CONTEMPLATED THEREIN, AS DESCRIBED IN THE ACCOMPANYING PROXY
   STATEMENT/PROSPECTUS.

             / / FOR             / / AGAINST             / / ABSTAIN

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE
                        MERGER AGREEMENT AND THE MERGER

2. IN THEIR DISCRETION, UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

      IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                                Date , 1996

                                                --------------------------------
                                                   (Signature of stockholder)

                                                Please sign your name exactly as
                                                it appears hereon and mail this
                                                proxy in the enclosed envelope.
                                                Where there is more than one
                                                owner, each should sign. When
                                                signing as an executor,
                                                administrator, guardian or
                                                trustee, please add your title
                                                as such. If executed by a
                                                corporation, the proxy should be
                                                signed by a duly authorized
                                                officer.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED
TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE